UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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General Dynamics Corporation

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March 23, 2017

Dear Fellow Shareholder:

We are pleased to present you with the 2017 General Dynamics Proxy Statement. We remain steadfast in our commitment to sound corporate governance practices and maintaining a strong link between executive pay and company performance in our executive compensation program. The details of our governance and executive compensation programs are presented throughout this Proxy Statement and referenced documents.

Shareholder engagement remains a key focus for our company to ensure we are aware of your top priorities. Over the past year, we have spoken with shareholders about a number of critical topics, including company strategy, changes to our executive compensation program and our corporate governance practices. Overall, we continue to be encouraged that our shareholders view favorably our executive compensation and corporate governance programs.

Our Board continues to reflect a diverse and extremely well-qualified group of business leaders, aerospace and defense industry experts, and strategic advisors. The addition of Peter Wall, who joined our Board in August 2016, further strengthens the Board’s expertise in global security issues and understanding of key customer concerns. Catherine Reynolds, who is nominated for election to the Board at the Annual Meeting, will bring to the Board additional financial and business expertise as well as public company governance experience. Through these additions we will continue to ensure that the tenure of our directors remains balanced.

2016 was a year of continuing improvement and accomplishment across our company. Our performance was strong with growth in many financial metrics, including earnings, margin, return on sales, return on invested capital and earnings per share, as compared with 2015, which was also an outstanding year for operating performance. With total backlog of nearly $60 billion, our company remains well-positioned for sales and earnings growth in the coming years as we execute on our order book.

On behalf of the Board of Directors, I invite you to attend the 2017 Annual Meeting of Shareholders and, even if you are not able to attend, encourage you to vote by proxy. The accompanying Proxy Statement contains information about the matters on which you are asked to vote. I urge you to read the materials carefully and vote in accordance with the Board of Directors’ recommendations. Your vote is very important.

Sincerely,

Phebe N. Novakovic

Chairman and Chief Executive Officer

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 3, 2017

The Proxy Statement and 2016 Annual Report are Available at

www.generaldynamics.com/2017proxy

You are invited to our Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation, on Wednesday, May 3, 2017, at 9 a.m. local time at the General Dynamics Corporation headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. Proposals to be considered at the Annual Meeting include:

•	the election of 11 directors from the nominees named in the Proxy Statement (proposal 1);

•	an advisory vote on the selection of KPMG LLP, an independent registered public accounting firm, as the company’s independent auditors for 2017 (proposal 2);

•	an advisory vote to approve executive compensation (proposal 3);

•	an advisory vote on the frequency of future advisory votes on executive compensation (proposal 4);

•	the approval of the General Dynamics Corporation Amended and Restated 2012 Equity Compensation Plan (proposal 5); and

•	the transaction of all other business that properly comes before the meeting or any adjournment or postponement of the meeting.

The Board of Directors unanimously recommends that you vote FOR proposals 1, 2, 3 and 5.

The Board of Directors unanimously recommends for proposal 4 that you vote to hold future executive compensation advisory votes EVERY YEAR.

Shareholders may raise other matters as described in the accompanying Proxy Statement.

The Board of Directors set the close of business on March 6, 2017, as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting. It is important that your shares be represented and voted at the meeting. Please complete, sign and return a proxy card, or use the telephone or Internet voting systems.

A copy of the 2016 Annual Report accompanies this Notice and Proxy Statement and is available on the website listed above.

By Order of the Board of Directors,

Gregory S. Gallopoulos

Secretary

Falls Church, Virginia

March 23, 2017

General Dynamics 2017 Proxy Statement

General Dynamics 2017 Proxy Statement

PROXY STATEMENT

The Board of Directors of General Dynamics Corporation is soliciting your proxy for the Annual Meeting of Shareholders to be held on May 3, 2017, at 9 a.m. local time, or at any adjournment or postponement of the meeting. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card are being distributed on or about March 23, 2017, to holders of General Dynamics common stock, par value $1.00 per share (Common Stock).

Proxy Summary

This summary highlights selected information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting. You should read the full Proxy Statement before casting your vote.

VOTING MATTERS AND BOARD RECOMMENDATIONS

At this year’s Annual Meeting, we are asking our shareholders to vote on the following matters:

PROPOSAL	BOARD RECOMMENDATION	ADDITIONAL INFORMATION
Proposal 1: Election of Directors	FOR each nominee	See pages 5 through 12 for more information on the nominees
Proposal 2: Advisory Vote on the Selection of Independent Auditors	FOR	See page 23 for details
Proposal 3: Advisory Vote to Approve Executive Compensation	FOR	See page 25 for details
Proposal 4: Advisory Vote on the Frequency of Future Executive Compensation Advisory Votes	EVERY YEAR	See page 25 for details
Proposal 5: Approval of the General Dynamics Corporation Amended and Restated 2012 Equity Compensation Plan	FOR	See pages 63 through 70 for details

ANNUAL MEETING INFORMATION
Date	Wednesday, May 3, 2017
Time	9 a.m. local time
Location	2941 Fairview Park Drive, Falls Church, Virginia
How to Vote
• By Internet	Access www.ProxyVote.com.
• By Telephone	Call 1-800-690-6903 if you are a registered holder. If you are a beneficial holder, call the phone number listed on your voter instruction form.
• By Mail	Sign and date each proxy card received and return each card using the prepaid postage envelope.
• In Person	Attend the Annual Meeting and vote by ballot.

Additional information about the Annual Meeting and voting can be found beginning on page 71.

General Dynamics 2017 Proxy Statement     1

Proxy Summary

2017 BOARD OF DIRECTORS NOMINEES

DIRECTOR NOMINEES
Nominee	Director Since	Independent	Primary Occupation
Nicholas D. Chabraja	1994		Former Chairman and CEO, General Dynamics
James S. Crown*	1987	Yes	President of Henry Crown and Company
Rudy F. deLeon	2014	Yes	Senior Fellow, Center for American Progress
John M. Keane	2004	Yes	Retired General, U.S. Army
Lester L. Lyles	2003	Yes	Retired General, U.S. Air Force
Mark M. Malcolm	2015	Yes	Former President and CEO, Tower International
Phebe N. Novakovic	2012		Chairman and CEO, General Dynamics
William A. Osborn	2009	Yes	Former Chairman and CEO, Northern Trust Corporation
Catherine B. Reynolds	—	Yes	Chairman and CEO, EduCap
Laura J. Schumacher	2014	Yes	EVP, External Affairs and General Counsel, AbbVie
Peter A. Wall	2016	Yes	Retired General, British Army
*	Lead Director

Balanced Director Tenure (Current Directors)	Strong Director Engagement (2016 Attendance)

A COMMITMENT TO SOUND CORPORATE GOVERNANCE

Our Board of Directors believes that a commitment to good corporate governance enhances shareholder value. Sound corporate governance starts with a strong value system, and the value system starts in the boardroom. The General Dynamics ethos – our distinguishing moral nature – is rooted in five overarching values.

THE GENERAL DYNAMICS ETHOS
Honesty	We tell the truth to ourselves and to others. Honesty breeds transparency.
Trust	We trust each other to do the right thing.
Humanity	We are compassionate and empathetic. We respect the dignity, rights and autonomy of others.
Alignment	We are united in our commitment to our values.
Value Creation	We create value by doing the right thing for our shareholders, our customers, our employees and our communities.

2     General Dynamics 2017 Proxy Statement

Proxy Summary

Highlights of our governance practices include:

	Governance Practice	For more information

Stock Ownership

•   Market-leading stock ownership requirements for our executive officers require them to hold shares of our Common Stock worth eight to 15 times base salary. Director stock ownership guidelines provide that our directors should hold shares of our Common Stock having a value of at least 8 times the annual retainer.

P. 47
	• We prohibit hedging and pledging of our Common Stock by directors and executive officers.	P. 47

Board Structure and Governance

•   9 of our 11 director nominees are independent. All of our standing Board committees are chaired by independent directors. Our Audit, Compensation and Nominating and Corporate Governance Committees are 100 percent independent.

P. 15
	• An independent Lead Director with a robust set of responsibilities is elected annually by the Board and provides additional independent oversight of senior management and board matters.	P. 14
	• Our directors are elected annually based on a majority voting standard for uncontested elections. We have a resignation policy if a director fails to receive a majority of votes cast.	P. 73
	• Our directors attended on average more than 97 percent of board and committee meetings in 2016 with no director attending less than 86 percent.	P. 16
	• Our non-management directors meet in executive session, without management present, following each regularly scheduled meeting, presided by the Lead Director.	P. 16
	• Our directors are restricted in the number of other boards on which they may serve to prevent overboarding.	Corporate Governance Guidelines*
	• Our related person transactions policy ensures appropriate Board review of related person transactions.	P. 20
	• Annual Board and committee self-assessments monitor the performance and effectiveness of the Board and its committees.	P. 19
	• Diligent Board oversight of risk is a cornerstone of the company’s risk management program.	P. 18

Corporate Responsibility	• Our ethics program includes strong Codes of Ethics for all employees globally, with specific codes for our financial professionals and directors.	Standards of Business Ethics and Conduct** Codes of Ethics**
	• A Corporate Sustainability Report discusses our ethos, our commitment to our stakeholders and communities and our commitment to diversity and inclusion.	Corporate Sustainability Report**
	• Disclosure of our corporate political contributions and our trade association dues describes the process and oversight we employ in each area.	www.gd.com/AdditionalDisclosure
	• We have a strong corporate commitment to respect the dignity, human rights and autonomy of others.	Corporate Sustainability Report**
Shareholder Rights

•   Our shareholders have the ability to nominate director candidates and have those nominees included in our proxy statement, subject to meeting the requirements in our Bylaws, a shareholder right known as proxy access.

Bylaws*
	• We do not have a shareholder rights plan, or poison pill; any future rights plan must be submitted to shareholders.	Corporate Governance Guidelines*
	• Our shareholders have the right to request a special meeting of shareholders.	Bylaws*
*	Our Corporate Governance Guidelines and Bylaws are available on our website at www.gd.com/CorporateGovernance.
**	Our Standards of Business Ethics and Conduct, Codes of Ethics and Corporate Sustainability Report are available on our website at www.gd.com/Responsibility.

General Dynamics 2017 Proxy Statement     3

Proxy Summary

SHAREHOLDER ENGAGEMENT

Our Board is Committed to Robust Shareholder Engagement.  Our shareholder engagement program allows us to discuss corporate governance and executive compensation matters with shareholders, as well as other items of interest to our shareholders. As part of our ongoing program, in 2016 we reached out to holders representing over 65 percent of our outstanding common stock. In addition, in 2015 the Board formed an ad hoc group of directors, anchored by the chairman and the independent Lead Director, to liaise with significant shareholders. Our Board remains committed to soliciting and understanding shareholder views and responding as appropriate.

PERFORMANCE AND EXECUTIVE COMPENSATION HIGHLIGHTS

Creating Sustainable Long-Term Shareholder Value.  In 2016, we continued our long-term focus on operational excellence, resulting in positive operating leverage, strong earnings and record-setting margin. We deployed capital prudently through continued investment in the future growth areas of our company and by returning 1.6 times our free cash flow from operations to shareholders in the form of dividends and share repurchases. In addition to our strong operating performance, we added new contracts to backlog, creating the opportunity for strong execution well into the future.

2016 Financial Highlights
Earnings from Continuing Operations	$3.1 billion	Highest in company history
Operating Margin	13.7%	Highest in company history
Free Cash Flow from Operations*	$1.8 billion	Exceeded company expectations
Return on Invested Capital*	18.1%	70 basis points higher than 2015
Quarterly Dividends	$0.76 per share	19th consecutive year with a dividend increase
Order Backlog	$59.8 billion	Robust backlog provides stability well into the future
*	See Appendix B for a discussion of these non-GAAP measures and reconciliation to their most directly comparable GAAP measures.

A Consistent Focus on Aligning Compensation with Performance.  Our compensation philosophy at General Dynamics is to align executive compensation with company, business group and individual performance, and to provide the incentives necessary to attract, motivate and retain the executives that help drive the company’s success. We have received positive shareholder feedback about our executive compensation program, and received a greater than 90% vote in favor of our executive compensation program at last year’s annual meeting. Our program’s pay-for-performance philosophy has generated strong results for the company.

Commitment to Continuous Assessment of our Compensation Program.  As a result of our ongoing conversation with shareholders, we made several changes to our compensation program in 2016 and early 2017. These changes are designed to better align with market best practices and provide for increased transparency and alignment between senior management and shareholders. In 2016, we eliminated all legacy excise tax gross-ups and established a target bonus program for our named executive officers which provides for a cap on bonuses paid to named executive officers. In early 2017, we established market-based long-term incentive (LTI) guidelines for our named executive officers.

4     General Dynamics 2017 Proxy Statement

ELECTION OF THE BOARD OF DIRECTORS OF THE COMPANY

(PROPOSAL 1)

Director Nominations.  General Dynamics’ directors are elected at each annual meeting of shareholders and hold office for one-year terms or until successors are elected and qualified. The Nominating and Corporate Governance Committee considers director nominees from various sources and chooses nominees with the primary goal of ensuring the Board collectively serves the interests of shareholders.

Diversity and Inclusion.  In order to sustain a global business, we must bring together a group of people with a vision for the future and diversity of thought. We must have leadership, at both the executive and Board levels, to develop and execute our business objectives better than our competition. At the heart of our company are diverse executives, managers and employees worldwide who rely on their intimate knowledge of customer requirements and a unique blend of skill and innovation to develop and deliver the best possible products and services.

The nominees for election to the Board come from a variety of backgrounds and bring a diverse set of skills and experiences to the boardroom. This ensures that our directors bring a broad perspective to the company on a range of important issues.

General Dynamics 2017 Proxy Statement     5

Election of Directors

Director Skills and Experience.  In assessing director candidates, the Nominating and Corporate Governance Committee considers the background and professional experience of the candidates in the context of the current Board composition to ensure a diverse range of backgrounds, talent, skill and expertise, including gender and racial diversity. Relevant criteria considered by the committee include: business and financial expertise, technical expertise and familiarity with issues affecting aerospace and defense businesses. The committee also carefully considers any potential conflicts of interest. All nominees must possess good judgment, an inquiring and independent mind, and a reputation for the highest personal and professional ethics, integrity and values. Nominees must be willing to devote sufficient time and effort to carrying out their duties and responsibilities through attendance and engagement with the company, as well as a commitment to serving on the Board for an extended period of time.

For the nomination of director candidates for re-election, the committee considers the factors described above and each director’s attendance record at, and participation in, Board and committee meetings and participation in, and contributions to, Board and committee activities.

In considering Board nominees, the Nominating and Corporate Governance Committee considers each individual’s background and personal and professional experiences in addition to the general qualifications. Nominees are evaluated in the context of the Board as a whole, with a focus on achieving an appropriate mix of skills needed to lead the company at the Board level. The committee regularly assesses and communicates with the Board about the current and future skills and backgrounds that would ensure the Board maintains an appropriate mix. Such skills include those highlighted in the following table. Each nominee possesses additional skills and experience that are not highlighted among those listed below.

DIRECTOR NOMINEES SKILLS, KNOWLEDGE AND EXPERIENCE MATRIX
	Aerospace and Defense Industry	Corporate Governance and Public Company Board	Finance or Accounting	Government Relations and Regulatory	Global Business and Strategy	Operations and Manufacturing
Nicholas D. Chabraja	✓	✓	✓	✓	✓	✓
James S. Crown		✓	✓		✓
Rudy F. deLeon	✓	✓		✓	✓
John M. Keane	✓	✓		✓	✓
Lester L. Lyles	✓	✓	✓	✓		✓
Mark M. Malcolm		✓	✓		✓	✓
Phebe N. Novakovic	✓	✓	✓	✓	✓	✓
William A. Osborn		✓	✓	✓	✓
Catherine B. Reynolds		✓	✓	✓
Laura J. Schumacher		✓	✓	✓	✓
Peter A. Wall	✓			✓	✓
Why is this important for General Dynamics?	Supports oversight of the company’s business performance and strategic development in our core industry	Ensures the background and knowledge necessary to provide effective oversight and governance	Enables in-depth analysis of our financial statements and understanding of our capital structure, financial transactions and financial reporting processes	Critical for an understanding of the complex regulatory and governmental environment involving our business	Important for oversight of a complex organization with operations worldwide	Necessary in overseeing a complex, global manufacturing company

6     General Dynamics 2017 Proxy Statement

Election of Directors

2017 Director Nominees. The following 11 nominees are standing for election to the Board of Directors at the Annual Meeting. If any nominee withdraws or for any reason is unable to serve as a director, your proxy will be voted for any remaining nominees (except as otherwise indicated in your proxy) and any replacement nominee designated by the Nominating and Corporate Governance Committee of the Board of Directors.

NICHOLAS D. CHABRAJA

•    Chairman of General Dynamics, 1997 to 2010; Chief Executive Officer, 1997 to 2009; Vice Chairman, 1996 to 1997; Executive Vice President, 1994 to 1996

•    Mr. Chabraja currently serves as non-executive chairman of Tower International, Inc. He served as a director of Northern Trust Corporation within the past five years.

Key Attributes/Skills/Expertise: Mr. Chabraja’s 15 years of service as a senior executive officer and 12-year tenure as chairman and chief executive officer of our company make him an experienced and trusted advisor. He has in-depth knowledge of all aspects of General Dynamics and a deep understanding and appreciation of our customers, business operations and approach to risk management. His service at General Dynamics combined with his service on other public company boards provides him with a valuable perspective on finance, governance and management matters that face large public companies.

COMMITTEES: Finance and Benefit Plans DIRECTOR SINCE MARCH 1994 AGE: 74

JAMES S. CROWN

•    Lead Director since May 2010

•    President of Henry Crown and Company since 2002; Vice President of Henry Crown and Company, 1985 to 2002

•    Mr. Crown currently serves as a director of J.P. Morgan Chase & Co. He served as a director of Sara Lee Corporation within the past five years.

Key Attributes/Skills/Expertise: As the longest-serving member of our Board and a significant shareholder, Mr. Crown has an abundance of knowledge regarding General Dynamics and our history. As president of Henry Crown and Company, a private investment firm with diversified interests, Mr. Crown has broad experience in business management and capital deployment strategies. His many years of service as a director of our company and two other large public companies provide him with a deep understanding of the roles and responsibilities of a board of a public company.

LEAD DIRECTOR COMMITTEES: Audit Compensation Nominating and Corporate Governance DIRECTOR SINCE MAY 1987 AGE: 63

General Dynamics 2017 Proxy Statement     7

Election of Directors

RUDY F. DELEON

•    Senior Fellow with the Center for American Progress since 2007

•    Senior Vice President of The Boeing Company, 2001 to 2006

•    Deputy Secretary of Defense, 2000 to 2001; Undersecretary of Defense for Personnel and Readiness, 1997 to 2000

•    Undersecretary of the U.S. Air Force, 1994 to 1997

Key Attributes/Skills/Expertise: Mr. deLeon’s experience as the second-highest ranking civilian official in the U.S. Department of Defense and as a foreign policy and military advisor give him a keen understanding of the complexities of the U.S. military and the defense industry. His experience in government, combined with his leadership at The Boeing Company as a senior vice president leading all U.S. federal, state and local government liaison operations, provide him with a deep understanding of the aerospace and defense industry, enabling him to serve General Dynamics with valuable perspectives on the business.

COMMITTEES: Compensation Finance and Benefit Plans DIRECTOR SINCE SEPTEMBER 2014 AGE: 64

JOHN M. KEANE

•    Retired General, U.S. Army; Vice Chief of Staff of the Army, 1999 to 2003

•    Chairman of the Institute for the Study of War since 2007

•    President of GSI, LLC (consulting) since 2004

•    Senior Partner of SCP Partners (private equity), 2009 to 2012

•    Managing Director of Keane Advisors, LLC (private equity), 2005 to 2009

•    Mr. Keane served as a director of MetLife, Inc. within the past five years.

Key Attributes/Skills/Expertise: Prior to retiring from the U.S. Army at the rank of General, Mr. Keane served as Vice Chief of Staff of the Army. As a senior officer, Mr. Keane managed significant operating budgets and addressed complex operational and strategic issues. Mr. Keane’s astute appreciation for the complexities of the U.S. military and the defense industry, combined with his demonstrated leadership and strategic skills, make him a valuable advisor to our aerospace and defense businesses. Mr. Keane has gained a strong understanding of public company governance and operations through his service on three public company boards.

COMMITTEES: Finance and Benefit Plans Nominating and Corporate Governance DIRECTOR SINCE FEBRUARY 2004 AGE: 74

8     General Dynamics 2017 Proxy Statement

Election of Directors

LESTER L. LYLES

•     Retired General, U.S. Air Force; Commander, Air Force Materiel Command, 2000 to 2003; Vice Chief of Staff of the Air Force, 1999 to 2000

•      Chairman of the Board of United States Automobile Association since November 2012 and Vice Chairman, 2008 to 2012

•      Mr. Lyles currently serves as a director of KBR, Inc. He served as a director of Precision Castparts Corp., a former public company, within the past five years.

Key Attributes/Skills/Expertise: Prior to retiring from the U.S. Air Force at the rank of General, Mr. Lyles served as Commander of the Air Force Materiel Command and Vice Chief of Staff of the U.S. Air Force. In these positions, Mr. Lyles managed significant operating budgets and addressed complex operational issues. The broad knowledge of the U.S. military and the defense industry he attained through these experiences, combined with his engineering and aerospace educational background, enable Mr. Lyles to provide critical strategic and business advice to our aerospace and defense businesses. In addition, Mr. Lyles has gained a thorough understanding of challenges that face public companies through his service on public company boards.

COMMITTEES: Audit Nominating and Corporate Governance DIRECTOR SINCE DECEMBER 2003 AGE: 70

MARK M. MALCOLM

•      President and Chief Executive Officer of Tower International, Inc., 2007 to 2016

•     Senior Advisor, Cerberus Capital Management, 2006 to 2007

•      Executive Vice President and Controller of Ford Motor Credit, 2004 to 2005; Director of Finance and Strategy, Global Purchasing, of Ford Motor Company, 2002 to 2004

•      Mr. Malcolm currently serves as a director of Tower International, Inc.

Key Attributes/Skills/Expertise: Mr. Malcolm’s senior executive positions at Tower International and Ford provide him with critical knowledge of the management, financial and operational requirements of a large company. In these positions, Mr. Malcolm gained extensive experience in dealing with accounting principles and financial reporting, evaluating financial results and the financial reporting process of a public company. Mr. Malcolm brings to the Board a broad knowledge of the complex business issues facing a public company in areas such as risk management, global supply chain management and corporate governance. Based on his experience, the Board has determined that Mr. Malcolm is an Audit Committee Financial Expert.

COMMITTEES: Audit Finance and Benefit Plans DIRECTOR SINCE AUGUST 2015 AGE: 63

General Dynamics 2017 Proxy Statement     9

Election of Directors

PHEBE N. NOVAKOVIC

•    Chairman and Chief Executive Officer of General Dynamics since January 2013; President and Chief Operating Officer, May 2012 through December 2012; Executive Vice President, Marine Systems, May 2010 to May 2012; Senior Vice President, Planning and Development, July 2005 to May 2010; Vice President, Strategic Planning, October 2002 to July 2005

•    Ms. Novakovic currently serves as a director of Abbott Laboratories.

Key Attributes/Skills/Expertise: Ms. Novakovic’s service as a senior officer of General Dynamics since 2002 makes her a valuable and trusted advisor. Through her roles as chairman and chief executive officer, president and chief operating officer, and executive vice president, Marine Systems, she has developed a deep understanding of the company’s business operations, growth opportunities, risks and challenges. As senior vice president, planning and development, she gained a strong understanding of our core customers and the global marketplace in which we operate. Ms. Novakovic’s current service as a public company director provides her with a valuable perspective on corporate governance matters and the roles and responsibilities of a public company board.

COMMITTEES: None DIRECTOR SINCE MAY 2012 AGE: 59

WILLIAM A. OSBORN

•    Chairman of Northern Trust Corporation, 1995 to 2009; Chief Executive Officer of Northern Trust Corporation, 1995 through 2007 and President of Northern Trust Corporation and The Northern Trust Company , 2003 to 2006

•    Mr. Osborn currently serves as a director of Abbott Laboratories and Caterpillar, Inc.

Key Attributes/Skills/Expertise: Mr. Osborn’s prior service as a senior executive of Northern Trust Corporation, including as chairman and chief executive officer, and president, provides him with extensive knowledge of the complex financial, operational and governance issues of a large public company. He brings to our Board a well-developed awareness of financial strategy, asset management and risk management and a strong understanding of public company governance. The Board has determined that Mr. Osborn’s extensive experience with accounting principles, financial reporting and evaluation of financial results qualifies him as an Audit Committee Financial Expert.

COMMITTEES: Audit Compensation Finance and Benefit Plans DIRECTOR SINCE DECEMBER 2009 AGE: 69

10     General Dynamics 2017 Proxy Statement

Election of Directors

CATHERINE B. REYNOLDS

•     Chairman and Chief Executive Officer of EduCap, Inc. since 1988

•     Chairman and Chief Executive Officer of The Catherine B. Reynolds Foundation since 2000

•     Founder and Chairman of Servus Financial Corporation, 1993 to 2000

•     Ms. Reynolds currently serves as a director of Lindblad Expeditions Holdings, Inc.

Key Attributes/Skills/Expertise: Ms. Reynolds’ sound business experience and financial background, including her innovative development of the first asset-backed securitization structure for consumer education loans, enables her to provide valuable financial and business advice to the company. Ms. Reynolds is a certified public accountant and has served on the audit and compensation committees of a public company. Through her senior executive and board positions with EduCap and Servus Financial, she has developed critical knowledge of the financial and risk management challenges that companies face. Ms. Reynolds also has gained valuable insight into public company governance and operations through her prior and current service on public company boards.

Ms. Reynolds was identified as a director nominee by the chairman and chief executive officer.

COMMITTEES: N/A NEW DIRECTOR NOMINEE AGE: 59

LAURA J. SCHUMACHER

•    Executive Vice President, External Affairs and General Counsel of Abbvie Inc. since January 2013

•    Executive Vice President, General Counsel and Secretary of Abbott Laboratories, 2007 to 2012

Key Attributes/Skills/Expertise: Ms. Schumacher’s positions as chief legal officer of two large public companies provide her with extensive experience with respect to risk management and a deep knowledge of the types of legal and regulatory risks facing public companies. Her experience as a senior executive in the healthcare industry has provided her with a keen awareness of strategic considerations and challenges associated with a complex, highly-regulated industry. Additionally, through her key role in the strategic consideration and execution of the separation of Abbvie from Abbott Laboratories, Ms. Schumacher brings an important understanding of and insight into corporate governance matters and complex corporate transactions.

COMMITTEES: Compensation Nominating and Corporate Governance DIRECTOR SINCE FEBRUARY 2014 AGE: 53

General Dynamics 2017 Proxy Statement     11

Election of Directors

PETER A. WALL

•    Retired General, British Army; Chief of the General Staff, 2010 to 2014; Commander in Chief, Land Command, 2009 to 2010

•    Director of Operations, United Kingdom Ministry of Defence, 2007 to 2009

•    Director, Amicus (strategic leadership advisory firm) since 2014

Key Attributes/Skills/Expertise: Mr. Wall had a distinguished career in the British Army before retiring at the rank of General in 2014. He also served as Director of Operations for the United Kingdom Ministry of Defence. As Chief of the General Staff of the British Army, Mr. Wall managed significant operating budgets and led the British Army through significant transformation to ensure its relevance for the future. Mr. Wall’s service in the United Kingdom Ministry of Defence and British Army give him an in-depth understanding and appreciation of the complexities of the U.K. military and the defense industry. Mr. Wall brings to the Board important insight into the operational requirements of our customers, as well as a deep understanding of global security issues.

Nominated to the Board in August 2016, Mr. Wall was initially identified by a former non-management director and the chief executive officer together with the Nominating and Corporate Governance Committee and was recommended as a director nominee by the Nominating and Corporate Governance Committee.

COMMITTEES: Nominating and Corporate Governance DIRECTOR SINCE AUGUST 2016 AGE: 61

Director Retirement.  William Fricks will not stand for re-election at the Annual Meeting. General Dynamics and the Board appreciate his many years of dedicated service and valuable counsel as a member of the Board.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES LISTED ABOVE.

Director Retirement Policy. Under the company’s Bylaws, no director shall stand for election beyond the age of 75. Additionally, the Bylaws provide that under circumstances of significant benefit to the company, an individual over the age of 72 years may stand for election as director only with the approval of the Nominating and Corporate Governance Committee and a two-thirds vote of the directors then in office. In February 2017, the committee recommended and in March 2017 the Board unanimously requested that Messrs. Chabraja and Keane each be nominated to stand for re-election. The Board took this action in recognition of the continued valuable counsel and insight that each of these directors provides to the Board.

Nominees to the Board Submitted by Shareholders. The committee will consider director nominees recommended by shareholders in the same manner as it considers and evaluates potential directors identified by the company. Additionally, our bylaws permit a shareholder or a group of up to 20 shareholders who have owned 3 percent or more of our outstanding shares of capital stock continuously for 3 years to submit director nominees for inclusion in our proxy statement if the shareholder(s) and the nominee(s) satisfy the requirements specified in our bylaws (a process known as proxy access). The requirements for director nominations, including requirements for proxy access, can be found in Article II, Section 10 of our Amended and Restated Bylaws available on our website at www.gd.com/CorporateGovernance, or in print upon request.

12     General Dynamics 2017 Proxy Statement

GOVERNANCE OF THE COMPANY

OUR COMMITMENT TO STRONG CORPORATE GOVERNANCE

The General Dynamics Board of Directors believes that a commitment to good corporate governance enhances shareholder value. To that end, General Dynamics is committed to employing strong corporate governance practices to promote a culture of ethics and integrity that defines how we do business. At the core, we are in business to earn a fair return for our shareholders.

On the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted the General Dynamics Corporate Governance Guidelines to provide a framework for effective governance of the Board and the company. The guidelines establish policies and practices with respect to Board operations and responsibilities, including board structure and composition, director independence, executive and director compensation, succession planning and the receipt of concerns and complaints by the Board. The Board regularly reviews these guidelines and updates them periodically in response to changing regulatory requirements, feedback from shareholders on governance matters and evolving best practices in corporate governance.

The Board believes that its commitment to good governance is demonstrated by key corporate governance practices, including:

✓	a majority voting standard for the election of directors coupled with a director resignation policy;

✓	an independent Lead Director;

✓	a market-leading executive stock ownership policy;

✓	a policy prohibiting hedging and pledging by directors and officers;

✓	an executive compensation recoupment (clawback) policy;

✓	disclosure of corporate political contributions and trade association dues;

✓	shareholders’ right to call a special meeting; and

✓	shareholders’ ability to nominate director candidates and have those nominees included in the company’s proxy statement.

These and other practices are highlighted on page 3.

OUR CULTURE OF ETHICS

As part of our commitment to strong corporate governance practices, we maintain an active and robust ethics program. Our ethics program is rooted in our ethos – our distinguishing moral nature. Our ethos is defined by five values:

THE GENERAL DYNAMICS ETHOS
Honesty	We tell the truth to ourselves and to others. Honesty breeds transparency.
Trust	We trust each other to do the right thing.
Humanity	We are compassionate and empathetic. We respect the dignity, rights and autonomy of others.
Alignment	We are united in our commitment to our values.
Value Creation	We create value by doing the right thing for our shareholders, our customers, our employees and our communities.

As a community of people dedicated to our ethos, we stand against those who betray others, trod upon others’ rights or disrespect the rule of law. Each of us has an obligation to behave according to our values. In that way, we can ensure that we continue to be good stewards of the investments in us by our shareholders, customers, employees and communities, now and in the future.

We have a Standards of Business Ethics and Conduct Handbook that applies to all employees. This handbook, known as the Blue Book, has been updated and improved as we have grown and changed over the years. Our ethics program also includes periodic training on ethics and compliance topics for all employees and a 24-hour ethics helpline, which employees can access via telephone or online to communicate any business-related ethics concerns.

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Governance of the Company

We have adopted ethics codes specifically applicable to our Board of Directors and our financial professionals. The Code of Conduct for Members of the Board of Directors embodies our Board’s commitment to manage our business in accordance with the highest standards of ethical conduct. The Code of Ethics for Financial Professionals, which supplements the Blue Book, applies to our chief executive officer, chief financial officer, controller and persons performing similar financial functions.

Any amendments to or waivers from the Standards of Business Ethics and Conduct, Code of Ethics for Financial Professionals or Code of Conduct for Members of the Board of Directors on behalf of any of our executive officers, financial professionals or directors will be disclosed on our website. The current Standards of Business Ethics and Conduct are available on our website at www.gd.com/Responsibility.

BOARD LEADERSHIP STRUCTURE

Our Board comprises independent, accomplished and experienced directors who provide advice and oversight to further the interests of our company and our shareholders. Our Board believes that its organizational structure provides a framework for it to provide independent leadership and engagement while ensuring appropriate insight into the operations and strategic issues of the company.

Chairman – Strong and Effective Leadership. Our Board elects a Chairman from among the directors and determines whether to separate or combine the roles of Chairman and Chief Executive Officer based on what it believes best serves the needs of the company and its shareholders at any particular time. The Board believes that Ms. Novakovic’s deep understanding of the company’s business, day-to-day operations, growth opportunities, challenges and risk management practices gained through several leadership positions enable her to provide strong and effective leadership to the Board and to ensure the Board is informed of important issues facing the company. The Board also believes that having a combined role promotes a cohesive, strong and consistent vision and strategy for the company.

Independent Lead Director – Additional Independent Oversight. The Board has created the position of a Lead Director, elected annually by the Board from among the independent directors. Mr. Crown currently serves as Lead Director. The Board believes the Lead Director position provides additional independent oversight of senior management and board matters. The selection of a Lead Director facilitates communication among the directors or between any of them and the chairman. Directors frequently communicate among themselves and directly with the chairman. The Lead Director’s authority and responsibilities are as follows:

LEAD DIRECTOR AUTHORITY AND RESPONSIBILITIES
(1)	acts as chair at Board meetings when the chairman is not present, including meetings of the non-management directors;
(2)	has the authority to call meetings of the non-management directors;
(3)	coordinates activities of the non-management directors and serves as a liaison between the chairman and the non-management directors;
(4)	works with the chairman to develop and agree to meeting schedules and agendas, and agree to the nature of the information that will be provided to directors in advance of meetings;
(5)	is available for consultation and communication with significant shareholders, when appropriate; and
(6)	performs such other duties as the Board may determine from time to time.

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Governance of the Company

DIRECTOR INDEPENDENCE

Independence Standards. Our Board of Directors assesses the independence of our directors and examines the nature and extent of any relationships between General Dynamics and our directors, their families and their affiliates. Our Board has established an objective that at least two-thirds of the directors be independent directors. For a director to be considered independent, the Board must determine that a director does not have any direct or indirect material relationship with General Dynamics. Our Board has established director independence guidelines (the Director Independence Guidelines) as part of the Corporate Governance Guidelines to assist in determining director independence in accordance with the rules of the New York Stock Exchange.

AN INDEPENDENT DIRECTOR UNDER OUR DIRECTOR INDEPENDENCE GUIDELINES:
(1)	is not a current employee, nor has an immediate family member who is a current executive officer, of General Dynamics;
(2)	has not received, nor has an immediate family member who has received, during the immediately preceding fiscal year, more than $120,000 in direct compensation from General Dynamics, other than director and committee fees and pension or other forms of deferred compensation;
(3)	is not, nor has an immediate family member who is, currently employed as an executive officer of another company where any executive officer of General Dynamics currently serves on that company’s compensation committee;
(4)	is not a current partner of, or employee of, a present internal or external auditor of General Dynamics;
(5)	does not have an immediate family member who is a current partner of, or an employee assigned to work personally on General Dynamics’ audit by, a present internal or external auditor of General Dynamics;
(6)	except as otherwise provided in (7) below, is not a current executive officer or an employee, nor has an immediate family member who is a current executive officer, of a company that made payments to, or received payments from, General Dynamics for property or services in an amount that, in the immediately preceding fiscal year, exceeded the greater of $1 million or 2 percent of the consolidated gross revenues of that company; and
(7)	is not an executive officer of a charitable organization that, in the immediately preceding fiscal year, received contributions from General Dynamics in an amount that exceeded the greater of $1 million or 2 percent of the consolidated gross revenues of that organization.

Independence Determinations. In March of each year and at other times during the year for director nominations or appointments occurring outside of the annual meeting, the Board of Directors considers whether each director and nominee to the Board meets the definition of an “independent director” in accordance with the rules of the New York Stock Exchange and the Director Independence Guidelines. The Board has determined that Ms. Barra, Ms. Reynolds, Ms. Schumacher and Messrs. Crown, deLeon, Fricks, Keane, Lyles, Malcolm, Osborn and Wall each qualifies as an independent director. The Board had previously determined that James Mattis, who resigned from the Board in January 2017, qualified as an independent director. The Board has also determined that Mr. Chabraja and Ms. Novakovic are not independent directors. To make these independence determinations, the Board reviewed all relationships between General Dynamics and the directors or nominees and affirmatively determined that none of the individuals qualifying as independent has a material business, financial or other type of relationship with General Dynamics, other than as a director or shareholder of the company. Specifically, the Board considered the relationships listed below and the related person transactions listed on page 20 of this Proxy Statement and found them to be immaterial. For each of the relationships that the Board considered for 2014, 2015 and 2016, the payments made or received by General Dynamics, and the charitable contributions made by General Dynamics, fell below the thresholds in our Director Independence Guidelines (the greater of $1 million or 2 percent of the consolidated gross revenues of the other company). Listed below are the relationships that existed in 2016 that were considered by the Board as part of their independence determinations.

•

Ms. Barra and Ms. Reynolds and Messrs. Crown, deLeon, Keane, Lyles and Osborn serve as members of the boards of trustees or boards of directors of charitable and other non-profit organizations to which General Dynamics (i) has made payments for memberships, sponsorships, tradeshow exhibit space or tuition in the usual course of our business, (ii) made and received payments for products and services in the usual course of our business or (iii) made contributions as part of our annual giving program. The 2016 payments fell below the greater of $1 million or 2 percent of the consolidated gross revenues of the organizations. None of the 2016 charitable contributions to these organizations exceeded $110,000.

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Governance of the Company

•

Messrs. Crown, Keane and Osborn serve as directors of companies, and Ms. Barra and Ms. Schumacher are executive officers of companies to which General Dynamics has sold products and services, or from which General Dynamics has purchased products and services, in the ordinary course of business. None of the directors had any material interest in, or received any compensation in connection with, these ordinary-course business relationships. Each of the payments made or received by General Dynamics fell below the greater of $1 million or 2 percent of the other company’s revenues.

•

Mr. Mattis’ brother is an employee (and not an executive officer) of a subsidiary of General Dynamics. The compensation paid to Mr. Mattis’ brother in 2016 did not exceed $120,000. Mr. Mattis resigned from the Board in January 2017.

BOARD MEETINGS, BUSINESS UNIT VISITS AND ATTENDANCE

During 2016, the Board of Directors held eight meetings. This included a three-day meeting in February to review our 2016 operating plan, including the operating plans of each of our business groups. In August 2016, the Board visited the San Diego facility of our General Dynamics NASSCO business unit and met with that business unit’s management team. Each of our directors attended at least 86% percent of the meetings of the Board and committees on which they served in 2016, with 9 of our current 12 directors attending 100 percent of the Board and committee meetings. We encourage directors to attend each annual meeting of shareholders, and in 2016 all of our directors attended the annual meeting.

EXECUTIVE SESSIONS OF THE BOARD

Our Board holds executive sessions of the non-management directors following all regularly scheduled Board meetings. The non-management directors may also meet without management present at other times as requested by any non-management director. The independent Lead Director serves as chair at the executive sessions.

BOARD COMMITTEES

The Board of Directors has established the following four standing committees to assist in executing its duties: Audit, Compensation, Finance and Benefit Plans, and Nominating and Corporate Governance. The primary responsibilities of each of the committees are described below, together with the current membership and number of meetings held in 2016. Currently, three of the four Board committees are composed of independent, non-management directors, including those committees that are required by the rules of the New York Stock Exchange to be composed solely of independent directors. Each of the Board committees has a written charter. Copies of these charters are available on our website at www.gd.com/CorporateGovernance, or in print upon request.

Committee Members. Listed below are the members of each of the four standing committees as of March 6, 2017.

	AUDIT COMMITTEE	COMPENSATION COMMITTEE	FINANCE AND BENEFIT PLANS COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Mary T. Barra
Nicholas D. Chabraja
James S. Crown
Rudy F. deLeon
William P. Fricks
John M. Keane
Lester L. Lyles
Mark M. Malcolm
William A. Osborn
Laura J. Schumacher
Peter A. Wall

Lead Director	Chairperson	Member	Audit Committee Financial Expert

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Governance of the Company

Committee Responsibilities. Following are descriptions of the primary areas of responsibility for each of the four committees.

AUDIT COMMITTEE	NUMBER OF MEETINGS IN 2016: 8

•	Provides oversight for accounting, financial reporting, internal control, auditing and regulatory compliance activities

•	Selects and oversees the independent auditor

•	Approves audit and non-audit services provided by the independent auditor

•	Reviews the scope of the audit to be conducted by the independent auditor

•	Reviews our audited consolidated financial statements with management and the independent auditor

•	Evaluates the performance, responsibilities, budget and staffing of the internal audit function

•	Evaluates the scope of the internal audit plan

•	Monitors management’s implementation of the policies, practices and programs of the company with respect to business ethics and conduct, and environmental matters

COMPENSATION COMMITTEE	NUMBER OF MEETINGS IN 2016: 4

•	Evaluates the performance of the chief executive officer and other officers and reviews and approves their compensation

•	Recommends to the Board the level and form of compensation and benefits for directors

•	Reviews and approves incentive compensation and equity-based compensation plans

•	Reviews and monitors succession plans for the chief executive officer and other officers

•	Has authority to retain and terminate external advisors in connection with the discharge of its duties

•	Has sole authority to approve compensation consultant fees (to be funded by the company) and the terms of the consultant’s retention

FINANCE AND BENEFIT PLANS COMMITTEE	NUMBER OF MEETINGS IN 2016: 3

•	Oversees the management of the company’s finance policies to ensure the policies are in keeping with the company’s overall business objectives

•

With respect to employee benefit plans that name the company or one of its subsidiaries as the investment fiduciary (and for which the company or one of its subsidiaries has not appointed the management investment committee as investment fiduciary):

•	provides strategic oversight of the management of the assets

•	reviews and approves investment policy recommendations made by management

•	reviews and approves the retention of third parties for administration and management services related to trust assets

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	NUMBER OF MEETINGS IN 2016: 3

•	Evaluates Board and management effectiveness

•	Advises the Board on the appropriate size, composition, structure and operations of the Board and its committees

•	Reviews and recommends to the Board committee assignments for directors

•	Advises the Board on corporate governance matters and monitors developments, trends and best practices in corporate governance

•	Recommends to the Board corporate governance guidelines that comply with legal and regulatory requirements

•	Identifies qualified individuals to serve as directors and recommends director nominees

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Governance of the Company

RISK OVERSIGHT

General Dynamics has a comprehensive risk management program conducted by senior management and overseen by the Board of Directors. In particular, the Board oversees management’s identification and prioritization of risks. We believe that our risk management processes are well supported by the current board leadership structure.

How We Manage Risk. The following summarizes the key elements of the Board’s, senior management’s and external advisors’ roles in our risk management program.

•	The Board oversees risk management, focusing on the most significant risks facing the company, including strategic, operational, financial, legal and reputational risks.

•	Each Board committee is integral to risk management and reports specific risk-management matters as necessary to the full Board.

•	Senior management is responsible for day-to-day risk management and conducts a thorough assessment through internal management processes and controls.

•

The chief executive officer and senior management team provide to the Board a dedicated and comprehensive briefing of material risks at least twice per year, and the Board is briefed throughout the year as needed on specific risks facing the company.

•	External advisors provide independent advice on specific risks and review and comment on risk management processes and procedures as necessary.

The Role of the Board of Directors in Risk Management. The full Board reviews and approves annually a corporate policy addressing the delegation of authority and assignment of management responsibility to ensure that the responsibilities and authority delegated to senior management are appropriate from an operational and risk-management perspective. In addition, the Board assesses the company’s strategic and operational risks throughout the year, with particular focus on these risks at an annual three-day Board meeting in early February. At this meeting, senior management reports on opportunities and risks in the markets in which the company conducts business. Additionally, each business unit president and each business group executive vice president presents the unit’s and group’s respective operating plan and strategic initiatives for the year, including notable business opportunities and risks. The Board reviews, adjusts where appropriate, and approves the business unit and business group goals and adopts our company operating plan for the year. These plans and related risks are monitored throughout the year as part of periodic financial and performance reports given to the Board by the chief financial officer and executive vice presidents of each business group. The Board also receives briefings from senior management concerning a variety of matters and related risks to the company, including defense budget and acquisition matters and specific customer or program developments.

In addition, each of the Board committees considers risk as it relates to its particular areas of responsibility.

•

Audit Committee.  The Audit Committee has responsibility for oversight of the company’s policies and practices concerning overall risk assessment and risk management. The committee reviews and takes appropriate action with respect to the company’s annual and quarterly financial statements, the internal audit program, the ethics program and internal controls over financial reporting. To facilitate these risk oversight responsibilities, the committee receives regular briefings from members of senior management on accounting matters; the internal audit plan; internal control over financial reporting matters; significant litigation and other legal matters; ethics program matters; and environmental matters. The committee also holds regular executive sessions with internal audit and regular executive sessions with the partners of the KPMG LLP audit team.

•

Compensation Committee.  The Compensation Committee oversees our executive compensation program to ensure that the program creates incentives for strong operational performance and for the long-term benefit of the company and its shareholders without encouraging excessive risk-taking. The committee receives briefings from the chairman and chief executive officer, human resources senior management and outside consultants and advisors on compensation matters.

•

Finance and Benefit Plans Committee.  The Finance and Benefit Plans Committee oversees the management of the company’s finance policies and the assets of the company’s defined benefit plans for employees. The committee oversees market risk exposure with respect to its assets within the company’s defined benefit plans and related to the capital structure of the company, including borrowing, liquidity, allocation of capital and funding of benefit plans. To assess risks in these areas, the committee receives regular briefings from our senior management or external advisors on finance policies, pension plan liabilities and funding, and asset performance.

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Governance of the Company

•

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee oversees risks related to the company’s governance structure and processes and risks arising from related person transactions. The committee receives briefings from the senior vice president, general counsel and secretary.

The Role of External Advisors in Risk Management.  The company’s external advisors support the risk management program in a number of ways. Specifically, external advisors support the program by: (1) auditing our financial statements; (2) reviewing and suggesting updates and improvements of our risk management processes and procedures; (3) assisting in the implementation of Board and senior management responsibilities regarding risk management; and (4) supporting and assisting with public disclosure regarding risk management and company risks.

Succession Planning and Risk Management.  The Board considers senior management succession planning a core part of the company’s risk management program. At least annually, the Board reviews with the chief executive officer succession planning for senior leadership positions, and the timing and development required to ensure continuity of leadership over the short term and long term.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

Within six months of election to the Board, each new director receives an orientation that consists of a series of in-person briefings provided by corporate officers on our business operations; significant financial, accounting and risk-management matters; corporate governance; ethics; and key policies and practices. The new director receives briefings on the responsibilities, duties and activities of the committees on which the director will initially serve. The new director is also provided the opportunity to visit business units within each of the four business groups and receive briefings from the respective group executive vice president and members of the business unit management team.

In addition, to further support directors, the general counsel and chief financial officer periodically provide materials and briefing sessions on subjects that assist directors in fulfilling their duties. Annually, the Board holds a three-day meeting with our senior management to review and approve the operating plan of each of our business units and business groups and the company as a whole. Directors also visit our business units periodically. These visits allow the directors to interact with the business unit management teams and employees and gain a firsthand view of our operations.

BOARD AND COMMITTEE PERFORMANCE SELF-ASSESSMENTS

Each year, the directors undertake a self-assessment for the Board and each committee on which they serve that elicits feedback on the performance and effectiveness of the Board and its committees. As part of this self-assessment, the directors are asked to consider the Board’s role, relations with management, composition and meetings. Each committee is asked to consider its role and the responsibilities articulated in the committee charter, the composition of the committee and the committee meetings. The self-assessment responses and comments are compiled by the Corporate Secretary and presented to the Nominating and Corporate Governance Committee for initial review. The responses and comments are presented to each committee and the full Board.

COMMUNICATIONS WITH THE BOARD

Any shareholder or other interested party who has a concern or question about the conduct of General Dynamics may communicate directly with our non-management directors, the Chairman or the full Board. Communications may be confidential or anonymous. Communications should be submitted in writing to the chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The Corporate Secretary will receive and process all written communications and will refer all substantive communications to the chair of the Nominating and Corporate Governance Committee in accordance with guidelines approved by the independent members of the Board. The chair of the Nominating and Corporate Governance Committee will review and, if necessary, investigate and address all such communications and will report the status of these communications to the non-management directors as a group or the full Board on a quarterly basis.

Our employees and other interested parties may also communicate concerns or complaints about our accounting, internal control over financial reporting or auditing matters directly to the Audit Committee. Communications may be confidential or anonymous and can be submitted in writing or reported by telephone. Written communications should be submitted to the chair of the Audit Committee in care of our ethics officer at the address in the preceding paragraph or at the address in the Standards of Business Ethics and Conduct Handbook provided to all employees. Our employees can call a toll-free helpline number or access the helpline online, each of which is provided to all employees. The ethics officer will review, investigate and address any concerns or complaints unless the Audit Committee instructs otherwise. The ethics officer will report the status of all concerns and complaints to the Audit Committee. The Audit Committee may also direct that matters be presented to the full Board and may direct special treatment of any concern or complaint addressed to it, including the retention of outside advisors or counsel.

General Dynamics 2017 Proxy Statement     19

Governance of the Company

RELATED PERSON TRANSACTIONS POLICY

Our Board of Directors has adopted a written policy on the review and approval of related person transactions. Related persons covered by the policy are:

(1)	executive officers, directors and director nominees;
(2)	any person who is known to be a beneficial owner of more than 5 percent of our voting securities;
(3)	any immediate family member of any of the foregoing persons; or
(4)	any entity in which any of the foregoing persons has or will have a direct or indirect material interest.

A related person transaction is defined by this policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which: General Dynamics will be a participant; the amount involved exceeds $120,000; and any related person will have a direct or indirect material interest. The following interests and transactions are not subject to the policy:

(1)	director compensation that has been approved by the Board;
(2)	a transaction where the rates or charges are determined by competitive bid; or
(3)

a compensatory arrangement solely related to employment with General Dynamics (or a subsidiary) that has been approved by the Compensation Committee, or recommended by the Compensation Committee to the Board.

The Nominating and Corporate Governance Committee is responsible for reviewing, approving and, where applicable, ratifying related person transactions. If a member of the committee has an interest in a related person transaction, then he or she will not be part of the review process.

In considering the appropriate action to be taken regarding a related person transaction, the committee or the Board will consider the best interests of General Dynamics and whether the transaction is fair to the company, is on terms that would be obtainable in an arm’s-length transaction or is pursuant to a company discount program for which the related person is eligible, serves a compelling business reason and any other factors it deems relevant. As a condition to approving or ratifying any related person transaction, the committee or the Board may impose whatever conditions and standards it deems appropriate, including periodic monitoring of ongoing transactions.

The following transactions with a related person were determined to pose no actual conflict of interest and were reviewed and approved by the committee or the Board pursuant to our related person transactions policy:

•

Based upon Schedule 13G filings made with the SEC, BlackRock, Inc., a global provider of investment, advisory and risk management solutions, has reported beneficial ownership of more than 5 percent of our outstanding common stock. An affiliate of BlackRock provides investment management services for certain of our defined benefit plans. The agreements with BlackRock were negotiated in arm’s-length transactions and the ownership of General Dynamics stock plays no role in the business relationship between General Dynamics and BlackRock. In addition, we believe the agreements represent standard terms and conditions for investment management services. For providing the services, BlackRock received fees in 2016 totaling approximately $1.1 million. In accordance with the related person transactions policy, the Nominating and Corporate Governance Committee reviewed and approved the services for 2016 and approved the continuation of the services in 2017.

•

Henry Crown and Company and one of its affiliated entities made payments of approximately $178,000 to the company in 2016 for the purchase of business jet spare parts and aircraft maintenance from our subsidiary, Gulfstream Aerospace Corporation. Additionally, these companies purchased aircraft charter services from our subsidiary, Jet Aviation. The amount of payments made to Jet Aviation in 2016 was approximately $212,000. The purchases from Gulfstream and Jet Aviation were in the ordinary course of business and on arm’s-length terms. Henry Crown and Company is an affiliated entity of Mr. Crown.

•

Dean Roualet, the late brother of Mark Roualet, an executive officer of the company, served as an employee of one of our subsidiaries in 2016. During the year, he received cash compensation of approximately $234,000, and benefits generally available to other employees with equivalent qualifications, experience and responsibilities.

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Governance of the Company

DIRECTOR COMPENSATION

We compensate each non-management director for service on the Board of Directors. The Compensation Committee reviews director compensation on an annual basis.

2016 Compensation.  Director compensation for 2016 was:

COMPENSATION ELEMENT	AMOUNT
Annual Retainer	$70,000
Lead Director Retainer	$25,000
Committee Chair Annual Retainer	$10,000
Attendance Fees	$3,000 for each meeting of the Board of Directors; $2,000 for each meeting of any committee; and $3,000 per day for attending strategic or financial planning meetings sponsored by General Dynamics
Annual Equity Award	Approximately $142,000 on the date of award
Per Diem Fee for Non-Employee Directors Performing Specific Projects for the Company	$10,000

As part of the Compensation Committee’s annual review in early 2016 and at its request, management engaged Aon Hewitt to conduct a director compensation survey. Aon Hewitt provided director compensation data for the peer group that we used to benchmark executive compensation which showed General Dynamics slightly above the median for equity compensation and slightly below the median for cash compensation. Following this review, the Compensation Committee recommended no changes to director compensation.

Non-management directors have the option of receiving all or part of their annual retainers in the form of Common Stock. The annual retainer, additional committee chair retainer (if any) and attendance fees paid to each director during 2016 are reflected in the Fees Earned or Paid in Cash column of the Director Compensation for Fiscal Year 2016 table, irrespective of whether a director took the annual retainer in shares of Common Stock. The annual equity award consists of restricted stock and stock options granted pursuant to our shareholder-approved equity compensation plan and on the same terms, limits and schedule as awards to other plan participants.

In light of the travel required by service on the Board, we also provide each director with accidental death and dismemberment insurance coverage. Payments by General Dynamics for director accidental death and dismemberment insurance premiums are reflected in the All Other Compensation column of the Director Compensation for Fiscal Year 2016 table.

2017 Compensation.  In early 2017, as part of its annual review of director compensation, the Compensation Committee requested that management update its director compensation analysis. Management again engaged Aon Hewitt to provide survey data for the peer group used to benchmark executive compensation. The committee reviewed the survey data regarding director compensation provided by Aon Hewitt. This information showed that the annual retainer and the value of the annual equity award were below the median. Based on this review, the committee increased the annual retainer to $85,000 and increased the value of the annual equity award to approximately $150,000. Although the program is reviewed annually, this is the first change to cash compensation since 2011 and the first change to equity compensation since 2015.

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Governance of the Company

DIRECTOR STOCK OWNERSHIP GUIDELINES

The Board of Directors believes that each director should develop a meaningful ownership position in General Dynamics. Therefore, the Board of Directors adopted stock ownership guidelines for non-management directors. Pursuant to these guidelines, each non-management director is expected to own shares of our Common Stock having a value equal to at least 8 times the then-current annual retainer. Non-management directors are subject to the same holding requirements as our named executive officers and are expected to retain shares upon the vesting of restricted stock or exercise of options until the ownership guidelines are met. Management directors are subject to the ownership requirements discussed under “Compensation Discussion and Analysis – Stock Ownership Guidelines.”

DIRECTOR COMPENSATION TABLE

The table below provides total compensation for 2016 for each of General Dynamics’ non-management directors serving during the year. The number of shares of restricted stock and stock options awarded to the directors annually are the same for each director.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2016
NAME	FEES EARNED OR PAID IN CASH (a)	STOCK AWARDS (b)	OPTION AWARDS (c)	ALL OTHER COMPENSATION (d)	TOTAL
Mary T. Barra	$126,000	$70,642	$71,162	$2,140	$269,944
Nicholas D. Chabraja	$509,000	$70,642	$71,162	$4,080	$654,884
James S. Crown	$170,000	$70,642	$71,162	$2,140	$313,944
Rudy F. deLeon	$149,000	$70,642	$71,162	$2,140	$292,944
William P. Fricks	$137,000	$70,642	$71,162	$4,080	$282,884
John M. Keane	$112,000	$70,642	$71,162	$4,080	$257,884
Lester L. Lyles	$127,000	$70,642	$71,162	$4,080	$272,884
Mark M. Malcolm	$123,000	$70,642	$71,162	$2,140	$266,944
James N. Mattis (e)	$122,000	$70,642	$71,162	$2,140	$265,944
William A. Osborn	$141,000	$70,642	$71,162	$4,080	$286,884
Laura J. Schumacher	$117,000	$70,642	$71,162	$2,140	$260,944
Peter A. Wall (f)	$34,870	$29,564	$29,396	$1,858	$95,688
(a)

Ms. Barra, Ms. Schumacher and Messrs. Crown, Fricks and Keane elected to receive 100 percent of their annual retainer in Common Stock. As a result, they each received 470 shares of Common Stock with a grant date fair value of approximately $70,000. Mr. deLeon elected to receive 50 percent of his annual retainer in Common Stock. As a result, Mr. deLeon received 234 shares of Common Stock with a grant date fair value of approximately $35,000.

(b)

The amounts reported in the Stock Awards column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718, Compensation — Stock Compensation. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K filed with the SEC on February 6, 2017. Restricted stock awards outstanding as of December 31, 2016, for each director were as follows: 2,480 for Ms. Barra and Messrs. Chabraja, Crown, Fricks, Keane, Lyles and Osborn; 1,860 for Mr. Mattis; 1,580 for Ms. Schumacher; 1,040 for Mr. deLeon; 730 for Mr. Malcolm; and 200 for Mr. Wall.

(c)

The amounts reported in the Option Awards column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K filed with the SEC on February 6, 2017. Option awards outstanding as of December 31, 2016, for each director were as follows: 26,950 for Ms. Barra; 26,880 for Messrs. Chabraja, Crown, Fricks, Keane and Lyles; 21,670 for Mr. Osborn; 12,690 for Mr. Mattis; 10,190 for Ms. Schumacher; 5,790 for Mr. deLeon; 4,430 for Mr. Malcolm; and 1,320 for Mr. Wall.

(d)	Amounts reflect payments by General Dynamics for accidental death and dismemberment (AD&D) insurance.
(e)	Mr. Mattis resigned from the Board in January 2017.
(f)	Mr. Wall joined the Board in August 2016.

22     General Dynamics 2017 Proxy Statement

ADVISORY VOTE ON THE SELECTION OF INDEPENDENT AUDITORS

(PROPOSAL 2)

The Audit Committee of the Board of Directors has the sole authority to retain the company’s independent auditors and is responsible for the compensation and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or related work. The Audit Committee has selected KPMG LLP (KPMG), an independent registered public accounting firm, as our independent auditors for 2017. KPMG has been retained as the company’s independent auditors since 2002. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent audit firm. The members of the Audit Committee believe that the continued retention of KPMG to serve as the company’s independent auditors is in the best interests of the company and its shareholders.

Your Board of Directors is submitting this selection of KPMG as the independent auditors for 2017 to an advisory vote of the shareholders. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. Nevertheless, as a good corporate governance practice, your Board has determined to solicit the vote of the shareholders on an advisory basis in making this appointment.

If the shareholders do not vote on an advisory basis in favor of the selection of KPMG as our independent auditors, the Audit Committee will reconsider whether to engage KPMG and may ultimately determine to engage that firm or another audit firm without resubmitting the matter to shareholders. Even if the shareholders vote in favor of the selection of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent audit firm at any time during the year.

Audit and Non-Audit Fees. The following table shows aggregate fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements for the years 2016 and 2015, and fees billed for other services rendered by KPMG during those years.

	2016	2015
Audit Fees (a)	$18,333,000	$17,900,000
Audit-related Fees (b)	4,731,000	3,036,000
Tax Fees (c)	1,063,000	1,250,000
All Other Fees (d)	51,000	70,000
Total Fees	$24,178,000	$22,256,000

(a)

Audit fees are fees for professional services performed by KPMG for the audit of our consolidated annual financial statements (including the audit of internal control over financial reporting) and review of our consolidated quarterly financial statements. These fees also include fees for services that are normally provided in connection with statutory and regulatory filings.

(b)

Audit-related fees are fees for assurance and related services performed by KPMG that are reasonably related to the performance of the audit or review of our consolidated financial statements. These fees consist primarily of fees for professional services for benefit plan audits and evaluation of new accounting standards.

(c)

Tax fees are fees for professional services performed by KPMG for tax compliance, tax advice and tax planning. These fees consist primarily of fees for tax return preparation and review, tax compliance services for expatriates and advice regarding tax implications of certain transactions.

(d)	All other fees are primarily related to professional services performed by KPMG for information technology contract compliance, assessment and advisory services.

Auditor Independence. The Audit Committee has considered whether the services rendered by KPMG are compatible with maintaining KPMG’s independence. Representatives of KPMG are expected to attend the Annual Meeting, may make a statement if they desire to do so and will be available to respond to questions.

Policy on Pre-Approval. The company and the Audit Committee are committed to ensuring the independence of the external auditors, both in fact and in appearance. Therefore, in accordance with the applicable rules of the Securities and Exchange Commission, the Audit Committee has established policies and procedures for pre-approval of all audit and permitted non-audit services provided by the independent auditors. The Audit Committee determines annually whether to approve all audit and permitted non-audit services proposed to be performed by the independent auditors (including an estimate of fees). If other audit or permitted non-audit services not included in the pre-approved services are required during the year, such services must be approved in advance by the Audit Committee. The Audit Committee may delegate authority to grant pre-approvals to its chair or a subcommittee as it deems appropriate, subject to a reporting obligation to the Audit Committee. All audit and permitted non-audit services listed above were pre-approved.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

General Dynamics 2017 Proxy Statement     23

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended (Securities Act) or the Securities Exchange Act of 1934, as amended (Exchange Act), and shall not otherwise be deemed filed under such acts.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report.

The following five directors serve on the Audit Committee: William P. Fricks (Chair), James S. Crown, Lester L. Lyles, Mark M. Malcolm and William A. Osborn.

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. The Board has determined that Mr. Fricks, Mr. Malcolm and Mr. Osborn each qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission (SEC) in Item 407(d) of Regulation S-K. The Audit Committee is governed by a written charter approved by the Board. In accordance with that charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of General Dynamics. The Committee held eight meetings in 2016.

The Audit Committee has reviewed and discussed with management and the company’s independent auditors for 2016, KPMG LLP, an independent registered public accounting firm, the company’s audited consolidated financial statements as of December 31, 2016, and for the year ended on that date. Management is responsible for the company’s financial reporting process, including maintaining a system of internal controls, and for preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). KPMG is responsible for auditing those consolidated financial statements and for expressing an opinion on the conformity of the consolidated financial statements with GAAP. In addition, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the company’s internal auditors and KPMG, management’s report on the operating effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, including KPMG’s related report and attestation.

The Audit Committee has discussed with KPMG the matters required under applicable professional auditing standards and regulations adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received and reviewed the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence, including the compatibility of non-audit services with maintaining KPMG’s independence. Based on the foregoing discussions and reviews, the Audit Committee has satisfied itself as to the independence of KPMG.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the company’s Annual Report on Form 10-K as of and for the year ended December 31, 2016, for filing with the SEC.

This report is submitted by the Audit Committee.

William P. Fricks (Chair) James S. Crown Lester L. Lyles	Mark M. Malcolm William A. Osborn

February 4, 2017

24     General Dynamics 2017 Proxy Statement

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(PROPOSAL 3)

As required by Section 14A of the Exchange Act, we are seeking shareholder input on our executive compensation as disclosed in this Proxy Statement. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that emphasizes performance while providing the tools necessary to attract and retain the best talent.

As described in the Compensation Discussion and Analysis section, our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our shareholders.

For these reasons, the Board recommends shareholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory and is not binding on the Board. However, the Compensation Committee of the Board expects to take into account the outcome of the vote as it continues to consider the company’s executive compensation program.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

(PROPOSAL 4)

As required by Section 14A of the Exchange Act, we are seeking shareholder input on how often we will seek non-binding advisory votes regarding the compensation of our named executive officers as disclosed in future proxy statements, similar to Proposal 3 in this Proxy Statement (we refer to those future votes as “Future Advisory Compensation Votes”). We are required to hold Future Advisory Compensation Votes at least once every three years. Accordingly, shareholders may indicate their preference on the frequency of Future Advisory Compensation Votes by voting for one of the following options:

•	That Future Advisory Compensation Votes be held every year;

•	That Future Advisory Compensation Votes be held every two years; or

•	That Future Advisory Compensation Votes be held every three years.

The Board recommends that shareholders vote in favor of holding Future Advisory Compensation Votes every year. Please note that you are being asked to indicate your preference on the above choices, and you are not voting to approve or disapprove the Board’s recommendation.

The Board believes that the optimal frequency for holding Future Advisory Compensation Votes is every year. The Board believes an annual vote, together with the company’s shareholder engagement program, will allow the company to stay aligned with shareholders’ views on our executive compensation program.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

IN FAVOR OF HOLDING FUTURE ADVISORY COMPENSATION VOTES EVERY YEAR.

General Dynamics 2017 Proxy Statement     25

COMPENSATION DISCUSSION AND ANALYSIS

In the Compensation Discussion and Analysis, we describe the details of our named executive officer executive compensation program.

The section is organized as follows:

26     General Dynamics 2017 Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes the compensation of our Named Executive Officers (NEOs) for 2016 and includes the following individuals:

Name	Title
Phebe N. Novakovic	Chairman and Chief Executive Officer
Jason W. Aiken	Senior Vice President and Chief Financial Officer
John P. Casey	Executive Vice President, Marine Systems
Mark C. Roualet	Executive Vice President, Combat Systems
S. Daniel Johnson	Executive Vice President, Information Systems and Technology

EXECUTIVE SUMMARY

BUSINESS OVERVIEW

General Dynamics is a global aerospace and defense company that offers a broad portfolio of products and services in:

•	Business aviation;

•	Combat vehicles, weapons systems and munitions;

•	Information technology services and C4ISR (command, control, communications, computers, intelligence, surveillance and reconnaissance) solutions; and

•	Shipbuilding and ship repair.

We operate through four business groups, with each group led by an executive vice president:

GENERAL DYNAMICS
Aerospace	Combat Systems
Information Systems and Technology	Marine Systems

Our management team delivers shareholder returns through disciplined execution on backlog, efficient cash-flow conversion and prudent capital deployment. We manage costs, undertake continuous improvement initiatives, and collaborate across our businesses to achieve our goals of maximizing earnings and cash and creating value for our shareholders. Management’s focus on these principles is reflected in the goals set forth in the company’s incentive plans because we believe successful execution in these areas directly translates to shareholder value creation. Thus, company-wide and business group performance measures are the key metrics the Compensation Committee (the Committee) considers when making executive compensation decisions for the NEOs.

General Dynamics 2017 Proxy Statement     27

Compensation Discussion and Analysis

COMPANY PERFORMANCE HIGHLIGHTS

Shareholder Value.  In 2016, the company’s commitment to operational excellence delivered another year of value creation for shareholders. The success of our approach under Ms. Novakovic’s leadership is evident in our strong operating results. We balance our focus on operations with a thoughtful capital deployment strategy. As stewards of your capital, in 2016 we maintained a deliberate approach to creating shareholder value through our prudent use of capital including investment in long-term business opportunities, an increase in the dividend for the 19th consecutive year and tactical share repurchases. Despite early concerns regarding the near-term health of the business-jet market, our Aerospace group exceeded its plan and achieved the highest margin in the company’s history.

Financial Performance Summary.  In 2016, the company demonstrated the successful results of a continued focus on operational excellence, resulting in positive operating leverage, strong earnings and record-setting margin. The following charts show key performance metrics over relevant periods. In the fourth year under Ms. Novakovic’s leadership, the company has improved performance while also adding new contracts to backlog, thereby sustaining the opportunity for strong execution in the future. In addition, our prudent capital allocation has enabled the company to invest in our businesses while also returning capital to shareholders through dividends and share repurchases.

28     General Dynamics 2017 Proxy Statement

Compensation Discussion and Analysis

Dividend Payment History*

Earnings from Continuing Operations	Operating Margin

Return on Invested Capital**	Free Cash Flow from Operations**

*	Dividends are paid quarterly.
**	See Appendix B for a discussion of these non-GAAP measures and a reconciliation to their more directly comparable GAAP measures.

General Dynamics 2017 Proxy Statement     29

Compensation Discussion and Analysis

COMPONENTS OF COMPENSATION AND ALIGNMENT WITH COMPANY PERFORMANCE

We pay each NEO through three primary forms of compensation: base salary, an annual incentive and a long-term incentive. The annual and long-term incentives are variable depending on achieving specific performance objectives.

Structural Alignment of Pay with Performance.  We demonstrate our commitment to aligning compensation with company performance through the following key elements of the program:

•

Executive compensation is linked strongly to the financial and operational performance of the business. Over 90 percent of the CEO’s total compensation is at risk, while over 85 percent of the other NEOs’ compensation is at risk. A significant amount of the compensation at risk is delivered through equity: performance restricted stock units (PRSUs), restricted stock and stock options.

•

In order to emphasize a culture of ownership and strengthen management’s alignment with long-term shareholder interests, the Committee requires one of the strictest set of stock ownership guidelines in our industry for the NEOs. Our CEO is required to hold General Dynamics stock with a value equal to 15 times base salary. Other NEOs are required to hold 10 times base salary.

CEO Compensation Allocation for 2016*	Other NEO Compensation Allocation for 2016*

*Fixed compensation represents base salary, and variable compensation represents annual incentive and equity awards.

30     General Dynamics 2017 Proxy Statement

Compensation Discussion and Analysis

CONTINUED CHANGES TO COMPENSATION PROGRAM IN RESPONSE TO SHAREHOLDER FEEDBACK

In 2016 and 2017, we continued to make changes to our compensation program to better align with market best practices and respond to feedback from our shareholders. We believe these changes to the way we pay our NEOs provides for increased alignment and transparency between senior management and our shareholders.

First, we eliminated all remaining legacy excise tax gross-ups. We also implemented a target bonus structure for 2016 and instituted long-term incentive guidelines for equity awards granted in March 2017 for our NEOs. These changes demonstrate our commitment to continuous assessment of our compensation program, our responsiveness to shareholders’ feedback and our focus on ensuring we meet the needs of our business and provide strong value creation for our shareholders.

The following table summarizes the key components of each NEO’s compensation and how we have made changes in our approach in the past several years:

Key Components of Pay		2015 Benchmark	2016 Benchmark	2017 Benchmark
Base Salary	• Cash	Not to exceed the market median of our peer group
Annual Incentive	• Cash	Peer median	Each NEO’s target is established using market data from our peer group and is set as a percentage of base salary and paid based upon a business and individual achievement scorecard
Long- Term Incentive	• PRSUs • Restricted Stock • Stock Options	Targeted at peer median; Indexed to total cash compensation		Committee decides LTI awards in a range in accordance with individual assessments, business performance and market benchmarks

Employing a Disciplined, Structured Approach to Compensation.  NEO compensation is based on clear, measurable goals related to company and business group performance. In March 2016, Ms. Novakovic proposed, and the Committee reviewed and approved, scorecards for each of the NEOs to ensure a continued focus on structure and discipline around performance management and compensation. Details of each NEO’s scorecard are included beginning on page 44 of this CD&A. Annual bonuses are tied directly to these measurable objectives.

Linking Pay Levels to the Market and General Dynamics Performance.  Each component of our NEO compensation is targeted to the median of a core group of aerospace, defense and industrial companies with whom we compete for business and executive talent. To the extent compensation exceeds targeted levels, it is directly attributable to performance which increases shareholder value and exceeds measurable, clearly defined performance goals. Conversely, total compensation can be substantially less than target for performance that does not meet company or business group goals, and can include no annual bonus.

General Dynamics 2017 Proxy Statement     31

Compensation Discussion and Analysis

2016 VARIABLE COMPENSATION DRIVERS AND OUTCOMES

Both annual and long-term incentives are based on measurable and objective performance metrics. The following summarizes company-wide performance targets against actual 2016 performance for certain key financial metrics. Detailed business group performance targets and achievements along with NEO scorecards are described in detail in The Compensation Process section on page 42 of this CD&A.

Financial Performance Metrics	2016 Target	2016 Actual	2016 Achievement	2015 Actual

Earnings from Continuing Operations	$2.89 billion	$3.06 billion	Exceeded	$2.97 billion

Free Cash Flow from Operations	$1.49 billion	$1.81 billion	Exceeded	$1.93 billion

Return on Invested Capital	15.3%*	18.1%**	Exceeded	17.4%**
*	Represents a target three-year ROIC performance measure applicable to PRSUs. ROIC excludes accumulated other comprehensive income (AOCI) because changes in AOCI are not reflective of company performance or a result of management’s decision making regarding the business.
**	Represents one-year ROIC performance.

Setting Challenging Targets Based on Market Conditions.  Annual incentive compensation targets were set in early 2016 based on backlog, anticipated order activity, and expected market conditions. They were in line with guidance provided to the market by company management. Our operating metric targets were set based on our assessment of our backlog and the market conditions for our company.

The following explains each financial metric:

•

Earnings from Continuing Operations.  The earnings target for 2016 was $2.89 billion, relative to a 2015 actual of $2.97 billion. Actual results for 2016 were $3.06 billion. The 2016 target, set early in 2016, was based on management’s assessment of backlog, expected order activity and market conditions which resulted in modest anticipated top line and operating earnings growth but lower net earnings due to a higher effective tax rate. Management’s focus on operational efficiency and cost reduction initiatives resulted in stronger than forecasted earnings.

•

Free Cash Flow from Operations.  The free cash flow from operations target for 2016 was $1.49 billion, relative to a 2015 actual of $1.93 billion. The decline in expected free cash flow in 2016 relative to the free cash flow result in 2015 was due to the continued utilization of a significant customer deposit received in 2014 by our Combat Systems group, and an increase in operating working capital at our Gulfstream business unit. Actual results for 2016 were $1.81 billion, which exceeded our expectations.

•

Return on Invested Capital.  The three-year ROIC target applicable for PRSUs granted in 2016 is 15.3 percent. The three-year ROIC target applicable for PRSUs granted in 2015 is 14.1 percent. These three-year targets represented the company’s expectation of average ROIC performance over the 2015–2017 and 2016–2018 performance periods. The actual result for 2016 was 18.1 percent and was among the strongest in our peer group. The PRSUs granted in 2015 remain subject to ROIC performance for the third year of the performance period, and the PRSUs granted in 2016 remain subject to ROIC performance for the second and third years of the performance period.

32     General Dynamics 2017 Proxy Statement

Compensation Discussion and Analysis

2016 SHAREHOLDER OUTREACH AND SAY ON PAY RESULT AND PROGRAM UPDATES

Every year we engage with holders of at least 65 percent of our outstanding Common Stock to understand shareholder views on our executive compensation program. Following changes to our executive compensation program resulting in part from shareholder engagement, our shareholders have expressed very strong support for our program and the results it is driving. At our 2016 annual shareholder meeting, investors strongly supported our executive compensation program with over 90 percent of shares voted in favor of our Say on Pay proposal.

The Committee and company management continually seek to improve the executive compensation program and have made several enhancements to the program in recent years. With the support of management and the independent compensation consultant, each change was based on the Committee’s review of emerging corporate governance practices, feedback from shareholders, and an effort to more closely align executive compensation with company performance.

New in 2016.  The program updates described in the following table were approved by the Committee and were in place for compensation granted in 2016.

Executive Compensation Program Changes in 2016	Description/Rationale
Eliminated legacy excise tax gross-ups

•    We ended the practice of providing new executives with excise tax gross-ups in 2009

•    In 2016, remaining executives with tax gross-ups were asked to sign new agreements removing that provision

•    This change further aligns our compensation program with market best practices

Implemented target bonuses as a percent of base salary

•    As part of our continued effort to use best practices, this year we established NEO bonus targets and maximums as a percentage of base salary

•    This change further aligns our compensation program with market best practices

Adopted LTI grant guidelines for NEOs

•    For equity grants made in March 2017, the Committee used LTI guidelines to determine the value of the awards

•    This change allows the Committee to consider multiple factors in making equity grants to ensure a strong linkage between pay and performance while balancing other factors such as individual assessments, business performance and market benchmarks

Aligned restricted stock vesting with other equity vehicles

•    To match our other equity vehicles (stock options and PRSUs) restricted stock granted in 2017 will vest three years after the date of grant

•    This change aligns the vesting schedule of all equity vehicles

General Dynamics 2017 Proxy Statement     33

Compensation Discussion and Analysis

STRONG, INDEPENDENT COMPENSATION GOVERNANCE AND PRACTICES

The executive compensation program is independently governed by the Committee with the support of company management and an independent compensation consultant. The following are characteristics of the program that demonstrate strong governance of the program.

Leading Compensation Governance Practices

✓	Each component of pay is targeted to the median of the peer group

✓	The value of long-term incentives that are ultimately earned is based on our future, multi-year performance and shareholder value creation

✓	No merit pools for base salaries; they are strictly tied to the peer group median

✓	Thoughtfully selected peer group consisting of other aerospace and defense firms, with annual Committee review of the group

✓	Incentive compensation based on scorecards identifying clear, measurable goals with key financial and operational metrics that drive business performance

✓	Market-leading stock ownership requirements of 15 times base salary for the CEO and 10 times for the other NEOs

✓	No employment agreements with NEOs

✓	Directors and management engagement with shareholders

✓	100 percent independent Compensation Committee

✓	Independent compensation consultant reporting to the Compensation Committee

✓	Double-trigger change in control arrangements

✓	Clawback policy

✓	Anti-hedging policy

✓	Anti-pledging policy

✓	No excise tax gross-ups paid in conjunction with a termination as part of a change in control

34     General Dynamics 2017 Proxy Statement

Compensation Discussion and Analysis

EXECUTIVE COMPENSATION GOALS AND OBJECTIVES

The objective of the executive compensation program is to incentivize NEOs to achieve strong operational performance and to align the interests of each NEO with our shareholders. The majority of compensation is equity-based, vests over several years and is tied directly to long-term shareholder value creation. Our NEOs have stock ownership requirements of 10 or 15 times base salary, which strengthens their alignment with our shareholders.

COMPONENTS OF EXECUTIVE COMPENSATION

Each NEO receives a mix of fixed and variable components of compensation. The following charts summarize the various forms of compensation and demonstrate that over 90 percent of the CEO’s compensation and over 85 percent of other NEO compensation is variable and tied to company performance.

CEO Compensation Mix	Other NEO Compensation Mix

General Dynamics 2017 Proxy Statement     35

Compensation Discussion and Analysis

VARIABLE AND PERFORMANCE-BASED COMPENSATION

Variable Incentive Compensation

Annual Incentive
Cash

Long-Term Incentive	Performance Restricted Stock Units (25%)

Restricted Stock (25%)

Stock Options (50%)

The Committee has carefully considered the value drivers of the company and each business group when structuring incentive compensation and has determined to use the following factors and metrics to set compensation for the reasons summarized in the table below. Some of the metrics for the business group executive vice presidents are different, as described below.

Component of Compensation		Setting Target Amounts	Factors Determining Value	Objectives

Annual Incentive	• Cash	Percentage of Base Salary Benchmarked to Peer Group Median	Earnings from Continuing Operations	Measures company’s ability to maximize profitability and drive shareholder value
			Free Cash Flow from Operations	Measures company’s ability to turn operating earnings into cash flow (operating efficiency)
			Business Group Performance and Individual Performance	Measures performance against goals that are unique to each business group and individual

			Stock Price	Determines value of equity grants realized by executives; aligns executives with shareholders’ interests

Long-Term Incentive	• PRSUs • Restricted Stock • Stock Options	Targeted to Peer Group Median; Indexed to Total Cash Compensation	Return on Invested Capital	Measures efficient use of capital over three-year performance period for PRSUs

			Indexed to Total Cash Compensation	Links long-term incentive grant size to key company financial metrics, such as earnings, free cash flow, revenue, ROIC, and business group performance

36     General Dynamics 2017 Proxy Statement

Compensation Discussion and Analysis

ANNUAL INCENTIVE COMPENSATION

NEOs are eligible for an annual cash incentive based on the company’s prior-year performance and, for NEOs other than the CEO and CFO, that of their business groups. The incentive is designed to place at risk a significant portion of each NEO’s annual compensation. The incentive is based on performance against specific, measurable goals established at the beginning of the year and approved by the Committee as well as the Committee’s assessment of each NEO’s individual performance during the year. The goals are designed to be difficult but achievable through solid execution. The Committee believes the chosen incentive metrics are good indicators of the company’s overall performance and lead to the creation of long-term value for our shareholders. Each year the committee evaluates each NEO’s performance against a pre-established scorecard and makes a determination on the amount of the annual incentive that may range from no incentive for performance that falls short of expectations or up to two times the target amount for performance that exceeds the goals.

LONG-TERM INCENTIVE COMPENSATION

In 2016 we based long-term incentive grants for each NEO on two factors:

•	Each NEO’s actual total cash compensation for the most recently completed performance year, and

•	The peer group median of long-term incentive awards as a percent of total cash compensation (TCC).

We award long-term incentive compensation in three forms of equity: performance restricted stock units (25 percent of award value), restricted stock (25 percent of award value) and stock options (50 percent of award value). Each of these forms of equity aligns the NEOs with the company’s shareholders and provides retention incentives through multi-year, performance-based vesting periods.

Setting Long-term Grant Amounts:

2017.  Starting with equity grants made in March 2017, the Committee uses guidelines that are constructed around a benchmark of the market median and balances other considerations such as prior-year performance, complexity of the role, length of service, future expected contributions to the company and impact on dilution. We believe that this approach allows for the consideration of factors in addition to the quantitative metrics that drive annual incentive payments. This change allows the Committee to make grant decisions that better meet the needs of our business and shareholders.

2016.  To ensure that long-term incentive awards are reasonably in line with long-term awards at our peer group companies and reflect the financial performance of the company, we used a multiple of TCC to determine the amount of the equity grant. We based the multiple on survey data for the ratio of long-term incentives to cash compensation that our peer group companies award to their executives in similar positions.

Long-Term Incentive Allocation

General Dynamics 2017 Proxy Statement     37

Compensation Discussion and Analysis

Performance Restricted Stock Units

Performance Restricted Stock Units (PRSUs) are a form of equity compensation tied to the achievement of specific performance goals and linked to the long-term performance of the company. This element of executive compensation closely connects executives to the company’s financial and stock performance over the long term. PRSUs at General Dynamics are structured as follows:

PRSU Award = Total LTI Grant x 25%

PRSU grants are calculated by multiplying the overall target LTI economic value determined as noted above by the weighting assigned to the PRSU component (25 percent) and dividing the result by the value of a single share of General Dynamics Common Stock.

Target Setting:

•	The three-year ROIC target is set on the date of grant each year and will release at the end of the performance period.

•	The Committee does not have discretion to reset the target during the three-year performance cycle.

•	The performance target is set to be challenging, yet achievable.

For the 2016-2018 performance period the ROIC target was established at 15.3 percent which was higher than the target set for grants made in prior years. Consistent with prior years, this target reflects the multi-year operating plan for the company and takes into account management’s assessment of future backlog, earnings and capital deployment. The Committee believes this target is challenging but achievable through continued strong operating performance.

Plan Operation:

•

After the three-year performance period, the number of PRSUs will be adjusted upward or downward subject to a +/-2.5 percent collar adjustment around the ROIC target to reflect rigorous alignment with company performance. The adjustment provides for the following payouts:

ROIC Performance	PRSU Payout After 3 Years from Grant Date
2.5% or more above target	150% of target PRSUs
At target	100% of target PRSUs
2.5% below target	50% of target PRSUs
More than 2.5% below target	0% of target PRSUs

•	The ROIC calculation for purposes of PRSU performance does not include accumulated other comprehensive income (AOCI), goodwill write-offs in the year of the event or non-economic accounting changes.

Restricted Stock

Restricted stock awards are designed to attract and retain executives by providing them with some of the benefits associated with stock ownership during the restriction period, while incentivizing them to remain with General Dynamics. The Committee has determined that the use of cliff vesting (the entire grant vests at once as opposed to ratably over time) on our restricted stock ensures that executives are focused on long-term value creation while supporting the company’s need to attract and retain executives during all market conditions. Awards granted in 2016 vest after approximately four years. Restricted stock awards granted in March 2017 will vest three years from the grant date. This change increased the alignment across all of our equity vehicles which also vest in three years and mirrors the vesting schedule utilized by most of our peers.

Restricted Stock Award = Total LTI Grant x 25%

38     General Dynamics 2017 Proxy Statement

Compensation Discussion and Analysis

Restricted stock grants are calculated by multiplying the overall target LTI economic value determined as noted above by the weighting assigned to the restricted stock component (25 percent) and dividing the result by the value of a single share of General Dynamics Common Stock. During the restriction period, executives may not sell, transfer, pledge, assign, or otherwise convey their restricted shares. Executives are eligible, however, to vote their shares and receive dividend payments and other distributions on our Common Stock when declared by the Board of Directors. Restricted stock awards are service-based, meaning that executives who voluntarily resign or are terminated for cause prior to the end of the holding period forfeit their restricted stock unless otherwise determined by the Committee.

Stock Options

The Committee grants stock options to align executive interests with shareholder interests for many years into the future. They serve as both a retention tool and a value driver. Stock options give our NEOs the right to buy a share of our Common Stock in the future at a predetermined exercise price, which is established as the average of the high and low sales price of our Common Stock on the date of award. In 2016, the exercise price for granted options was $135.85 for each stock option. Stock options vest after three years, with 50 percent of the grant exercisable after two years and 50 percent exercisable after three years. Our outstanding options granted since 2015 expire 10 years after the grant date.

Stock Options Award = Total LTI Grant x 50%

Stock option grants are calculated by multiplying the overall target LTI economic value determined as noted above by the weighting assigned to the stock options component (50 percent) and dividing the result by the value of a single option, determined under the Black-Scholes methodology applying the same assumptions used for recognizing option expense in our audited financial statements. These assumptions are set out in Note O to our financial statements contained in our Annual Report. The Black-Scholes formula is based on a set of key variables and assumptions and is an accepted model for valuing stock options under FASB ASC Topic 718.

As with restricted stock and PRSU awards, NEOs who voluntarily resign or are terminated for cause immediately forfeit all options that have not vested unless otherwise determined by the Committee. Our equity compensation plan prohibits the repricing of stock options without the approval of shareholders.

FIXED COMPENSATION AND BENEFITS

Base Salary

We pay executives an annual salary in cash that is strictly tied to the peer group median (50th percentile) for salaries of executives in comparable positions at our peer group companies based on survey data. Salaries are reviewed annually, and increases, when they occur, are driven by changes in the market. We believe that organizations that perform well over the long term, like General Dynamics, make an effort to pay salaries at or near the market median and create opportunities for executives to earn above median compensation through annual and long-term incentives that are awarded based on performance relative to challenging and clear performance goals. The goal of our base salary is to provide a competitive, fixed rate of cash compensation.

Benefits

General Dynamics-provided benefits are an important tool used to attract and retain outstanding executives. Benefit levels are reviewed periodically to ensure they are cost-effective and competitive and support the overall needs of our employees. The company makes available medical, dental, life insurance and disability coverage to all of the NEOs. NEOs can select the level of coverage appropriate for their circumstances. The company also provides NEOs group life insurance coverage worth two times base salary and 50 percent long-term disability coverage.

General Dynamics 2017 Proxy Statement     39

Compensation Discussion and Analysis

Company-Sponsored Retirement Plans

We provide retirement plans to our eligible employees, including the eligible NEOs, through a combination of qualified and non- qualified plans. Following is a description of the retirement plans in which the NEOs participate:

Defined-Benefit Retirement Plan.  Each NEO other than Mr. Johnson participates in a company-sponsored defined-benefit plan called the General Dynamics Salaried Retirement Plan. Beginning January 1, 2014, pension accruals under this plan stopped for employees at our corporate headquarters, including the participating named executive officers.

The benefit under the plan is payable as a life annuity. The Salaried Retirement Plan is a funded, tax-qualified, noncontributory defined-benefit pension plan. It was amended effective January 1, 2007, to exclude any employee initially hired after that date. The benefit formula under the Salaried Retirement Plan for employees hired before December 31, 2006, is 1.0 percent times a participant’s highest final average pay multiplied by years of service earned on and after January 1, 2007, plus 1.333 percent times a participant’s highest final average pay frozen as of December 31, 2010, multiplied by years of service earned prior to January 1, 2007. Final average pay for purposes of calculating retirement benefits includes a NEO’s base salary and cash bonus. The company makes contributions to the Salaried Retirement Plan through payments into a trust fund from which the benefits are paid.

Supplemental Retirement Plan.  The amount of cash compensation used to calculate pension benefits for participants in the Salaried Retirement Plan is limited by the Internal Revenue Code ($265,000 in 2016). To provide a benefit calculated on compensation in excess of this compensation limit, the company provides eligible executives coverage under the General Dynamics Corporation Supplemental Retirement Plan. Benefits under the Supplemental Retirement Plan are general unsecured obligations of General Dynamics. Each NEO, other than Mr. Johnson, participates in the Supplemental Retirement Plan. Beginning January 1, 2014, pension accruals under this plan stopped for employees at our corporate headquarters including the participating named executive officers.

Anteon International Corporation Supplemental Retirement Savings Plan.  Mr. Johnson has an account balance under the frozen Anteon International Corporation Supplemental Retirement Savings Plan. Under the plan, certain eligible employees of Anteon could defer receipt of all or a portion of their annual cash compensation prior to the plan being frozen in 2007. Upon his retirement or other separation from the company, Mr. Johnson may elect to receive the deferred compensation in either a lump sum or in annual installments over a period of up to ten years.

401(k) Plan.  Each NEO is eligible to participate in the General Dynamics Corporation 401(k) Plan, a tax-qualified defined contribution retirement plan. Each NEO is eligible to make before-tax contributions and receive company matching contributions under the 401(k) Plan. During 2016, for NEOs other than Mr. Johnson, the 401(k) Plan provided for a company-matching contribution of (1) 100 percent on before-tax contributions up to the first 3 percent of a participant’s eligible pay and (2) 50 percent on before-tax contributions on the next 3 percent of a participant’s eligible pay. Mr. Johnson participates in a version of the 401(k) plan that provides for a company-matching contribution of 50 percent on before-tax contributions up to the first 6 percent of his eligible pay. Our matching contributions during 2016 for the NEOs are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 49 of this Proxy Statement.

Supplemental Savings Plan.  The company provides a Supplemental Savings Plan to key employees, including each NEO. The purpose of the Supplemental Savings Plan is to allow key executives to defer salary and receive matching contributions on compensation in excess of the compensation limit imposed by the Internal Revenue Service on earnings used to calculate 401(k) contributions. Matching contributions during 2016 for the NEOs are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 49 of this Proxy Statement.

Other Retiree Benefits.  Eligible key executives throughout the company, including the NEOs, can purchase group term life insurance prior to retiring of up to two times their base pay. For executives who retire early (prior to age 65), we pay for insurance coverage equal to one-half the executive’s base salary until the executive reaches age 65. For early retirees who elect coverage in excess of one-half of base pay they will pay monthly premiums for the additional coverage. For executives retiring at or after age 65, we pay for insurance coverage up to two times an executive’s base salary. This coverage is ratably reduced over a five-year period following the executive’s retirement, or beginning at age 65 for early retirees, subject to a maximum coverage level of 25 percent of the coverage in effect at the time of retirement.

40     General Dynamics 2017 Proxy Statement

Compensation Discussion and Analysis

Perquisites

We continue to offer only perquisites that the Committee believes are reasonable yet competitive. The company provides perquisites to key executive officers, including the NEOs, for purposes of recruiting, retention and security.

We provide perquisites to ensure the security and accessibility of our executives and to facilitate the transaction of business. As a reasonableness test, we compare these perquisites to generally accepted corporate practices.

The perquisites provided to our NEOs in 2016 were: financial planning and tax preparation services, physical examinations, home security systems, personal liability and supplemental accidental death and dismemberment insurance, and the personal use of automobiles owned or leased by the company. In addition, personal use of our aircraft was provided only to our chairman and chief executive officer as required by the Board to help ensure her security and accessibility.

We have provided additional information on perquisites in footnote (d)  to the All Other Compensation column of the Summary Compensation Table on page 49 of this Proxy Statement.

POTENTIAL SEVERANCE AND CHANGE IN CONTROL BENEFITS

The company has change in control agreements, also known as severance protection agreements, with each of the NEOs. The company believes that these agreements are an important tool for recruiting and retaining highly qualified executives. The agreements are structured to protect the interests of shareholders by including a “double trigger” mechanism that results in a severance payout only when:

•	A change of control is consummated, and

•	The executive’s employment is terminated by the company without cause or by the executive for good reason within 24 months following the change in control.

A “change in control” is defined to include specified stock acquisition, merger or disposition transactions involving General Dynamics. The Committee evaluates and reviews payment and benefit levels under the change in control agreements regularly. These reviews support the view that the agreements are consistent with the practices of our peer group companies. The form of severance protection agreement for NEOs appointed after April 2009 excludes any provision for reimbursement of excise taxes that may become due upon a change in control.

Updated Agreements in 2016. This year, Ms. Novakovic, the only remaining NEO eligible for reimbursement of excise taxes signed a new severance protection agreement which eliminated this provision. All employees with severance protection agreements are no longer eligible for reimbursement on excise taxes after signing new agreements effective this year.

Payments and benefits provided to NEOs pursuant to the change in control agreements are described in the Potential Payments upon Termination or Change in Control section beginning on page 57 of this Proxy Statement.

General Dynamics 2017 Proxy Statement     41

Compensation Discussion and Analysis

THE COMPENSATION PROCESS

The Committee approves and is actively engaged in the development and implementation of the executive compensation program, with the support of the independent compensation consultant and company management. The program is structured to:

•	Align executive compensation with shareholder value creation

•	Ensure retention and growth for executives in a competitive environment

•	Compensate executives subject to clear and challenging performance metrics

Program objectives are achieved through the use of both short-term and long-term incentives. The company currently targets the median pay of our peers as further discussed in detail below. In addition, through the annual incentive plan, the NEOs are rewarded for achieving annual company and business group goals.

SETTING COMPENSATION LEVELS AND EVALUATING PERFORMANCE

Setting compensation for senior executives is a 16-month process that begins in the fall of each year when senior management establishes company operating goals for the coming year. The business plans are presented to the chairman and chief executive officer annually in November. The chairman, in consultation with the chief financial officer and the executive vice presidents, establishes the business group operating goals and the company operating plan for the coming year based on those business group plans. The business group plans include challenging but achievable goals that could result in incentive compensation payouts above the peer group median for superior performance or as little as zero if goals are not met. At a three-day Board meeting in the first quarter of each year, the business unit presidents present their plans to the Board of Directors. The Board then reviews, adjusts where appropriate, and approves the business group operating goals and adopts our company operating plan for the year. Throughout the year, the Board reviews and monitors company performance as compared to the operating plan through a series of financial and operating reports given by the chief financial officer and the executive vice presidents.

The Committee reviews performance beginning the following February. At that time, the chairman and chief executive officer and the executive vice presidents assess the performance of the business groups and the company compared with the operating plan goals adopted the prior year. The chairman and chief executive officer along with senior management report the results of that assessment to the Board of Directors at a meeting in the first quarter of the year. Following these reports, the chairman and chief executive officer, after consultation with senior management, undertakes an initial discussion with the Committee regarding executive compensation for the year. At this meeting, the chairman and chief executive officer provides the Committee with a performance assessment of each NEO (other than herself) against their scorecard goals. The Committee convenes in early March to review scorecards for the company and approve final executive compensation proposals. The Committee reviews, refines and approves compensation against the goals reflected on the scorecard for the chairman and chief executive officer in executive session at the March meeting.

The Committee bases compensation on the clearly defined and disclosed performance goals described in this Proxy Statement. The Committee’s decisions also reflect factors such as the degree of difficulty of goals, market conditions and exceptional individual achievement.

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Compensation Discussion and Analysis

PEER GROUP AND BENCHMARKING TO THE MARKET

Each year, the Committee, with support from an independent compensation consultant, peer group proxy data and survey data provided by Aon Hewitt, identifies a core group of companies that are, in comparison to General Dynamics:

•	In similar industries and where General Dynamics competes for business (aerospace and defense)

•	Likely sources of executive talent

•	Reasonably comparable in size, as measured by revenue and market capitalization

•	Reasonably similar in organizational structure and complexity

•	Consist of some of the peers of our peer companies

The companies in our peer group for 2016 are listed below. This peer group is appropriate for our industry and where we compete for talent. The peer group is utilized for purposes of comparing our executive compensation practices, structures and levels. The Committee will continue to review and analyze the peer group for reasonableness and competitiveness with General Dynamics’ business offerings.

Peer Group Companies*
	Market Capitalization (in millions)	Revenue (in millions)	Employee Population	Peer of Peers
The Boeing Company	$ 96,086	$ 94,571	150,500	✓
Honeywell International Inc.	$ 88,184	$ 39,302	131,000	✓
L-3 Communications Holdings Inc.	$ 11,748	$ 10,511	38,000	✓
Lockheed Martin Corporation	$ 72,483	$ 47,248	97,000	✓
Northrop Grumman Corporation	$ 40,608	$ 24,508	67,000	✓
Raytheon Company	$ 41,589	$ 24,069	63,000	✓
Rockwell Collins, Inc.	$ 12,136	$ 5,283	19,000	✓
Textron Inc.	$ 13,262	$ 13,788	36,000	✓
United Technologies Corporation	$ 88,339	$ 57,244	201,600	✓
Median	$ 41,589	$ 24,508	67,000
General Dynamics	$ 52,216	$ 31,353	98,800	✓
General Dynamics (Percentile Rank)	55%	56%	63%

  *  Peer group data are as of December 31, 2016.

General Dynamics 2017 Proxy Statement     43

Compensation Discussion and Analysis

NEO PERFORMANCE METRICS AND TARGETS FOR 2016

The following scorecards demonstrate each NEO’s goals and objectives for the year and performance against those goals and objectives. There is a scorecard for the CEO, CFO and each other NEO who leads one of the General Dynamics business groups.

GENERAL DYNAMICS
Aerospace	Combat Systems

• Gulfstream Aerospace • Jet Aviation	• European Land Systems • Land Systems • Ordnance and Tactical Systems
Information Systems and Technology	Marine Systems

• Information Technology • Mission Systems	• Bath Iron Works • Electric Boat • NASSCO

New for 2016, annual incentives for NEOs are based on a percentage of base salary. Each NEO’s target was determined during our annual compensation benchmarking process and is designed to provide total cash compensation near the 50th percentile of the peer group if targets are met. Consistent with peer and market practice, the maximum incentive that can be earned under this plan is two times the target amount. For performance that falls short of the pre-established target, there may be no payout. 2016 was a strong operational year for General Dynamics which resulted in significant outperformance against all incentive plan metrics. Above target bonuses were awarded to NEOs in recognition of their role in driving these results as well as for their individual performance and achievements throughout the year. The below table summarizes each NEO’s target and the Compensation Committee’s determination of final incentives.

Name and Title	2016 Base Salary	Target Incentive (% of Base)	Maximum Incentive (% of Base)	Target Incentive	Maximum Incentive	Annual Incentive Payout
P. Novakovic Chairman and Chief Executive Officer	$1,585,000	170%	340%	$2,694,500	$5,389,000	$5,150,000
J. Aiken Senior Vice President and Chief Financial Officer	$ 710,000	100%	200%	$ 710,000	$1,420,000	$1,200,000
J. Casey Executive Vice President, Marine Systems	$ 755,000	100%	200%	$ 755,000	$1,510,000	$1,400,000
M. Roualet Executive Vice President, Combat Systems	$ 755,000	100%	200%	$ 755,000	$1,510,000	$1,400,000
S. Johnson Executive Vice President, Information Systems and Technology	$ 725,000	100%	200%	$ 725,000	$1,450,000	$1,250,000

44     General Dynamics 2017 Proxy Statement

Compensation Discussion and Analysis

Chairman and Chief Executive Officer

Performance Metric	Weighting	2016 Target	2016 Actual
Earnings from Continuing Operations	50%	$2,888 million	$3,062 million
Free Cash Flow from Operations	50%	$1,486 million	$1,806 million

Senior Vice President and Chief Financial Officer

Performance Metric	Weighting	2016 Target	2016 Actual
Earnings from Continuing Operations	45%	$2,888 million	$3,062 million
Free Cash Flow from Operations	45%	$1,486 million	$1,806 million
Meet / Under-run 2016 Budget	5%	Operate corporate headquarters and finance department below budgeted costs	Exceeded goal
Complete Two Continuous Improvement Projects	5%	Complete Lean Six Sigma projects	Exceeded goal

Executive Vice President, Marine Systems

Performance Metric	Weighting	2016 Target	2016 Actual
Earnings from Continuing Operations	45%	$2,888 million	$3,062 million
Free Cash Flow from Continuing Operations	45%	$1,486 million	$1,806 million
Business Group Financial Metrics
Continuous Improvement Savings	10%	$75 million	$192 million

Executive Vice President, Combat Systems

Performance Metric	Weighting	2016 Target	2016 Actual
Earnings from Continuing Operations	45%	$2,888 million	$3,062 million
Free Cash Flow from Continuing Operations	45%	$1,486 million	$1,806 million
Business Group Financial Metrics
Continuous Improvement Savings	10%	$110 million	$170 million

Executive Vice President, Information Systems and Technology

Performance Metric	Weighting	2016 Target	2016 Actual
Earnings from Continuing Operations	45%	$2,888 million	$3,062 million
Free Cash Flow from Continuing Operations	45%	$1,486 million	$1,806 million
Business Group Financial Metrics
IS&T Revenue	10%	$8,995 million	$9,187 million

General Dynamics 2017 Proxy Statement     45

Compensation Discussion and Analysis

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The Committee’s charter provides that the Committee has sole authority to engage the services of an independent compensation consultant for the Committee and approve fees paid to the consultant by the company. The Committee engaged PricewaterhouseCoopers LLP (PwC) as an independent compensation consultant to provide advice on executive compensation matters. The Committee found that PwC provided important perspectives about the market for executive compensation, peer company analysis and selection, the levels and structure of the compensation program, and compensation governance.

In early 2016, the Committee, after reviewing the factors influencing independence (as specified by the New York Stock Exchange listing standards) including the fees paid by the company to PwC for other services, engaged PwC for compensation consulting services. PwC is also available to provide advice to the chairman of the Committee or the Committee as a whole on executive compensation matters on an as-needed basis. PwC attends Committee meetings upon the request of the Committee’s chair and may also provide observations and insights to the Committee related to the amount or form of compensation for our executives.

During 2016, at the Committee’s request, PwC performed the following specific services:

•	Attended all Committee meetings

•	Provided regulatory education session with the Committee

•	Provided information relating to executive compensation matters

•	Reviewed compensation-related disclosures in the company’s proxy statement

In 2016, the chair of the Committee approved fees of approximately $18,400 to PwC in its capacity as external advisor to the Committee. Management neither made, nor recommended, the decision to engage PwC. The PwC group providing compensation services to the Committee reports directly to the chair of the Committee and is not involved in providing any other services to the company. During 2016, the company retained PwC to provide services to the company unrelated to executive compensation, including tax and other business-related services. The aggregate fees paid for those services in 2016 were approximately $2.8 million. In February 2017, the Committee undertook an assessment of PwC’s services for the Committee and the company as well as other factors influencing independence (as specified by the New York Stock Exchange listing standards) and determined that no conflict of interest exists. The Committee further concluded that PwC is independent of management as a consultant and is duly qualified to assist the Committee.

In March 2017, the Committee ended its engagement with PwC and began using Meridian Compensation Partners, LLC as its independent compensation consultant.

46     General Dynamics 2017 Proxy Statement

Compensation Discussion and Analysis

OTHER CONSIDERATIONS

STOCK OWNERSHIP GUIDELINES AND HOLDING REQUIREMENTS

Our stock ownership and retention guidelines are the most stringent in our peer group. Stock ownership guidelines strongly align the interests of management with the interests of shareholders because executives become shareholders with a considerable investment in General Dynamics.

Our stock ownership and retention guidelines preclude NEOs from selling shares of common stock until they own shares with a market value of 10 times their base salary and 15 times for the CEO. Shares held outright and shares held through our 401(k) plans are counted for purposes of meeting the ownership guidelines. Stock options (whether vested or not), PRSUs and unvested shares of restricted stock are not counted in the ownership calculation.

Stock Ownership Guidelines
CEO	15x Base Salary
NEOs (other than CEO)	10x Base Salary

When exercising options, executives who have not met the ownership guideline may sell shares acquired upon exercise to cover transaction costs and taxes and are expected to hold any remaining shares until the guidelines are met. Similarly, shares received upon vesting of restricted stock and PRSUs may not be sold until the ownership guidelines are met. Once an officer attains his or her required ownership level, the officer must maintain that ownership level until he or she no longer serves as an officer. The stock ownership and retention guidelines are reviewed annually by the Committee.

ANTI-HEDGING AND ANTI-PLEDGING POLICIES

The company has a longstanding policy in place that prohibits all directors and executive officers from hedging company securities. Since 2014, the company has maintained a policy prohibiting all directors and executive officers from pledging company securities that they own directly.

Mr. Crown has the ownership of certain shares attributed to him that arise from the business of Henry Crown and Company, an investment company where Mr. Crown serves as President, and trusts of which Mr. Crown serves as trustee (Attributed Shares). Mr. Crown disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest. The Attributed Shares are distinct from shares Mr. Crown or his spouse own individually, or shares held in trusts for the benefit of his children (Crown Personally Held Shares). The company has reviewed the potential pledging of the Attributed Shares with Mr. Crown, recognizes Mr. Crown’s distinct obligations with respect to Henry Crown and Company and the trusts, and believes such shares may be prudently pledged or held in margin loan accounts. Under the company’s anti-pledging policy, Crown Personally Held Shares are considered company securities that are owned directly by Mr. Crown and, accordingly, may not be and are not held in margin accounts or otherwise pledged as collateral, nor may the economic risk of such shares be pledged.

CLAWBACK POLICY

The company has in place an executive compensation recoupment policy, or “clawback” policy, which applies to senior executive officers of the company (referred to as the covered executive officers), including the NEOs. In the event of a restatement of our financial results due to a covered executive officer engaging in fraud or intentional illegal conduct, the result of which is that any equity or other performance-based compensation paid to that covered executive officer would have been a lower amount had it been calculated based on the restated results, the Committee will have the authority to recover any excess compensation that was awarded to that covered executive officer. In determining the excess compensation, the Committee will take into account its good faith estimate of the value of awarded and actual compensation that may have been affected by the restatement and the events leading to it. This includes all performance-based cash incentives and equity-based grants which may have vested or been exercised during the period in question.

General Dynamics 2017 Proxy Statement     47

Compensation Discussion and Analysis

MONITORING DILUTION AND ANNUAL EQUITY USAGE

The Committee is focused on using equity to compensate executives in a manner that links executive and shareholder interests while focusing on the overall dilutive effect of that equity. The Committee achieves this balance by managing reasonable levels of equity dilution and annual share usage (“burn rate”) when granting equity-based compensation. The Committee considers the need to attract, motivate and retain the level of executive talent required to execute the business strategy and achieve operational excellence at General Dynamics.

The dilution and grant/burn rate are calculated as follows:

•	Actual dilution is calculated as the amount of outstanding PRSUs, restricted stock and stock options granted to all employees (not just NEOs) and non-employee directors, divided by shares outstanding.

•	Grant rate, or burn rate, is calculated as the amount of PRSUs, restricted stock and stock options granted to all employees (not just NEOs) and non-employee directors, divided by shares outstanding.

The table below shows the dilution and one and three-year grant rate for 2014, 2015 and 2016:

	2014	2015	2016
Actual Dilution	5.12%	4.80%	4.54%
1-Yr Grant Rate	1.67%	0.82%	1.06%
3-Yr Average Grant Rate	1.97%	1.63%	1.19%

COMPENSATION AND RISK MANAGEMENT

With the support of management and the independent compensation consultant, the Committee evaluates the company’s overall risk profile relative to the incentive components of compensation to ensure that NEOs are not overly incentivized to focus on short-term stock performance. The use of long-term equity incentive awards as a significant portion of total direct compensation and robust stock ownership guidelines are structured to ensure management is focused on the long term and not incentivized to take excessive risk.

TAX CONSIDERATIONS

As part of the annual compensation review process, the Committee considers the implications of Section 162(m) of the Internal Revenue Code, which is a provision that precludes the company from taking a tax deduction for individual compensation in excess of $1 million. The Committee also considers the exemptions to the $1 million limit, which are also provided in Section 162(m), including the exemption for “performance-based compensation” as defined in Section 162(m). In May 2016, shareholders approved the General Dynamics Corporation Executive Annual Incentive Plan that supports the deductibility of payments made under the incentive component of total cash compensation. This change affects incentive payments made in 2017 based on 2016 performance.

48     General Dynamics 2017 Proxy Statement

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

The Summary Compensation Table conforms to requirements of the SEC and shows base salary, cash incentive, equity awards (restricted stock, performance restricted stock units and stock options) and all other compensation, which includes among other things the value of perquisites, 401(k) contributions and tax reimbursements (see footnote (d) to the Summary Compensation Table for a complete listing of categories included in All Other Compensation). The table also includes a column titled Change in Pension Value and Nonqualified Deferred Compensation Earnings. For our eligible named executive officers, this includes only the change in pension value (see footnote (c)), which is an actuarial estimate of the present value of the future cost of pension benefits. The value does not reflect a current cash cost to General Dynamics or, necessarily, the pension benefit that an executive would receive, since that is determined by a number of factors, including length of service, age at retirement and longevity.

SUMMARY COMPENSATION TABLE
NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS (a)		STOCK AWARDS (b)	OPTION AWARDS (b)	NON-EQUITY INCENTIVE PLAN COMPENSATION (a)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS (c)		ALL OTHER COMPENSATION (d)	TOTAL
Phebe N. Novakovic Chairman and Chief Executive Officer	2016 2015 2014	$1,585,000 1,583,750 1,560,000	$	— 4,850,000 4,250,000	$7,079,144 6,856,781 6,460,752	$7,077,746 6,855,267 6,464,027	$5,150,000 — —		$155,239 — 394,888	$310,948 278,306 258,417	$21,358,077 20,424,104 19,388,084
Jason W. Aiken Senior Vice President and Chief Financial Officer	2016 2015 2014	$701,250 662,500 625,000	$	— 900,000 600,000	$1,490,275 1,344,547 1,249,888	$1,489,540 1,345,267 1,249,895	$1,200,000 — —		$38,464 — 106,112	$139,984 58,305 1,281,747	$5,059,513 4,310,619 5,112,642
John P. Casey Executive Vice President, Marine Systems	2016 2015 2014	$747,500 716,250 685,000	$	— 1,020,000 900,000	$1,642,427 1,299,410 1,249,888	$1,642,472 1,300,360 1,253,914	$1,400,000 — —		$242,463 — 720,069	$64,724 58,204 59,862	$5,739,586 4,394,224 4,868,733
Mark C. Roualet Executive Vice President, Combat Systems	2016 2015 2014	$747,500 713,750 678,750	$	— 995,000 900,000	$1,619,332 1,299,410 1,047,568	$1,620,593 1,300,360 1,048,370	$1,400,000 — —		$168,004 — 490,084	$69,278 67,230 353,422	$5,624,707 4,375,750 4,518,194
S. Daniel Johnson Executive Vice President, Information Systems and Technology	2016 2015	$713,750 680,000	$	— 850,000	$1,457,671 1,236,491	$1,457,274 1,235,342	$1,250,000 —	$	— —	$54,297 44,752	$4,932,992 4,046,585
(a)

Payments are reported for the fiscal year in which the related services were rendered, although the actual payments are made in the succeeding year. Bonus awards for 2016 performance were made under the General Dynamics Corporation Executive Annual Incentive Plan and are shown in the Non-Equity Incentive Plan Compensation column.

(b)

The amounts reported in the Stock Awards and the Option Awards columns reflect aggregate grant date fair value computed in accordance with FASB ASC Topic 718. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be recognized by the named executive officer. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K filed with the SEC on February 6, 2017. Stock Awards include awards of restricted stock and performance restricted stock units (PRSUs). The maximum grant date value of 2016 PRSUs for each named executive officer, which assumes a 150 percent maximum payout, is $5,309,290 for Ms. Novakovic; $1,117,638 for Mr. Aiken; $1,231,752 for Mr. Casey; $1,214,499 for Mr. Roualet; and $1,093,185 for Mr. Johnson.

(c)

The values listed in this column represent the change in the present value of accumulated benefits from December 31 of the prior year to December 31 of the respective year calculated for all the pension plans in which the executive participates. The values are an actuarial estimate of the present value of the future cost of pension benefits for each of the named executive officers and do not reflect a current cash cost to the company or, necessarily, the pension benefit that an executive would receive. Pension benefits for named executive officers were frozen as of December 31, 2013. Negative changes in pension value were excluded from this column for the named executive officers as follows: for Ms. Novakovic, $(40,533) for 2015; for Mr. Aiken, $(24,600) for 2015; for Mr. Casey, $(30,414) for 2015; and for Mr. Roualet, $(51,485) for 2015. Mr. Johnson is not eligible to participate in the company’s pension plans.

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Executive Compensation

(d)	All Other Compensation for 2016 includes the following items:

	ALL OTHER COMPENSATION
NAME	REIMBURSEMENT OF TAXES (1)	RETIREMENT PLAN CONTRIBUTIONS AND ALLOCATIONS (2)	TERM LIFE INSURANCE PAYMENTS	PERQUISITES (3)
Ms. Novakovic	$1,894	$43,625	$16,253	$249,176
Mr. Aiken	$11,779	$25,425	$4,471	$98,309
Mr. Casey	$3,200	$26,425	$12,764	$22,335
Mr. Roualet	$3,339	$26,425	$8,811	$30,703
Mr. Johnson	$174	$21,865	$18,555	$13,703

(1)

Reflects amounts reimbursed for the payment of taxes associated with a company-provided dining room benefit. All employees at our corporate headquarters receive this dining room benefit and associated tax reimbursement. For Mr. Aiken, the amount also reflects reimbursement for the payment of taxes of $8,252 in connection with his 2014 relocation.

(2)	Represents amounts contributed by General Dynamics to the 401(k) Plan and allocations by General Dynamics to the Supplemental Savings Plan.
(3)

Noncash items (perquisites) provided to named executive officers in 2016, which for one or more named executive officers is in the aggregate equal to or greater than $10,000, were as follows: financial planning and tax preparation services, home security systems and, solely for the chairman and chief executive officer, personal use of company aircraft. Perquisites that exceeded the greater of $25,000 or 10 percent of the total amount of perquisites were as follows: Ms. Novakovic – $118,299 related to personal travel on company aircraft, and $106,649 related to a home security system installed at Ms. Novakovic’s personal residence; and Mr. Aiken – $57,889 related to relocation costs incurred by the company in 2016 for Mr. Aiken’s relocation to the company’s headquarters in 2014. The aggregate incremental cost to General Dynamics for Ms. Novakovic’s personal travel aboard aircraft owned by the company (products of subsidiary Gulfstream Aerospace Corporation), as required by the Board to help ensure Ms. Novakovic’s security and accessibility, is calculated based on the following variable operating costs to the company: fuel costs, trip-related maintenance expenses, landing fees, trip-related hangar and parking fees, on-board catering expenses and crew expenses. No additional direct operating cost is incurred if a family member accompanies an executive on a flight. The aggregate incremental cost to the company for the provision of home security systems represents the amounts paid by the company to third parties for the installation, servicing and monitoring of the systems. The aggregate incremental cost to the company for relocation represents moving expenses, temporary housing and closing and related costs for the purchase of a home.

50     General Dynamics 2017 Proxy Statement

Executive Compensation

2016 EQUITY-BASED AWARDS

General Dynamics’ long-term compensation for senior executives, including the named executive officers, consists of equity awards in the form of restricted stock, PRSUs and stock options. The following table provides information on the equity awards in 2016 for the named executive officers. The table includes the grant date of each equity award, the number of shares of restricted stock, PRSUs and stock options, the exercise price of the stock options, the closing price of our Common Stock on the date of grant and the grant date fair value of the equity awards. As discussed in the Compensation Discussion and Analysis section, we use the average of the high and low stock price of our Common Stock on the date of the grant, not the closing price, to value the restricted stock and PRSUs and set the exercise price for stock options.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2016
NAME	GRANT DATE	DATE OF COMPENSATION COMMITTEE ACTION	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (A)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (B)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (C)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS	EXERCISE OR BASE PRICE OF OPTION AWARDS (D)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS (E)
			THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Ms. Novakovic			0	$2,694,500	$5,389,000
	3/2/16	3/1/16				0	26,055	39,082	26,055	—	—	$7,079,144
	3/2/16	3/1/16				—	—	—	—	320,260	$135.85	7,077,746
Mr. Aiken			0	$710,000	$1,420,000
	3/2/16	3/1/16				0	5,485	8,227	5,485	—	—	$1,490,275
	3/2/16	3/1/16				—	—	—	—	67,400	$135.85	1,489,540
Mr. Casey			0	$755,000	$1,510,000
	3/2/16	3/1/16				0	6,045	9,067	6,045	—	—	$1,642,427
	3/2/16	3/1/16				—	—	—	—	74,320	$135.85	1,642,472
Mr. Roualet			0	$755,000	$1,510,000
	3/2/16	3/1/16				0	5,960	8,940	5,960	—	—	$1,619,332
	3/2/16	3/1/16				—	—	—	—	73,330	$135.85	1,620,593
Mr. Johnson			0	$725,000	$1,450,000
	3/2/16	3/1/16				0	5,365	8,047	5,365	—	—	$1,457,671
	3/2/16	3/1/16				—	—	—	—	65,940	$135.85	1,457,274
(a)

These amounts represent cash awards that are possible under the company’s annual incentive plan. The value earned can be found in the Summary Compensation Table in the “Non-Equity Incentive Plan Awards” column.

(b)

These amounts relate to PRSUs granted in 2016. Each PRSU represents the right to receive a share of Common Stock upon release of the PRSU. The exact number of PRSUs that may be earned is determined based upon a performance metric set by the Compensation Committee, which for 2016 grants is the company’s return on invested capital over the three-year period from 2016-2018, and can range from 0 to 150 percent of the PRSUs originally awarded. Dividend equivalents accrue on PRSUs during the performance period and are subject to the same vesting conditions based upon performance. For PRSUs granted in 2016, the PRSUs are released to the participant following the three-year performance period, to the extent earned.

(c)	These amounts relate to shares of restricted stock that are released approximately four years after the grant date, subject to continuous service requirements.
(d)	The exercise price for stock options is the average of the high and low stock price of our Common Stock on the date of grant.
(e)	For PRSUs, the grant date fair value is calculated based upon the target payout amount.

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Executive Compensation

OPTION EXERCISES AND STOCK VESTED

The following table shows the stock options exercised by the named executive officers and restricted stock released to them during 2016. As explained in the Compensation Discussion and Analysis section, we require officers to retain shares of Common Stock issued to them as compensation, up to pre-determined levels, based on their position in General Dynamics. Once an ownership level is attained, the officer must maintain that minimum ownership level until he or she no longer serves as an officer of General Dynamics. The amounts reported in the Value Realized on Exercise and the Value Realized on Vesting columns in the table below are before-tax amounts.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2016
	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING
Ms. Novakovic	97,120	$6,815,882	12,130	$1,643,130
Mr. Aiken	11,945	$814,530	2,000	$270,920
Mr. Casey	127,385	$12,172,583	5,390	$730,129
Mr. Roualet	79,680	$6,977,199	3,640	$493,074
Mr. Johnson	34,650	$1,230,430	3,520	$476,819

52     General Dynamics 2017 Proxy Statement

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OUTSTANDING EQUITY AWARDS

The following table provides information on outstanding stock option and stock awards held by the named executive officers as of December 31, 2016. The table shows the number of stock options that a named executive officer holds (both exercisable and unexercisable), the option exercise price and its expiration date. For stock awards, the table includes the number of shares of restricted stock that are still subject to the restriction period (i.e., have not vested). For restricted stock and PRSUs, the market value is based on the closing price of the company’s Common Stock on December 31, 2016.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END
	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (a)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OF STOCK OR UNITS THAT HAVE NOT VESTED (b)	MARKET VALUE OF SHARES OF STOCK OR UNITS THAT HAVE NOT VESTED	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (C)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
Ms. Novakovic					256,463	$44,280,902	52,394	$9,046,348
	—	320,260	$135.85	3/1/2026
	—	248,830	136.78	3/3/2025
	466,380	—	112.40	3/4/2021
	733,000	—	67.70	3/5/2020
	39,500	—	67.90	5/1/2019
	89,720	—	71.01	3/6/2019
Mr. Aiken					31,878	$5,504,055	10,655	$1,839,692
	—	67,400	$135.85	3/1/2026
	—	48,830	136.78	3/3/2025
	90,180	—	112.40	3/4/2021
	28,890	—	67.70	3/5/2020
	21,500	—	71.01	3/6/2019
Mr. Casey					50,201	$8,667,705	11,052	$1,908,238
	—	74,320	$135.85	3/1/2026
	—	47,200	136.78	3/3/2025
	90,470	—	112.40	3/4/2021
	69,895	—	67.70	3/5/2020
Mr. Roualet					48,430	$8,361,924	10,966	$1,893,390
	—	73,330	$135.85	3/1/2026
	—	47,200	136.78	3/3/2025
	75,640	—	112.40	3/4/2021
	68,650	—	70.08	3/19/2020
	59,460	—	67.70	3/5/2020
Mr. Johnson					24,436	$4,219,120	10,124	$1,748,010
	—	65,940	$135.85	3/1/2026
	—	44,840	136.78	3/3/2025
(a)

Of the 320,260 stock options held by Ms. Novakovic with an exercise price of $135.85, 160,130 will become exercisable on March 2, 2018, and 160,130 will become exercisable on March 2, 2019. Of the 248,830 stock options held by Ms. Novakovic with an exercise price of $136.78, 124,415 became exercisable on March 4, 2017, and 124,415 will become exercisable on March 4, 2018.

Of the 67,400 stock options held by Mr. Aiken with an exercise price of $135.85, 33,700 will become exercisable on March 2, 2018, and 33,700 will become exercisable on March 2, 2019. Of the 48,830 stock options held by Mr. Aiken with an exercise price of $136.78, 24,415 became exercisable on March 4, 2017, and 24,415 will become exercisable on March 4, 2018.

Of the 74,320 stock options held by Mr. Casey with an exercise price of $135.85, 37,160 will become exercisable on March 2, 2018, and 37,160 will become exercisable on March 2, 2019. Of the 47,200 stock options held by Mr. Casey with an exercise price of $136.78, 23,600 became exercisable on March 4, 2017, and 23,600 will become exercisable on March 4, 2018.

Of the 73,330 stock options held by Mr. Roualet with an exercise price of $135.85, 36,665 will become exercisable on March 2, 2018, and 36,665 will become exercisable on March 2, 2019. Of the 47,200 stock options held by Mr. Roualet with an exercise price of $136.78, 23,600 became exercisable on March 4, 2017, and 23,600 will become exercisable on March 4, 2018.

Of the 65,940 stock options held by Mr. Johnson with an exercise price of $135.85, 32,970 will become exercisable on March 2, 2018, and 32,970 will become exercisable on March 2, 2019. Of the 44,840 stock options held by Mr. Johnson with an exercise price of $136.78, 22,420 will become exercisable on March 4, 2017, and 22,420 will become exercisable on March 4, 2018.

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(b)

Restricted stock and PRSUs that have been earned are released to participants on the first day of January on which the New York Stock Exchange is open for business of the fourth calendar year following the calendar year in which the grant date occurs. The number of PRSUs actually released will depend upon dividend equivalents that are paid as additional units during the vesting period.

Of the 256,463 restricted shares or units held by Ms. Novakovic, 47,860 restricted shares were released on January 3, 2017, with a market value of $8,398,951; 28,740 restricted shares will be released on January 2, 2018; 25,065 restricted shares will be released on January 2, 2019; 26,055 will be released on January 2, 2020; 70,492 PRSUs were released on January 3, 2017, with a market value of $12,370,641; and 58,251 PRSUs will be released on January 2, 2018.

Of the 31,878 restricted shares or units held by Mr. Aiken, 1,880 restricted shares were released on January 3, 2017, with a market value of $329,921; 5,560 restricted shares will be released on January 2, 2018; 4,915 restricted shares will be released on January 2, 2019; 5,485 restricted shares will be released on January 2, 2020; 2,769 PRSUs were released on January 3, 2017, with a market value of $485,932; and 11,269 PRSUs will be released on January 2, 2018.

Of the 50,201 restricted shares or units held by Mr. Casey, 9,130 restricted shares were released on January 3, 2017, with a market value of $1,602,224; 5,560 restricted shares will be released on January 2, 2018; 4,750 restricted shares will be released on January 2, 2019; 6,045 restricted shares will be released on January 2, 2020; 13,447 PRSUs were released on January 3, 2017, with a market value of $2,359,814; and 11,269 PRSUs will be released on January 2, 2018.

Of the 48,430 restricted shares or units held by Mr. Roualet, 9,550 restricted shares were released on January 3, 2017, with a market value of $1,675,930; 4,660 restricted shares will be released on January 2, 2018; 4,750 restricted shares will be released on January 2, 2019; 5,960 restricted shares will be released on January 2, 2020; 14,065 PRSUs were released on January 3, 2017, with a market value of $2,468,267; and 9,445 PRSUs will be released on January 2, 2018.

Of the 24,436 restricted shares or units held by Mr. Johnson, 3,290 restricted shares were released on January 3, 2017, with a market value of $577,362; 2,120 restricted shares will be released on January 2, 2018; 4,520 restricted shares will be released on January 2, 2019; 5,365 restricted shares will be released on January 2, 2020; 4,845 PRSUs were released on January 3, 2017, with a market value of $850,249; and 4,296 PRSUs will be released on January 2, 2018.

(c)	Represents PRSUs that, subject to satisfaction of the performance condition and committee determination, may release during the first quarter of 2018 or the first quarter of 2019.

For Ms. Novakovic, 25,945 PRSUs may release during the first quarter of 2018 and 26,449 PRSUs may release during the first quarter of 2019.

For Mr. Aiken, 5,087 PRSUs may release during the first quarter of 2018 and 5,568 PRSUs may release during the first quarter of 2019.

For Mr. Casey, 4,916 PRSUs may release during the first quarter of 2018 and 6,136 PRSUs may release during the first quarter of 2019.

For Mr. Roualet, 4,916 PRSUs may release during the first quarter of 2018 and 6,050 PRSUs may release during the first quarter of 2019.

For Mr. Johnson, 4,678 PRSUs may release during the first quarter of 2018 and 5,446 PRSUs may release during the first quarter of 2019.

54     General Dynamics 2017 Proxy Statement

Executive Compensation

COMPANY-SPONSORED RETIREMENT PLANS

General Dynamics offers retirement programs through a combination of qualified and nonqualified Employee Retirement Income Security Act of 1974 plans. The named executive officers other than Mr. Johnson participate in each of the retirement programs indicated next to their name in the table below. Mr. Johnson is not eligible to participate in the company’s pension plans.

Beginning January 1, 2014, pension accruals stopped for employees at our corporate headquarters, including the participating named executive officers.

The table shows the actuarial present value as of December 31, 2016, of the pension benefits earned for each named executive officer over the course of the officer’s career. All retirement plans in the table operate in exactly the same manner for the named executive officers as for all other plan participants. A description of the material terms and conditions of each of these plans and agreements follows the table.

PENSION BENEFITS FOR FISCAL YEAR 2016
NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE	PRESENT VALUE OF ACCUMULATED BENEFIT (a)	PAYMENTS DURING LAST FISCAL YEAR
Ms. Novakovic (b)	Salaried Retirement Plan	13	$367,073	None
	Supplemental Retirement Plan	13	$1,860,581
Mr. Aiken (c)	Salaried Retirement Plan	11	$176,619	None
	Supplemental Retirement Plan	11	$184,277
Mr. Casey (d)	Salaried Retirement Plan	32	$1,149,375	None
	Supplemental Retirement Plan	32	$2,720,850
Mr. Roualet (e)	Salaried Retirement Plan	29	$866,300	None
	Supplemental Retirement Plan	29	$1,438,835
Mr. Johnson	—	—	—	—
(a)

The Present Value of Accumulated Benefit under each plan has been calculated as of December 31, 2016, using the company’s FASB ASC Topic 715, Compensation – Retirement Benefits, assumptions as of year-end 2016. For a discussion of this calculation, see Note P to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 6, 2017.

(b)	Ms. Novakovic’s total service is 16 years and credited service is 13 years.
(c)	Mr. Aiken’s total service is 15 years and credited service is 11 years.
(d)	Mr. Casey’s total service is 38 years and credited service is 32 years.
(e)	Mr. Roualet’s total service is 35 years and credited service is 29 years.

Salaried Retirement Plan. The General Dynamics Salaried Retirement Plan is a tax-qualified defined-benefit pension plan that provides benefits as a life annuity to retired participants. A participant’s benefit under the Salaried Retirement Plan increases with each year of service. Participants who leave before they are eligible for early retirement are paid a substantially reduced amount. All the named executive officers, other than Mr. Johnson, participate in the Salaried Retirement Plan.

Earnings used to calculate pension benefits (pensionable earnings) include only a participant’s base salary and cash bonus and exclude all other items of income, including equity awards. Under the Internal Revenue Code, the Salaried Retirement Plan does not take into account any earnings over a predetermined compensation limit, which was $265,000 for 2016, and does not pay annual benefits beyond a predetermined benefit limit, which for 2016 was $210,000.

Beginning January 1, 2014, pension accruals stopped for employees at our corporate headquarters, including the participating named executive officers. The Salaried Retirement Plan pays a monthly benefit equal to the product of (1) the benefit percentage times (2) the final average monthly pay times (3) the years of credited service. For credited service earned prior to January 1, 2007, the benefit percentage equals 1.333 percent. For credited service earned on or after January 1, 2007, the benefit percentage equals 1.0 percent. Final average monthly pay is equal to the average of the participant’s highest 60 consecutive months of pensionable earnings out of the participant’s last 120 months of employment. For credited service earned prior to January 1, 2007, the final average monthly pay used in the benefit calculation froze as of December 31, 2010. The normal retirement age under the Salaried Retirement Plan is age 65. The Salaried Retirement Plan benefit is calculated as a single-life monthly annuity beginning at age 65 and has multiple actuarially equivalent payment forms from which participants can choose to take their benefit. A cash lump sum is only available if a participant’s accrued benefit is less than $5,000. None of the eligible named executive officers had reached the normal retirement age as of December 31, 2016.

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Executive Compensation

A participant with at least 10 years of service qualifies for early retirement at age 55. Ms. Novakovic and Messrs. Casey and Roualet qualified for early retirement as of December 31, 2016. A participant who is eligible for early retirement is entitled to receive the following:

(1)

for benefits based on credited service earned prior to January 1, 2007, if a participant retires between age 55 and 62, his or her age 65 benefit is reduced by 2.5 percent for each full year that he or she retires prior to age 62. If the participant retires between age 62 and 65, he or she will receive 100 percent of his or her age 65 benefit.

(2)

for benefits based on credited service earned on or after January 1, 2007, a participant who is eligible for early retirement and subsequently retires between age 55 and 65 will have his or her age 65 benefit reduced by 4.8 percent for each full year that he or she retires prior to age 65.

Supplemental Retirement Plan. The General Dynamics Corporation Supplemental Retirement Plan is a nonqualified defined-benefit plan that provides retirement benefits to eligible employees whose salaries exceed the Internal Revenue Code compensation limit or whose annual benefits would exceed the Internal Revenue Code benefit limit. All the named executive officers other than Mr. Johnson participate in the Supplemental Retirement Plan.

Beginning January 1, 2014, Supplemental Retirement Plan pension accruals stopped for employees at our corporate headquarters, including the named executive officers who participate in the plan. The Supplemental Retirement Plan provides benefits equal to the difference between (1) the amount that would have been provided under the Salaried Retirement Plan if the annual compensation limit and annual benefit limit did not apply, and (2) the benefit actually paid under the Salaried Retirement Plan. A participant’s pensionable earnings and forms of payment are the same under the Supplemental Retirement Plan as the Salaried Retirement Plan.

NONQUALIFIED DEFINED-CONTRIBUTION DEFERRED COMPENSATION

As part of General Dynamics’ overall retirement program, the named executive officers and other key employees are eligible to participate in a nonqualified defined-contribution plan. The following table illustrates the amounts due each executive as of December 31, 2016. In addition, the table shows contributions made by both the named executive officers and General Dynamics in 2016 along with the earnings on each executive’s total account.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2016
NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR (a)	AGGREGATE EARNINGS IN LAST FISCAL YEAR (b)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT LAST FISCAL YEAR END (c)
Ms. Novakovic	$158,500	$31,700	$143,111	—	$1,494,573
Mr. Aiken	$13,500	$13,500	$9,825	—	$112,447
Mr. Casey	$72,500	$14,500	$29,100	—	$754,240
Mr. Roualet	$72,500	$14,500	$177,558	—	$832,381
Mr. Johnson	$69,577	$13,915	$132,499	—	$2,810,607
(a)

The registrant contributions of $31,700, $13,500, $14,500, $14,500 and $13,915, for Ms. Novakovic and Messrs. Aiken, Casey, Roualet and Johnson, respectively, are included in the All Other Compensation column of the Summary Compensation Table.

(b)	No amounts shown in the Aggregate Earnings in Last Fiscal Year column are reported as compensation in the Summary Compensation Table.
(c)

Certain amounts in the Aggregate Balance at Last Fiscal Year End column were previously reported in the Summary Compensation Table in the Salary column (in the case of executive contributions) or in the All Other Compensation column (in the case of company contributions) for the named executive officers. The amounts previously reported as executive and registrant contributions were as follows: (i) Ms. Novakovic, $489,000 and $132,250; (ii) Mr. Aiken, $19,700 and $19,700; (iii) Mr. Casey, $178,500 and $42,725; (iv) Mr. Roualet, $93,000 and $22,100; and (v) Mr. Johnson, $40,942 and $8,188.

General Dynamics Corporation Supplemental Savings Plan. The Supplemental Savings Plan is a nonqualified defined-contribution plan that provides key employees, including the named executive officers, the opportunity to defer a portion of their salary without regard to the limitations imposed by the Internal Revenue Code on the 401(k) Plan and receive employer matching contributions on a portion of the contributions.

Effective January 1, 2014, for those who elect to participate in the Supplemental Savings Plan, a participant may contribute between 1 percent and 10 percent of the participant’s base salary to the plan. The company will match the participant’s contributions for the first 2 percent of the participant’s base salary on a dollar-for-dollar basis. Investment performance mirrors the performance of the funds that are available to participants under the 401(k) Plan.

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Executive Compensation

Supplemental Savings Plan participants, including the named executive officers, do not receive any earnings on their Supplemental Savings Plan accounts that are not otherwise paid to all other 401(k) Plan participants with a balance in the same investment fund. Participants receive lump-sum payments six months after their separation from service for balances (including earnings) accumulated on or after January 1, 2005. For balances accumulated prior to January 1, 2005, payment is made as soon as possible after termination and participants will receive a lump-sum payment unless they have previously elected to receive a deferred lump-sum payment or annual installment payments.

Anteon International Corporation Supplemental Retirement Savings Plan. Mr. Johnson has an account balance under the frozen Anteon International Corporation Supplemental Retirement Savings Plan. Under the plan, certain eligible employees of Anteon could defer receipt of all or a portion of their annual cash compensation prior to the plan being frozen in 2007. Upon his retirement or other separation from the company, Mr. Johnson may elect to receive the deferred compensation in either a lump sum or in annual installments over a period of up to ten years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following are estimated payments and benefits that would be provided to the named executive officers in the event of termination of the executive’s employment assuming a termination date of December 31, 2016. As discussed below, in 2016 we amended our severance protection agreements to eliminate excise tax gross-up provisions.

We have calculated these amounts for different termination scenarios based on our existing benefit plans and the General Dynamics Corporation equity compensation plan currently in effect (the Equity Compensation Plan). The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and, depending on the payment or benefit, may extend over several years.

For each termination and change in control scenario discussed below, the named executive officer would also be entitled to:

(1)	the pension benefits described in the Pension Benefits for Fiscal Year 2016 table on page 55 of this Proxy Statement, for those named executive officers who are eligible to receive benefits; and

(2)	the amounts listed in the Nonqualified Deferred Compensation for Fiscal Year 2016 table on page 56 of this Proxy Statement.

The estimated totals presented in the table on the next page do not include these pension benefit and nonqualified deferred compensation amounts, nor do the totals include items that are provided to all employees, such as payment of accrued vacation.

Change in Control Agreements – Double Trigger. For a change in control situation, we have change in control agreements (also referred to as severance protection agreements) with key employees, including each of the named executive officers. We have estimated the payments and benefits the named executive officers could receive under our existing benefit plans, change in control agreements and the equity compensation plans. Our calculations assume the executive was terminated on December 31, 2016, and that this date was within 24 months following a change in control, thereby satisfying the “double-trigger” requirement under the change in control agreements. The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and depending on the payment or benefit may extend over several years. As discussed on page 41 of this Proxy Statement under “Compensation Discussion and Analysis – Potential Severance and Change in Control Benefits” the change in control agreements contain a “double-trigger” mechanism that is triggered only under certain circumstances.

In 2016, we amended any severance protections agreements that contained a provision for the reimbursement of taxes that may be imposed under the change in control excise tax provisions of Section 280G and Section 4999 of the Internal Revenue Code, including the severance protection agreement with Ms. Novakovic. The amended severance protection agreements provide that, in the event change in control benefits would trigger an excise tax under Section 280G and Section 4999, then the value of the benefits will be either (1) delivered in full or (2) subject to a cutback, whichever provides the executive officer the greatest benefit on an after-tax basis (with the excise tax being the responsibility of the executive to pay).

General Dynamics 2017 Proxy Statement     57

Executive Compensation

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
SCENARIO AND PAYMENT TYPE	MS. NOVAKOVIC	MR. AIKEN	MR. CASEY	MR. ROUALET	MR. JOHNSON

Termination For Cause or Voluntary Resignation
Retiree Life Insurance Benefit (a)	$433,328	$—	$245,145	$244,154	$—
Retiree Medical and Dental Benefit (b)	67,740	—	81,899	130,024	—
Stock Options	—	—	—	—	—
Restricted Stock	—	—	—	—	—
PRSUs	—	—	—	—	—
Total	$501,068	$—	$327,044	$374,178	$—

Death (c)
Life Insurance Benefit	$3,170,000	$1,420,000	$1,510,000	$1,510,000	$1,450,000
Stock Options (d) (e)	20,709,859	4,231,654	4,427,940	4,391,498	4,034,861
Restricted Stock (d) (f)	22,007,312	3,071,696	4,391,571	3,316,497	2,637,532
PRSUs (d) (g)	14,566,517	2,851,842	2,864,900	2,544,972	1,593,914
Total	$60,453,688	$11,575,192	$13,194,411	$11,762,967	$9,716,307

Retirement, Termination without Cause or Disability (c)
Retiree Life Insurance Benefit (a)	$433,328	$—	$245,145	$244,154	$—
Retiree Medical and Dental Benefit (b)	67,740	—	81,899	130,024	—
Stock Options (h) (e)	14,288,823	2,859,300	2,875,205	2,299,548	2,674,809
Restricted Stock (h) (f)	21,701,455	3,008,410	4,323,855	3,249,530	2,576,506
PRSUs (g) (h)	14,566,517	2,851,842	2,864,900	2,544,972	1,593,914
Total	$51,057,863	$8,719,552	$10,391,004	$8,468,228	$6,845,229

Change in Control, with Qualifying Termination
Annual Incentive (i)	$4,850,000	$900,000	$1,020,000	$995,000	$850,000
Severance (j)	19,240,650	4,813,900	5,307,250	5,232,500	4,709,250
Life, medical, dental and long-term disability benefits (k)	59,845	61,138	77,601	78,880	85,654
Retiree life, medical and dental benefits (l)	411,542	—	238,454	310,026	—
Outplacement services (m)	15,000	15,000	15,000	15,000	15,000
Financial counseling and tax planning services (n)	30,000	30,000	30,000	30,000	30,000
Supplemental retirement benefit (o)	121,235	68,033	71,654	71,097	—
Stock Options (p)	20,716,790	4,233,014	4,429,255	4,392,813	4,036,111
Restricted Stock (p)	22,052,135	3,080,254	4,400,240	3,323,705	2,640,835
PRSUs (p)	19,104,286	3,785,574	3,854,238	3,524,378	2,490,092
Total	$86,601,483	$16,986,913	$19,443,692	$17,973,399	$14,856,942

(a)

Assumes the executive elects the maximum of two-times-pay coverage at retirement. The estimated cost is calculated using the assumptions made for financial reporting purposes for valuing post-retirement life insurance at December 31, 2016. The life insurance benefit is further described on page 40 of this Proxy Statement under “Compensation Discussion and Analysis – Other Retiree Benefits.”

(b)

The estimated cost for this coverage is based on the difference between the COBRA rate that the executive would pay and the higher expense we must recognize for financial reporting purposes. We provide retiree medical and dental coverage only until an executive reaches age 65.

(c)

In situations where an executive has completed a full calendar year of service to the company, for certain termination scenarios not involving a change in control, the executive may remain eligible for an annual incentive for performance during the year, though whether a bonus is paid in the future, and the amount, if any, would be subject to Compensation Committee approval. No future bonus payment is guaranteed and the amount of any bonus would be determined as described in the Compensation Discussion and Analysis section. The named executive officer may also be eligible for $2 million of proceeds under accidental death and dismemberment insurance, depending upon the circumstances.

(d)

Under the terms of the Equity Compensation Plan, unvested stock options held by the executive would be treated as if the executive remained employed with General Dynamics throughout the option term. The options would be exercisable by the executive’s estate in accordance with the terms of the original option grant. Restricted stock held by the executive would be transferred to the estate and released at the end of the restriction period. PRSUs granted in 2014 held by

58     General Dynamics 2017 Proxy Statement

Executive Compensation

the executive would be transferred to the estate and released immediately. PRSUs granted in 2015 and 2016 would be evaluated for achievement relative to goals and if earned, a pro rata amount (determined as set forth in the respective award agreements) will vest and be released within two and one-half months following the respective scheduled vesting date. For the 2015 and 2016 grants, the unvested stock options vest immediately and the restricted stock held by the executive would be transferred to the estate and released at the time of death.

(e)

The present value of the unvested options reflected in the table represents the difference between the closing share price of $172.66 on December 31, 2016, and the option grant price, multiplied by the number of retained unvested options, and applying a discount factor to account for the option exercise dates. In the case of death, the present value of the unvested options for shares granted in 2015 and 2016 does not apply a discount factor to account for the option exercise dates due to immediate vesting.

(f)

The present value of the restricted stock represents the number of restricted shares held on December 31, 2016, multiplied by the closing share price of $172.66 on the same date, and applying a discount factor to account for the restriction periods.

(g)	The present value of the PRSUs represents the number of earned units as of December 31, 2016, multiplied by the closing share price of $172.66 on the same date.
(h)

Under the terms of the Equity Compensation Plan, most participants qualify for retirement treatment after reaching age 55 with at least five years of continuous service with the company. For participants who are elected officers of the company and who have reached age 55, the plan provides for retirement treatment with the consent of the company’s chief executive officer or, in the case of the chief executive officer, the Compensation Committee. For purposes of this Proxy Statement, we assume that any required consents for retirement treatment have been obtained. Since Ms. Novakovic and Messrs. Casey, Roualet and Johnson are eligible to retire, they would forfeit a portion of their unvested stock option awards based on days of service during the three-year period beginning on January 1 of the year of grant. The retained options would be exercisable in accordance with the terms of the original grant. The restricted stock would be released at the end of the original restriction period. The PRSUs would be prorated (as set forth in the respective award agreements) and will be released within two and one half months following their respective scheduled vesting date, if earned based on the applicable performance goals. Because Mr. Aiken was not eligible to retire at December 31, 2016, the equity values in these scenarios would apply only in the case of disability.

(i)

Any annual incentive amount paid in a change in control situation would be determined in accordance with the terms of the applicable change in control agreement. Since we assume that a change in control and triggering event had occurred on December 31, 2016, the change in control scenarios identify the March 2016 annual incentive amounts.

(j)	Calculated in accordance with the applicable change in control agreement. For the named executive officers, this amount equals 2.99 times their annual salary and annual incentive.
(k)	Represents an additional 36 months of life, medical, dental and long-term disability benefits. These costs reflect an amount equal to three times the 2016 annual employer premiums for these benefits.
(l)

The costs of Ms. Novakovic’s, Mr. Casey’s and Mr. Roualet’s retiree benefits are reduced in this scenario because the 36 months of continued active coverage described in note (k) defers the commencement date of this coverage.

(m)	Represents the estimated outplacement services costs, obtained from an outplacement vendor, for 12 months for a senior executive.
(n)	Represents financial counseling and tax planning services for 36 months following the termination date, at a total cost not to exceed $30,000 for each named executive officer.
(o)	Represents a supplemental retirement benefit payable in cash equal to company contributions to each defined-contribution plan in which the executive participates.
(p)

Our Equity Compensation Plan and the applicable award agreements contain a “double-trigger” mechanism for all participants, including the named executive officers. This mechanism provides that if, within two years following a change in control, a participant’s employment is terminated by the company for any reason other than for Cause (as defined in the plan) or by the executive for Good Reason (as defined in the plan), then all outstanding awards that have not vested will immediately vest and become exercisable and all restrictions on awards will immediately lapse.

General Dynamics 2017 Proxy Statement     59

The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has furnished the following report.

The following six directors serve on the Compensation Committee: William A. Osborn (Chair), Mary T. Barra, James S. Crown, Rudy F. deLeon, William P. Fricks and Laura J. Schumacher.

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange.

The Compensation Committee is governed by a written charter approved by the Board. In accordance with that charter, the Compensation Committee is responsible for evaluating the performance of the chief executive officer and other General Dynamics officers as well as reviewing and approving their compensation. The Committee also establishes and monitors company-wide compensation programs and policies, including the incentive compensation plans. The Committee’s processes and procedures for the consideration and determination of executive compensation are explained in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement in accordance with Item 407(e) of Regulation S-K.

This report is submitted by the Compensation Committee.

William A. Osborn (Chair)

Mary T. Barra

James S. Crown

Rudy F. deLeon

William P. Fricks

Laura J. Schumacher

February 28, 2017

60     General Dynamics 2017 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information as of March 6, 2017, on the beneficial ownership of Common Stock by (1) each of our directors and nominees for director, (2) each of the named executive officers and (3) all of our directors and executive officers as a group. The following table also shows Common Stock held by these individuals through company-sponsored benefits programs. Except as otherwise noted, the persons listed below have the sole voting and investment power for all shares held by them, except for such power that may be shared with a spouse.

NAME OF BENEFICIAL OWNER	COMMON STOCK BENEFICIALLY OWNED (a)		COMMON STOCK EQUIVALENTS BENEFICIALLY OWNED (c)	TOTAL COMMON STOCK AND EQUIVALENTS
	SHARES OWNED (b)	PERCENTAGE OF CLASS
Directors and Nominees
Mary T. Barra	28,746	*	0	28,746
Nicholas D. Chabraja	660,165	*	0	660,165
James S. Crown (d)	16,039,599	5.3%	2,938	16,042,537
Rudy F. deLeon	3,253	*	0	3,253
William P. Fricks	56,085	*	0	56,085
John M. Keane	32,580	*	0	32,580
Lester L. Lyles	32,207	*	0	32,207
Mark M. Malcolm	1,120	*	0	1,120
Phebe N. Novakovic	1,725,998	*	0	1,725,998
William A. Osborn	42,605	*	0	42,605
Catherine B. Reynolds	0	*	0	0
Laura J. Schumacher	9,113	*	0	9,113
Peter A. Wall	590	*	0	590

Other Named Executive Officers
Jason W. Aiken	205,057	*	0	205,057
John P. Casey	247,035	*	0	247,035
Mark C. Roualet	323,721	*	0	323,721
S. Daniel Johnson	87,418	*	0	87,418

Directors and Executive Officers as a Group
(24 individuals)	20,623,691	6.7%	2,938	20,626,629
*	Less than 1 percent.
(a)	Includes shares in the 401(k) Plan voted by the executive officers and shares of Common Stock subject to resale restrictions, for which restrictions have not expired.
(b)

Includes shares subject to options that are either currently exercisable or exercisable within 60 days of March 6, 2017, as follows: (i) Ms. Novakovic – 1,378,015 shares; Mr. Aiken – 164,985 shares; Mr. Casey – 149,015 shares; Mr. Roualet – 227,350 shares; and Mr. Johnson – 22,420 shares; (ii) other directors of the company – 136,555 shares; and (iii) other executive officers of the company – 775,770 shares.

(c)

Reflects phantom stock units that were received on December 1, 1999, upon termination of benefits under the former retirement plan for directors and additional phantom stock units resulting from the reinvestment of dividend equivalents on the phantom stock units.

(d)

Based solely on information provided on behalf of Mr. Crown. Of the 16,042,537 shares of Common Stock shown as beneficially owned by Mr. Crown, (i) he disclaims beneficial ownership as to 15,945,148 shares, except to the extent of his beneficial interest in entities that own these shares; and (ii) a total of 504,800 shares held indirectly by entities in which Mr. Crown holds interests are pledged as collateral for bank borrowings (and for which Mr. Crown disclaims beneficial ownership).

General Dynamics 2017 Proxy Statement     61

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Except as otherwise noted, the following table provides information as of March 6, 2017, with respect to the number of shares of Common Stock owned by each person known by General Dynamics to be the beneficial owner of more than 5 percent of our Common Stock.

	COMMON STOCK BENEFICIALLY OWNED (a)
NAME OF BENEFICIAL OWNER	SHARES OWNED	PERCENTAGE OF CLASS

Longview Asset Management, LLC (b) 222 North LaSalle Street Chicago, Illinois 60601	33,387,811	11.0%

Evercore Trust Company, N.A. (c) 55 East 52nd Street, 36th Floor New York, New York 10055	22,134,047	7.3%

The Vanguard Group (d) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	18,905,640	6.2%

Capital Research Global Investors (e) 333 South Hope Street Los Angeles, California 90071	16,086,509	5.3%

BlackRock, Inc. (f) 55 East 52nd Street New York, New York 10055	15,509,208	5.1%
(a)	Share information for The Vanguard Group, Capital Research Global Investors and BlackRock, Inc. is as of December 31, 2016.
(b)

This information is based solely on information provided by Longview Asset Management, LLC (Longview). Longview manages investment portfolios for clients who own Common Stock, which include accounts of clients related to Mr. Crown. Pursuant to its investment advisory agreements, Longview has voting and dispositive power over the Common Stock held in its clients’ accounts and is deemed to beneficially own 33,387,811 shares of Common Stock, including the 15,945,148 shares included in Mr. Crown’s beneficial ownership amount for which he disclaims beneficial ownership. Clients of Longview disclaim that they are a group for purposes of Section 13(d) of the Exchange Act, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity.

(c)

Evercore Trust Company, N.A. (Evercore) is the independent fiduciary and investment manager for the assets of the General Dynamics Stock Fund under the General Dynamics Corporation 401(k) Plan Master Trust. Evercore has shared voting power over the shares held in the General Dynamics Stock Fund. Share information for Evercore is based solely on information provided on behalf of Evercore.

(d)	This information is based solely on information contained in a Schedule 13G filed by The Vanguard Group with the SEC on February 13, 2017.
(e)	This information is based solely on information contained in a Schedule 13G filed by Capital Research Global Investors with the SEC on February 13, 2017.
(f)	This information is based solely on information contained in a Schedule 13G filed by BlackRock, Inc. with the SEC on January 24, 2017.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016, regarding Common Stock that may be issued under our equity compensation plans.

	(A)	(B)	(C)

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON THE EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
Equity compensation plans approved by shareholders	10,934,621	$108.23	7,729,290
Equity compensation plans not approved by shareholders	—	—	—
Total	10,934,621	$108.23	7,729,290

62     General Dynamics 2017 Proxy Statement

APPROVAL OF THE

GENERAL DYNAMICS CORPORATION AMENDED AND RESTATED

2012 EQUITY COMPENSATION PLAN

(PROPOSAL 5)

The General Dynamics Corporation 2012 Equity Compensation Plan (the 2012 Plan), provides the company with a critical means of attracting, retaining and motivating executives, key employees and non-employee directors through the issuance of equity compensation awards. Equity compensation awards provide participants with incentives to enhance the long-term growth and profitability of General Dynamics and align management’s interests with the interests of shareholders, consistent with the fundamental philosophy of our compensation program. This alignment with shareholders is further enhanced by our rigorous stock ownership guidelines for executives. We strongly believe that equity compensation awards under the 2012 Plan are an essential part of our executive compensation program, and that our executive compensation program, together with our emphasis on executive stock ownership, contributes to the superior performance of our company.

In May 2012, shareholders originally approved the adoption of the 2012 Plan. The 2012 Plan has not been amended since it received shareholder approval. The 2012 Plan is the only currently active equity compensation plan at the company. We have prudently and responsibly used shares available under the 2012 Plan and, as of March 6, 2017, there were 5,197,476 shares remaining available for issuance under the 2012 Plan. On March 1, 2017, the Board of Directors approved, subject to shareholder approval at the 2017 Annual Meeting, an amendment and restatement of the 2012 Plan, and the amended and restated 2012 Plan is now being submitted to shareholders to request approval of the following changes:

•

Request to Add to Share Reserve. To avoid exhausting the reserve of remaining shares of Common Stock available for issuance under the 2012 Plan and to ensure a sufficient number of shares of Common Stock remains available for issuance for the company’s future equity compensation needs, we propose to increase the existing share reserve under the 2012 Plan by 24,000,000 shares of Common Stock. If shareholders approve the increase in the share reserve, a total of 42,250,000 shares would be authorized under the amended and restated 2012 Plan, of which 29,197,476 would be available for future issuance. The size of the share request is based on an analysis of historical equity compensation usage at both the company and its peer companies. The size of the request and the historic usage of shares are well with industry norms. The Compensation Committee has taken several actions in recent years to manage dilution levels. As detailed on page 48 of this Proxy Statement, as a result of these efforts, dilution and the one- and three-year burn rates have steadily decreased since 2013. We expect future dilution and grant rate levels to remain within industry norms.

•	Extension of the Term of the 2012 Plan. We propose to extend the term of the 2012 Plan to May 3, 2027 (the tenth anniversary of the 2017 Annual Meeting).

•

Adoption of an Annual Cap on Equity Awards to Non-Employee Directors. We propose to implement an annual grant date fair value limit of $400,000 on the annual value of equity awards granted to non-employee directors under the 2012 Plan. This limit is below both the median and average limits at Fortune 500 companies who have included director-specific annual dollar-based limits in their equity compensation plans.

•

Re-Approval of the Section 162(m) Performance Goals and Annual Grant Limitations. We propose the re-approval of the material terms of the performance goals (including the annual per participant grant limitations) under the 2012 Plan for purposes of preserving the ability to grant awards to Section 162(m) covered executives under the 2012 Plan that are intended to qualify as performance-based compensation that is deductible under Section 162(m) of the Internal Revenue Code. Under Section 162(m) of the Internal Revenue Code, we must seek shareholder approval of the performance goals (including the annual per participant grant limitations) under the 2012 Plan every five years in order to preserve eligibility to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code.

We are not seeking to make any other material changes to the 2012 Plan that would require shareholder approval. The Board of Directors has also adopted other modifications to the 2012 Plan, as amended and restated, which do not require shareholder approval, to reflect best market practices. These modifications include:

•

Compensation Recoupment Policy. An express compensation recoupment, or clawback, provision that provides that a participant’s rights with respect to awards are subject to any right that the company has under its existing compensation recoupment policy or under any applicable securities regulation or exchange listing rule.

General Dynamics 2017 Proxy Statement     63

Equity Compensation Plan

•	Two-Year Minimum Vesting Period for Stock Options and Stock Appreciation Rights. An increase in the minimum vesting period for stock options and stock appreciation rights from one year to two years.

If the requisite shareholder approval of the amended and restated 2012 Plan is not obtained, the amended and restated 2012 Plan will not take effect to the extent shareholder approval is required, but the company may continue to grant awards under the 2012 Plan in accordance with the current terms and conditions of the 2012 Plan, including the terms and conditions approved by the Board on March 1, 2017, that do not require shareholder approval.

KEY COMPENSATION GOVERNANCE FEATURES

Importantly, the amended and restated 2012 Plan will continue to contain the following important compensation governance features that were included prior to its amendment and restatement:

✓	No repricing of stock options or stock appreciation rights. Repricing of stock options and stock appreciation rights is prohibited unless shareholder approval is obtained.

✓

No discounted stock options or stock appreciation rights. Stock options and stock appreciation rights must be granted with an exercise price that is not less than 100 percent of the fair market value on the date of grant.

✓

No reloads of options or stock appreciation rights. The ability to automatically receive a grant of additional options or stock appreciation rights in connection with any exercise of the original stock options or stock appreciation rights (so-called “stock option reloading”) is not permitted.

✓	No liberal share recycling. The reuse of shares to satisfy the exercise price or tax withholding requirements of an award is not permitted.

✓

Minimum vesting periods for awards. Subject to limited exceptions, awards of restricted stock and participation units have a minimum vesting period of three years and awards of stock options and stock appreciation rights have a minimum vesting period of two years.

✓

Double-trigger change in control provisions. A “double-trigger” change in control mechanism is activated only when (1) a change in control is consummated and (2) a participant’s employment is terminated by the company or its successor without cause or by the participant for good reason within two years following the change in control.

CONTINUED CLOSE MONITORING OF DILUTION AND BURN RATE

The Compensation Committee remains focused on using equity to compensate executives in a manner that links executive and shareholder interests while focusing on the overall dilutive effect of equity compensation. As displayed in the table below, dilution and grant rate levels have steadily decreased since 2013. The Compensation Committee achieves this balance by (1) maintaining terms and conditions of equity awards that have the result of reducing dilution levels and (2) actively managing reasonable levels of equity dilution and annual share usage (burn rate or grant rate) when granting equity awards.

Since 2014, the Compensation Committee has taken the following actions to enhance the role of equity compensation as a longer-term valuation creation tool and to manage dilution levels.

Compensation Committee Actions Taken	Resulting Reduction in Dilution Levels
Increased exercise period on options from a term of 7-years to 10-years	Option value increases result in fewer options granted to each participant
Decreased leverage on performance shares from 2 times target to 1.5 times target	In the event of strong company performance, payout can only result in 50% higher share usage

64     General Dynamics 2017 Proxy Statement

Equity Compensation Plan

The table below shows the dilution and one- and three-year burn rate for 2014, 2015 and 2016:

	2014	2015	2016
Actual Dilution	5.12%	4.80%	4.54%
1-Yr Grant Rate	1.67%	0.82%	1.06%
3-Yr Average Grant Rate	1.97%	1.63%	1.19%

Additional information regarding the company’s calculation of dilution rate and burn rate is available on page 48 of this Proxy Statement.

As of March 6, 2017, there were:

•	5,197,476 shares remaining available for issuance under the 2012 Plan, of which 1,722,663 may be issued as full value awards;

•

12,102,349 options outstanding in aggregate under the General Dynamics Corporation 2009 Equity Compensation Plan (the 2009 Plan) and the 2012 Plan with a weighted-average exercise price of $121.91 and a weighted-average remaining term of 6.3 years; and

•	1,983,171 full value awards outstanding and unvested in aggregate under all equity compensation plans of the company.

Since approval of the 2012 Plan at the 2012 Annual Meeting, no further grants were made under the 2009 Plan, but awards under the 2009 Plan remain outstanding and will, among other things, continue to vest and/or become exercisable in accordance with their original terms and conditions.

SUMMARY OF THE PLAN

The principal features of the amended and restated 2012 Plan are summarized below. This summary does not contain all the information that may be important to you. The summary is qualified in its entirety by reference to the complete text of the amended and restated 2012 Plan, which is set forth in Appendix A to this Proxy Statement.

Plan Administration.  Subject to the terms of the 2012 Plan, the Compensation Committee has the authority to interpret and administer the 2012 Plan. The Compensation Committee has the authority to, among other things, determine which individuals will participate in the 2012 Plan and to establish the amounts, types and terms of awards under the 2012 Plan.

Eligibility.  Any officer or employee of the company or any of its subsidiaries and any member of the Board of Directors who is not an employee of the company or any of its subsidiaries (a non-employee director) is eligible for selection by the Compensation Committee to receive an award under the 2012 Plan. Awards to non-employee directors must be approved by the Board of Directors. As of the date of this Proxy Statement, there are 27 officers and approximately 99,000 employees (excluding officers) of the company and its subsidiaries and there are 11 non-employee directors of the company.

Shares Subject to the Plan.  The 2012 Plan provides that an aggregate maximum of 42,250,000 shares of Common Stock will be available for issuance in connection with awards under the 2012 Plan and for the payment of dividend equivalents that are settled in shares of Common Stock. From that aggregate maximum, (1) the maximum number of shares available for grants of incentive stock options (ISOs) under the 2012 Plan is 42,250,000 shares of Common Stock, (2) the maximum aggregate number of shares available for grants of non-statutory stock options (NSOs) and stock appreciation rights (SARs) under the plan is 42,250,000 shares of Common Stock, and (3) the maximum aggregate number of shares available for grants of restricted stock, Common Stock awards, participation units and performance-based awards (other than performance-based awards that are ISOs, NSOs and SARs), and shares paid in settlement of dividend equivalents pursuant to the plan is 8,000,000 shares of Common Stock. If any award under the 2012 Plan or the 2009 Plan expires, is forfeited or cancelled, or terminates for any reason without the issuance of shares (including, without limitation, upon cash settlement), the shares relating to the award will again be available for issuance pursuant to awards under the 2012 Plan. However, if shares are tendered or withheld in payment of all or part of the exercise price of an award or in satisfaction of tax withholding obligations with respect to an award, the shares will not be available again for issuance pursuant to awards under the 2012 Plan. With respect to any SAR granted under the plan, the number of shares of Common Stock counted against the share limits described above shall be either the full number of shares subject to the SAR, if it is settled in shares, or zero shares, if it is settled in cash.

General Dynamics 2017 Proxy Statement     65

Equity Compensation Plan

Award Types.  The 2012 Plan permits grants of unrestricted shares of Common Stock (Common Stock awards), NSOs, SARs, restricted stock, participation units, cash awards, performance-based awards or any combination thereof, to officers, employees and non-employee directors and grants of ISOs to officers and employees.

Common Stock Awards.  The Compensation Committee may grant Common Stock awards under the 2012 Plan on such terms and conditions, not inconsistent with the plan, as the Compensation Committee may determine. In addition, a non-employee director may elect to have all or part of his or her annual retainer paid in Common Stock under the 2012 Plan upon such terms and conditions as the Compensation Committee may establish from time to time.

Stock Options and SARs.  The 2012 Plan provides for the grant of (1) ISOs, which are stock options that are designated by the Compensation Committee as incentive stock options and which meet the applicable requirements for incentive stock options pursuant to Section 422 of the Internal Revenue Code, (2) NSOs, which are stock options that do not qualify as ISOs or that are designated as NSOs notwithstanding that they may otherwise qualify as ISOs, and (3) SARs, which are rights to receive an amount of cash or shares of Common Stock with a fair market value equal to the increase in the fair market value of a specified number of shares between the date on which the SAR is granted and the date on which it is exercised. References in this summary to “stock options” will mean both ISOs and NSOs, unless otherwise specified.

Pursuant to the terms of the 2012 Plan, the Compensation Committee determines the terms and conditions, not inconsistent with the 2012 Plan, of any award of stock options or SARs. The 2012 Plan provides that awards of stock options and SARs are subject to the following restrictions: (1) the exercise price per share for stock options or SARs may not be less than 100 percent of the fair market value of a share of Common Stock on the grant date (with fair market value determined by taking the average of the highest and lowest quoted selling price per share of Common Stock on the national securities exchange on which the Common Stock is principally traded on the grant date), (2) stock options and SARs may not have a term of more than 10 years, (3) no stock option or SAR may entitle the participant to receive an automatic grant of additional stock options or SARs in connection with any exercise of the original stock option or SAR, (4) except in connection with a corporate transaction involving the company, shareholder approval is required to reprice any stock options or SARs after their grant date or to exchange them for cash, other awards, or stock options or SARs with lower exercise prices, and (5) stock options and SARs generally may not vest sooner than two years from the original grant date, except in certain circumstances following a change in control or where the Compensation Committee provides for a shorter vesting period in connection with a corporate divestiture or acquisition or in other special circumstances as determined by the Compensation Committee. In addition, the exercise price of shares purchased upon the exercise of any stock option may be paid in cash, Common Stock or both, by cashless exercise or in any other manner as may be permitted by the Compensation Committee.

Restricted Stock.  The 2012 Plan provides for the grant of restricted stock, which is Common Stock that may not be sold, transferred, pledged, assigned or otherwise alienated except upon the passage of time, or upon satisfaction of performance goals or other conditions. Pursuant to the terms of the 2012 Plan, the Compensation Committee determines the terms and conditions, not inconsistent with the plan, of any award of restricted stock. The 2012 Plan provides that (1) a participant holding restricted stock may vote the shares awarded and will be entitled to the payment of dividends and other distributions on the shares from the date the award is made, subject to such restrictions or conditions as the Compensation Committee may determine, except that no dividend shall be paid in respect of performance-based awards prior to the vesting of such awards; and (2) restricted stock awards generally have a minimum vesting period of three years (other than shares of restricted stock granted as an adjustment pursuant to a performance-based formula), except in certain circumstances following a change in control or where the Compensation Committee provides for a shorter vesting period in connection with a corporate divestiture or acquisition or in other special circumstances as determined by the Compensation Committee.

Participation Units.  The 2012 Plan provides for the grant of participation units, which are awards of unfunded obligations of the company that have a value derived from or related to the value of Common Stock, including for example, phantom stock units or restricted stock units, and are payable in cash, Common Stock or any combination thereof. Pursuant to the terms of the 2012 Plan, the Compensation Committee determines the terms and conditions, not inconsistent with the 2012 Plan and in compliance with Section 409A of the Internal Revenue Code and the rules and regulations thereunder, of any award of participation units. The 2012 Plan provides that participation unit awards generally may not vest sooner than three years from the original grant date (other than participation units granted as an adjustment to a performance-based formula), except in certain circumstances following a change in control or where the Compensation Committee provides for a shorter vesting period in connection with a corporate divestiture or acquisition or in other special circumstances as determined by the Compensation Committee. A participant holding participation units

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will not be entitled to any rights as a shareholder until shares are delivered upon settlement of the participation units, but a participant may be entitled to contractual dividend equivalents, subject to such restrictions or conditions as the Compensation Committee may determine, except that no dividend equivalents shall be paid in respect of performance-based awards prior to the vesting of such awards.

Cash Awards.  The 2012 Plan provides for the grant of cash awards (referred to in the 2012 Plan as Other Awards), which are awards payable in cash. Pursuant to the terms of the 2012 Plan, the Compensation Committee determines the terms and conditions, not inconsistent with the 2012 Plan and in compliance with Section 409A of the Internal Revenue Code, of any cash awards.

Annual Non-Employee Director Award Limitation.  The 2012 Plan provides that the aggregate grant date fair value of all awards (excluding the issuance of shares of Common Stock as a result of a voluntary election to receive Common Stock in lieu of cash retainers) granted under the plan to individual non-employee directors in any calendar year will not exceed $400,000.

Performance-Based Awards.  The Compensation Committee may grant performance-based awards under the 2012 Plan. Performance-based awards are awards of Common Stock, stock options, SARs, restricted stock, participation units, cash awards, or any combination thereof, payment of which is contingent upon the attainment of one or more performance goals. A performance goal (1) may relate to the performance of the participant, the company or any of its subsidiaries, any business group, any business unit or other subdivision of the company or any of its subsidiaries, or any combination of the foregoing, as the Compensation Committee may deem appropriate and (2) may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other external measure of the selected performance criteria, as the Compensation Committee, in its sole discretion, deems appropriate.

For performance-based awards granted to Section 162(m) covered executives of the company that are intended to meet the requirements of qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, performance goals shall be determined by reference to one or more of the following criteria selected by the Compensation Committee in its sole discretion (as determined in accordance with generally accepted accounting principles, as applicable): (1) market price of Common Stock, (2) earnings per share of Common Stock, (3) net income or profit (before or after taxes), (4) return on total stockholders’ equity, (5) return of stockholders’ equity, (6) return on invested capital, (7) cash flow, (8) cumulative return on net assets employed, (9) earnings before interest and taxes, (10) earnings before interest, taxes, depreciation and amortization, (11) earnings from continuing operations, (12) sales or revenues, (13) return on assets, capital or investment, (14) market share, (15) cost reduction goals, (16) budget comparisons, (17) implementation or completion of specified projects or processes, (18) the formation of joint ventures, research or development collaborations, or the completion of other transactions, and/or (19) any combination of any of the foregoing. For all performance-based awards granted under the 2012 Plan that are not intended to meet the requirements of qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, performance goals may be based on one or more of the foregoing criteria or any other criteria that the Compensation Committee deems appropriate.

The Compensation Committee will establish performance goals within 90 days after the beginning of the performance period for a performance-based award and in any case before 25 percent of the performance period has elapsed. The Compensation Committee may provide at the time it establishes a performance goal that the measurement of the performance goal shall exclude the impact of unusual, non-recurring or extraordinary items, charges for restructurings, discontinued operations, the cumulative effect of changes in accounting treatment and any other items, each determined in accordance with generally accepted accounting principles (to the extent applicable) and as identified in the company’s audited financial statements, including the notes thereto.

The 2012 Plan provides that the minimum vesting period for any performance-based award will not be less than the minimum vesting period for the form of award in which the performance-based award is granted.

The maximum number of shares of Common Stock (or in the case of a cash award, the maximum dollar amount) that may be subject to awards intended to meet the requirements of qualified performance-based compensation under Section 162(m) of the Internal Revenue Code granted under the 2012 Plan to any individual participant in any calendar year is: (1) 1,000,000 shares of Common Stock pursuant to a Common Stock award, (2) 1,000,000 shares of Common Stock pursuant to a stock option or SAR, (3) 200,000 shares of Common Stock for restricted stock awards, (4) participation units with a value equal to 200,000 shares of Common Stock, and (5) $5,000,000 for cash awards.

Amendment and Termination.  The Compensation Committee may at any time suspend the operation of, terminate or amend the 2012 Plan or any award, provided that no suspension, termination or amendment may adversely impair the rights of any participant

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under any outstanding award without such participant’s consent, except that the Compensation Committee may take such actions as it deems appropriate to ensure that the 2012 Plan and any awards comply with any tax, securities or other applicable law.

Adjustments and Reorganizations.  The maximum number of shares of Common Stock available for issuance under the 2012 Plan and the individual and aggregate limits described above will be equitably adjusted upon certain events affecting the capitalization of the company such as a recapitalization or stock split. In the event of an increase or decrease in the number of issued shares of Common Stock without receipt or payment of consideration by the company, the Compensation Committee may adjust the number of shares subject to each outstanding award and the exercise price per share of each such award. Upon the occurrence of certain extraordinary corporate transactions, such as a dissolution, sale or merger of the company, the Compensation Committee has discretion to make certain adjustments, cancel, or provide for the exchange of outstanding awards.

Transferability.  Except as provided by the Compensation Committee, an award under the 2012 Plan is not transferrable other than by the participant’s last will and testament or by applicable laws of descent and distribution.

Effect of a Change in Control. The change in control provision in the 2012 Plan contains a “double-trigger” mechanism that is activated only when (1) a change in control is consummated and (2) a participant’s employment is terminated by the company or its successor without cause or by the participant for good reason within two years following the change in control. If both of these triggers are satisfied then all of the participant’s outstanding awards under the 2012 Plan will immediately vest and become exercisable and all restrictions on the awards will lapse.

Company Recoupment of Awards.  The 2012 Plan provides that a participant’s rights with respect to any Award under the plan is subject to (1) any right that the company may have under its compensation recoupment policy or other agreement with a participant and (2) any right or obligation that the company may have under Section 10D of the Exchange Act and any applicable rules and regulations of the SEC.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

The following is a brief summary of the United States federal income tax consequences of the issuance and exercise of awards under the 2012 Plan to the company and to the participants. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Cash Awards and Common Stock Awards.  A participant generally will not recognize income at the time a cash award or a Common Stock award subject to vesting conditions is granted to the participant. When cash is paid to the participant pursuant to a cash award or shares vest pursuant to a Common Stock award, the participant generally will recognize ordinary income equal to the amount of cash paid or the fair market value of the shares that vest. When a Common Stock award that is not subject to vesting conditions is granted to the participant, the participant generally will recognize ordinary income at the time of grant in an amount equal to the fair market value of the shares subject to the award. The amount of ordinary income recognized by the participant generally is subject to payroll taxes. The company generally is entitled to a tax deduction at the same time and in the same amount as the participant recognizes ordinary income.

Restricted Stock Awards and Participation Units.  A participant generally will not recognize income at the time a restricted stock award is granted. When the restrictions lapse with regard to any installment of restricted stock, the participant generally will recognize ordinary income in an amount equal to the fair market value of the shares with respect to which the restrictions lapse, unless the participant elects to recognize ordinary income in the year the award is granted in an amount equal to the fair market value of the restricted stock awarded at the time of grant, determined without regard to the restrictions. The participant generally will recognize ordinary income at the time of payment of a dividend with respect to restricted stock (unless the participant has elected to recognize ordinary income in the year the restricted stock award is granted in an amount equal to the fair market value of the restricted stock awarded, in which case, any such dividend may be treated as dividend income) in an amount equal to the dividend paid, in the case of a cash dividend, or the fair market value of the shares delivered, in the case of a stock dividend. A participant generally will not recognize income at the time an award of participation units is granted or at the time that the participant is credited with a dividend equivalent with respect to such award. The participant generally will recognize ordinary income at the time the participation units or dividend equivalents are paid, in an amount equal to the cash paid or to be paid or the fair market value of the shares delivered or to be delivered. The amount of ordinary income recognized by the participant generally is subject to payroll taxes. The company generally is entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income.

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Performance-Based Awards.  A participant generally will not recognize income at the time of grant of a performance-based award. The participant generally will recognize ordinary income at the time the performance-based award is paid in an amount equal to the dollar amount, or the fair market value of the shares of Common Stock, paid or delivered. The amount of ordinary income recognized by the participant generally is subject to payroll taxes. The company generally is entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income.

NSOs and SARs.  A participant who is granted an NSO or SAR generally does not recognize income at the time of grant, but will recognize ordinary income upon exercise of the NSO or SAR in an amount equal to the excess of the aggregate fair market value of the shares subject to the award on the exercise date over the aggregate exercise price of such shares. The amount of ordinary income recognized by the participant generally is subject to payroll taxes. The company generally is entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income.

ISOs.  A participant who is awarded an ISO generally does not recognize taxable income at the time of award or upon exercise of the ISO, but the excess of the fair market value of the shares acquired on the exercise date over the exercise price is included in the participant’s income for alternative minimum tax purposes. The grant of an ISO generally does not entitle the company to a deduction. A participant who acquires shares by exercise of an ISO generally recognizes income on a sale or other disposition of those shares in an amount equal to the difference between the amount received on the sale or disposition of the shares and the exercise price previously paid by the participant. If the participant holds the shares issuable upon exercise of an ISO for the later of two years after the ISO grant date and one year from the date of exercise, income on the sale of such shares generally will be taxed to the participant at long-term capital gain rates. In such case, the company generally is not entitled to a deduction. If the participant sells the shares issuable upon exercise of an ISO prior to the end of the applicable holding periods, the participant generally will recognize ordinary income in the year of the sale equal to the excess, if any, of the lesser of (1) the fair market value of the shares on the date of exercise and (2) the amount received for the shares over the exercise price previously paid by the participant. The balance of the gain or the loss, if any, generally will be a long-term or short-term capital gain or loss, depending on how long the shares were held by the participant prior to the sale. The amount of ordinary income recognized by the participant in this circumstance generally is subject to payroll taxes. The company generally is entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income.

Certain Other Tax Issues and Related Matters.  In addition to the matters described above, (1) any entitlement to a tax deduction on the part of the company is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Internal Revenue Code regarding the $1,000,000 limitation on deductible compensation), (2) the exercise of an ISO may have implications in the computation of alternative minimum taxable income, (3) certain awards under the 2012 Plan may be subject to the requirements of Section 409A of the Internal Revenue Code (regarding nonqualified deferred compensation), and (4) if the exercisability or vesting of any option is accelerated because of a change in control, such option (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Internal Revenue Code, which excess amounts may be subject to excise taxes and deduction limitations. Officers and directors of the company subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their options. The 2012 Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The 2012 Plan is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code.

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Equity Compensation Plan

GRANTS AND AWARDS UNDER THE 2012 PLAN

As of March 6, 2017, the following outstanding awards have been granted under the 2012 Plan to each of the executive officers named below, all current executive officers as a group, all non-employee directors as a group, and all other employees, respectively:

Name	NUMBER OF SHARES UNDERLYING OPTIONS/SARS	WEIGHTED AVERAGE EXERCISE PRICE OF OPTIONS/SARS	NUMBER OF SHARES UNDERLYING RESTRICTED STOCK AWARDS/STOCK UNIT AWARDS*
Phebe N. Novakovic	1,980,090	$111.19	227,475
Jason W. Aiken	284,400	$131.30	46,455
John P. Casey	295,585	$129.96	47,170
Mark C. Roualet	372,930	$115.53	44,266
S. Daniel Johnson	157,920	$152.79	34,626
All Executive Officers as a Group (13 people)	4,300,995	$119.12	568,187
All Non-Employee Directors as a Group (11 people)	159,430	$122.00	18,900
All Other Employees	6,693,406	$130.76	1,396,084

*	Includes performance restricted stock units (PRSUs) at target payout. The exact number of PRSUs that may be earned is determined by performance metrics set by the Compensation Committee.

Future Benefits. No awards have been granted, and no shares have been issued, on the basis of the proposed 24,000,000 share increase under the 2012 Plan. Future grants under the 2012 Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, the value of the awards granted under the 2012 Plan will depend on a number of factors, including the fair market value of the Common Stock on future dates and the exercise decisions made by the participants. Consequently, it is not possible at this time to determine the benefits that might be received by participants receiving discretionary grants under the 2012 Plan in the future.

As of March 6, 2017, the closing price on the New York Stock Exchange of the Common Stock was $190.94 per share.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

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INFORMATION REGARDING THE ANNUAL MEETING AND VOTING

All shareholders of record at the close of business on March 6, 2017, are entitled to vote their shares of Common Stock at the Annual Meeting. On the record date, General Dynamics had 303,370,701 shares of Common Stock issued and outstanding.

Following are questions and answers about the annual meeting and voting.

ANNUAL MEETING ATTENDANCE

Will I need to provide documentation to attend the Annual Meeting? Yes. All shareholders will need an admission ticket and personal photo identification for admission. You may print your own admission ticket and you must bring it to the meeting. Tickets can be printed by accessing Shareholder Meeting Registration at www.ProxyVote.com and following the instructions provided. If you are unable to print your tickets, please call Broadridge Financial Solutions, Inc. (Broadridge) at 1-855-449-0994 for assistance.

How many shares must be present to hold the Annual Meeting? A quorum of shares must be present to hold the Annual Meeting. A quorum is the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the record date. If you submit a properly completed proxy in accordance with one of the voting procedures described below or appear at the Annual Meeting to vote in person, your shares of Common Stock will be considered present. For purposes of determining whether a quorum exists, abstentions and broker non-votes (as described below) will be counted as present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.

How are proxy materials being distributed for the Annual Meeting? As permitted by the rules of the Securities and Exchange Commission (SEC), we are providing the proxy materials for our 2017 Annual Meeting via the Internet to most of our shareholders. Use of the Internet will expedite receipt of the 2017 proxy materials by many of our shareholders and help to keep mailing costs for our Annual Meeting as low as possible. For shareholders who are participants in our 401(k) plans we are required generally to deliver proxy materials in hard copy. On March 23, we initiated delivery of proxy materials to our shareholders of record in one of two ways: (1) a notice containing instructions on how to access proxy materials via the Internet or (2) a printed copy of those materials. If you received a notice in lieu of a printed copy of the proxy materials, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice provides instructions on how to access the proxy materials on the Internet and how to vote online or by telephone. If you received such a notice and would also like to receive a printed copy of the proxy materials, the notice includes instructions on how you may request a printed copy.

VOTING

Who is entitled to vote at the Annual Meeting? You must be a shareholder of record on the record date, which is March 6, 2017, to vote your shares at the Annual Meeting.

How do I vote my shares? How you vote your shares will depend on whether you are a shareholder of record or a beneficial owner of your shares.

Shareholders of record. Each shareholder of record is entitled to one vote on all matters presented at the Annual Meeting for each share of Common Stock held. You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., as of the record date. If you are a shareholder of record, Broadridge provides proxy materials to you on our behalf. If your shares are registered in different names or held in more than one account, you may receive more than one proxy card or set of voting instructions. In that case, you will need to vote separately for each set of shares in accordance with the following voting procedures.

Shareholders of record may cast their vote in one of the following ways:

YOU MAY CAST YOUR VOTE:
By Internet:	access www.ProxyVote.com and follow the instructions
By Telephone:	call 1-800-690-6903 and follow the instructions
By Mail:	sign and date each proxy card received and return each card using the prepaid postage envelope
In Person:	attend the Annual Meeting and vote by ballot

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Annual Meeting Information

The telephone and Internet voting systems are available 24 hours a day. They will close at 11:59 p.m. eastern time on May 2, 2017. Please note the voting deadline differs for participants in our 401(k) plans, as described below. All shares represented by properly executed, completed and unrevoked proxies that are received on time will be voted at the Annual Meeting in accordance with the specifications made in the proxy card.

IF YOU RETURN A SIGNED PROXY CARD BUT DO NOT SPECIFICALLY DIRECT THE VOTING OF SHARES, YOUR PROXY WILL BE VOTED AS FOLLOWS:
FOR the election of directors as described in this Proxy Statement
FOR the selection, on an advisory basis, of KPMG LLP as the independent auditors of the company
FOR the approval, on an advisory basis, of the compensation of the named executive officers
On an advisory basis, to hold future executive compensation advisory votes EVERY YEAR
FOR the approval of the General Dynamics Corporation Amended and Restated 2012 Equity Compensation Plan
IN ACCORDANCE WITH the judgment of the proxy holders for other matters that properly come before the Annual Meeting

Beneficial Owners. If your shares are held by a bank, broker or other holder of record (sometimes referred to as holding shares in “street name”), the bank, broker or other holder is the shareholder of record and you are the beneficial owner of those shares. Your bank, broker or other holder of record will forward the proxy materials to you. As the beneficial owner, you have the right to direct the voting of your shares by following the voting instructions provided with these proxy materials. Please refer to the proxy materials forwarded by your bank, broker or other holder of record to see which voting options are available to you.

401(k) Plan Participants. Fidelity Management Trust Company (Fidelity), as trustee, is the holder of record of the shares of Common Stock held in our 401(k) plans – the General Dynamics Corporation 401(k) Plan and the General Dynamics Corporation 401(k) Plan for Represented Employees. If you are a participant in one of these plans and in the fund that invests in shares of Common Stock, you are the beneficial owner of the shares of Common Stock credited to your plan account. As beneficial owner and named fiduciary, you have the right to instruct Fidelity, as plan trustee, how to vote your shares. If you do not provide Fidelity with timely voting instructions then, consistent with the terms of the plans, Evercore Trust Company, N.A. (Evercore), will direct Fidelity, in Evercore’s discretion, how to vote the shares. Evercore serves as the independent fiduciary and investment manager for the General Dynamics Stock Fund of the 401(k) plans.

Broadridge provides proxy materials to participants in these plans on behalf of Fidelity. If you are a plan participant and also a shareholder of record, Broadridge may combine the shares registered directly in your name and the shares credited to your 401(k) plan account onto one proxy card. If Broadridge does not combine your shares, you will receive more than one set of proxy materials. In that case, you will need to submit a vote for each set of shares. The vote you submit via proxy card or the telephone or Internet voting systems will serve as your voting instructions to Fidelity. To allow sufficient time for Fidelity to vote your 401(k) plan shares, your vote, or any re-vote, must be received by 9 a.m. eastern time on May 1, 2017.

Can I change or revoke my proxy vote? A shareholder of record may change or revoke a proxy at any time before it is voted at the Annual Meeting by:

A PROXY MAY BE REVOKED BY:
Sending written notice of revocation to our Corporate Secretary
Submitting another proxy card that is dated later than the original proxy card
Re-voting by using the telephone or Internet voting systems, or
Attending the Annual Meeting and voting by ballot (attendance at the Annual Meeting alone will not act to revoke a prior proxy).

Our Corporate Secretary must receive notice of revocation, or a subsequent proxy card, before the vote at the Annual Meeting for a revocation to be valid. Except as described above for participants in our 401(k) plans, a re-vote by the telephone or Internet voting systems must occur before 11:59 p.m. eastern time on May 2, 2017. If you are a beneficial owner, you must revoke your proxy through the appropriate bank, broker or other holder of record.

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Annual Meeting Information

VOTE REQUIRED

What is a broker non-vote? A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner. Banks, brokers and other holders of record have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the advisory vote on the selection of the independent auditors. On non-routine matters, such as the election of directors and executive compensation matters, these banks, brokers and other holders of record do not have discretion to vote uninstructed shares and thus are not “entitled to vote” on such proposals, resulting in a broker non-vote for those shares. We encourage all shareholders that hold shares through a bank, broker or other holder of record to provide voting instructions to those holders to ensure that their shares are voted at the Annual Meeting.

What is the vote required for each proposal, and what is the effect of an abstention or broker non-vote on the voting?

VOTE REQUIREMENTS AND THE EFFECT OF ABSTENTIONS OR BROKER NON-VOTES
PROPOSAL	VOTING STANDARD	EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

Proposal 1: Election of the Board of Directors of the Company

Directors will be elected by a majority of the votes cast and entitled to vote at the Annual Meeting. A “majority of the votes cast” means the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. You may vote for, vote against or abstain from voting for any or all nominees.

Abstentions and broker non-votes will not be counted as a vote cast “for” or “against” a director’s election.

Proposal 2: Advisory Vote on the Selection of Independent Auditors

This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter.

Abstentions will have the effect of a vote against this proposal. Broker non-votes do not occur for this proposal because banks, brokers and other holders of record have authority under the New York Stock Exchange rules to vote in their discretion on the selection of independent auditors.

Proposal 3: Advisory Vote to Approve Executive Compensation

This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter.

Abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the proposal.

Proposal 4: Advisory Vote on the Frequency of Future Executive Compensation Advisory Votes

For this proposal, you may choose to express a preference for holding future advisory votes on executive compensation every year, every two years or every three years. For any particular frequency to be approved, it must receive an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. You may choose instead to abstain from voting on this matter.

Abstentions will have the effect of a vote against each choice. Broker non-votes will have no effect on this proposal.

Proposal 5: Approval of the General Dynamics Corporation Amended and Restated 2012 Equity Compensation Plan

This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter.

Abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the proposal.

Who will count the votes? Representatives of American Election Services, LLC, will tabulate the vote at the Annual Meeting.

Who is soliciting votes for the Annual Meeting? The Board of Directors is soliciting proxies from shareholders. Directors, officers and other employees of General Dynamics may solicit proxies from our shareholders by mail, e-mail, telephone, facsimile or in person. In addition, Innisfree M&A Incorporated (Innisfree), 501 Madison Avenue, New York, New York, is soliciting brokerage firms, dealers, banks, voting trustees and their nominees.

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Annual Meeting Information

We will pay Innisfree approximately $15,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of Common Stock. We will not provide compensation, other than their usual compensation, to our directors, officers and other employees who solicit proxies.

OTHER INFORMATION

ADDITIONAL SHAREHOLDER MATTERS

If any other matters properly come before the Annual Meeting, the individuals named in the proxy card will have discretionary authority to vote the shares they represent on those matters, except to the extent their discretion may be limited under Rule 14a-4(c) of the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, as well as anyone who is a beneficial owner of more than 10 percent of a registered class of our stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange, and to furnish us with copies of these forms. To our knowledge, based solely on a review of the copies of Forms 3, 4 and 5 submitted to us, all of our executive officers and directors complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2016.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING OF SHAREHOLDERS

If you wish to submit a proposal for inclusion in our proxy materials to be distributed in connection with the 2018 annual meeting, your written proposal must comply with the rules of the SEC and be received by us no later than November 23, 2017. The proposal should be sent to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

If you intend to present a proposal at the 2018 annual meeting that is not to be included in our proxy materials, including director nominations, you must comply with the various requirements established in our Bylaws. Among other things, the Bylaws require that a shareholder submit a written notice to our Corporate Secretary at the address in the preceding paragraph no earlier than January 3, 2018, and no later than February 2, 2018.

In addition, our Bylaws permit a shareholder or a group of up to 20 shareholders who have owned 3 percent or more of our outstanding shares of capital stock continuously for three years to submit director nominees for inclusion in our proxy statement if the shareholder(s) and nominee(s) satisfy the requirements specified in our Bylaws. These requirements can be found in Article II, Section 10 of our Bylaws, and include the requirement that the applicable notice be received by the company no earlier than October 24, 2017, and no later than November 23, 2017.

ANNUAL REPORT ON FORM 10-K

The Annual Report, which includes our Form 10-K and accompanies this Proxy Statement, is not considered a part of the proxy solicitation material. We will furnish to any shareholder, without charge, a copy of our 2016 Annual Report, as filed with the SEC. A request for the report can be made verbally or in writing to Investor Relations, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042, (703) 876-3000 or through our website. The Form 10-K and other public filings are also available through the SEC’s website at www.sec.gov and on our website at www.gd.com/SECFilings.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We will deliver only one Annual Report and Proxy Statement to shareholders who share a single address unless we have received contrary instructions from any shareholder at the address. In that case, we will deliver promptly a separate copy of the Annual Report and Proxy Statement. For future deliveries, shareholders who share a single address can request a separate copy of our Annual Report and Proxy Statement. Similarly, if multiple copies of the Annual Report and Proxy Statement are being delivered to a single address, shareholders can request a single copy of the Annual Report and Proxy Statement for future deliveries. To make a request, please call 703-876-3000 or write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

74     General Dynamics 2017 Proxy Statement

APPENDIX A

GENERAL DYNAMICS CORPORATION AMENDED AND RESTATED

2012 EQUITY COMPENSATION PLAN

(as amended and restated on March 1, 2017)

1.	Purpose of the Plan.

The purpose of the Plan is to provide the Company with an effective means of attracting, retaining and motivating directors, officers and key employees, and to provide them with incentives to enhance the growth and profitability of the Company.

2.	Effective Date and Duration of the Plan.

The Plan was originally adopted by the Board on March 7, 2012, subject to approval by the stockholders of the Parent, which occurred on May 2, 2012. The amended and restated version of the Plan was adopted by the Board on March 1, 2017, subject to approval by the stockholders of the Parent at the Parent’s 2017 Annual Meeting of Shareholders. The Plan becomes effective upon the first date that the stockholders of the Parent approve the Plan in a manner that satisfies the requirements of the DGCL and the rules of the New York Stock Exchange. Awards may be made pursuant to the Plan through and including the 10 year anniversary of the date of the latest stockholder approval of the Plan, including without limitation any stockholder approval of any amendment to the Plan to increase the share award capacity hereunder.

3.	Definitions; Rules of Construction.

(a)	Defined terms. The terms defined in this Section shall have the following meanings for purposes of this Plan:

(i)	Award shall mean a grant under the Plan in any form permitted hereunder.

(ii)

Award Agreement shall mean a written or electronic agreement, in a form determined by the Committee from time to time, entered into by each Participant and the Company, evidencing the grant of an Award under the Plan. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(iii)	Beneficial Owner shall have the meaning used in Rule 13d-3 promulgated under the Exchange Act. “Beneficial Ownership” shall have a correlative meaning.

(iv)	Board shall mean the Board of Directors of the Parent.

(v)

Cause for the termination of the Participant’s employment with the Company will be deemed to exist if the Participant has been convicted of a felony or if the Company determines in good faith that the Participant has (A) intentionally and continually failed to perform in all material respects the Participant’s reasonably assigned duties with the Company (other than a failure resulting from the Participant’s incapacity due to physical or mental disability or illness) or (B) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that if the Participant has entered into an individual employment agreement or severance protection agreement between the Participant and the Company, and the agreement defines the term “Cause,” then Cause shall have the meaning assigned to such term in such agreement.

(vi)	Change in Control shall have the meaning set forth in Section 16 of the Plan.

(vii)	Code shall mean the Internal Revenue Code of 1986, as amended from time to time, including any regulations promulgated thereunder.

(viii)	Committee shall mean the Compensation Committee of the Board and any successor committee thereto.

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(ix)	Common Stock shall mean the common stock of the Parent.

(x)	Common Stock Award shall mean an Award of unrestricted Common Stock.

(xi)	Company shall mean collectively the Parent and its Subsidiaries.

(xii)	Covered Award shall mean an Award made to a Covered Employee that is intended to meet the requirements of “qualified performance-based compensation” under Section 162(m) of the Code.

(xiii)	Covered Employee shall mean a Participant who is an executive officer of the Parent or any Subsidiary within the meaning of Rule 3b-7 promulgated under the Exchange Act.

(xiv)	DGCL shall mean the Delaware General Corporation Law, as in effect from time to time.

(xv)

Dividend Equivalent shall mean an amount, payable either in shares of Common Stock or in cash, that is equal to the cash dividend that would be paid on each share of Common Stock underlying an Award if the share were duly issued and outstanding on the record date for the dividend.

(xvi)	Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time, including any regulations promulgated thereunder.

(xvii)	Excluded Person shall have the meaning set forth in Section 16 of the Plan.

(xviii)

Fair Market Value shall mean, as of the date of determination, (A) the average of the highest and lowest quoted selling price per share of Common Stock on the national securities exchange or such other market on which such stock is principally traded, as determined by the Committee, or (B) if the shares of Common Stock are not listed or admitted to trading on any such exchange or market, the average of the highest and lowest selling price as reported by an over-the-counter market; provided that if no sales occur as of the date of determination, then the date of determination shall be the last day on which a sale was reported; further provided that if the shares of Common Stock are not then listed on a national securities exchange or market or traded in an over-the-counter market, such value shall be determined by the Committee in good faith. In no event shall the Fair Market Value of any share of Common Stock be less than the par value per share of Common Stock.

(xix)

Good Reason shall mean either (A) a material reduction in the Participant’s base salary (other than a reduction that applies across the board to similarly-situated employees) or (B) the imposition of a requirement that the Participant be based at any place outside a 50-mile radius from the Participant’s principal place of employment immediately prior to a Change in Control; provided, that, in each case, the Participant shall not have Good Reason to terminate service unless the Participant provides the Company with written notice of the occurrence of the action constituting Good Reason within 30 days following the occurrence of such action, the Participant provides the Company with a minimum of 30 days following delivery of the written notice to cure such action, and the Participant terminates service within 90 days following the occurrence of such action. Notwithstanding the foregoing, if the Participant has entered into an individual employment agreement or severance protection agreement with the Company, and the agreement defines the term “Good Reason,” then Good Reason shall have the meaning assigned to such term in such agreement.

(xx)	Grant Date shall mean the date designated by the Committee and specified in the Award Agreement as the date the Award is granted.

(xxi)	Incumbent Board shall have the meaning set forth in Section 16 of the Plan.

(xxii)

ISO shall mean any Option, or portion thereof, awarded to a Participant pursuant to the Plan which is designated by the Committee as an incentive stock option and also meets the applicable requirements of an incentive stock option pursuant to Section 422 of the Code.

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(xxiii)	Non-Control Transaction shall have the meaning set forth in Section 16 of the Plan.

(xxiv)	Non-Employee Director shall mean a member of the Board who is not an employee of the Company.

(xxv)

Non-Statutory Stock Option shall mean any Option awarded under the Plan that does not qualify as an ISO or that is designated as a Non-Statutory Stock Option notwithstanding that it may otherwise qualify as an ISO.

(xxvi)	Option shall mean an Award in the form of an option to purchase Common Stock granted pursuant to the Plan.

(xxvii)	Other Award shall mean an Award payable only in cash.

(xxviii)	Parent shall mean General Dynamics Corporation (and any successor thereto).

(xxix)	Participant shall mean any individual who has an outstanding Award pursuant to the Plan.

(xxx)

Participation Unit shall mean an Award that has a value derived from or related to the value of Common Stock, including but not limited to a phantom stock unit or restricted stock unit, that is payable in cash or Common Stock, or any combination thereof, as specified in the Award Agreement.

(xxxi)	Performance-Based Award shall mean an Award granted under Section 7 of the Plan, the payment of which is conditioned upon the attainment of one or more Performance Goals.

(xxxii)

Performance Goal shall mean a measure of performance established by the Committee, based on one or more of the criteria set forth in Section 7, that must be met during the Performance Period under a Performance-Based Award.

(xxxiii)	Performance Period shall mean, with respect to any Performance-Based Award, the period over which the attainment of the applicable Performance Goal is measured. Performance Periods may be overlapping.

(xxxiv)

Person for purposes of Section 16 only shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, and will include any “group” as such term is used in such sections.

(xxxv)	Plan shall mean the General Dynamics Corporation Amended and Restated 2012 Equity Compensation Plan as set forth herein and as may be amended or amended and restated from time to time.

(xxxvi)

Purchase Price shall mean the price per share (A) for which a share of Common Stock may be purchased pursuant to an Option or (B) by reference to which the amount of any payment pursuant to a Stock Appreciation Right is determined, in each case as established by the Committee, provided that such price will not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date.

(xxxvii)

Restricted Stock shall mean an Award consisting of shares of Common Stock granted to a Participant pursuant to the Plan that may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated except upon passage of time, or upon satisfaction of Performance Goals or other conditions, or a combination thereof, in every case pursuant to such terms and conditions as may be determined by the Committee in its sole discretion.

(xxxviii)	Securities Act shall mean the Securities Act of 1933, as amended from time to time, including any regulations promulgated thereunder.

(xxxix)

Stock Appreciation Right shall mean an Award in the form of a right to receive an amount of cash, or shares of Common Stock with a Fair Market Value, equal to the increase in the Fair Market Value of a specified number of shares of Common Stock between the Grant Date of the right and the date on which it is exercised.

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(xl)	Subject Person shall have the meaning set forth in Section 16 of the Plan.

(xli)	Subsidiary shall mean any “subsidiary” of the Parent within the meaning of Rule 405 under the Securities Act.

(xlii)	Surviving Corporation shall have the meaning set forth in Section 16 of the Plan.

(xliii)	13G Filer shall have the meaning set forth in Section 16 of the Plan.

(b)

Construction. Unless otherwise expressly provided or the context otherwise requires, the terms defined in this Plan include the plural and the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

4.	Eligibility.

Any officer or employee of the Company is eligible for selection by the Committee for an Award under this Plan. Awards to Non-Employee Directors may be granted pursuant to Section 13 of the Plan.

5.	Awards.

The Committee shall determine the amounts and types of the Awards and the terms and conditions of such Awards, consistent with the terms of this Plan. Awards may be made in Common Stock Awards, Options, Stock Appreciation Rights, Restricted Stock, Participation Units, Other Awards, Performance-Based Awards or in any combination thereof. If any Award is settled in cash that is to be paid on a deferred basis, the Participant may be entitled at the Committee’s discretion and on terms and conditions as the Committee may determine, to be paid interest on the unpaid amount.

6.	Common Stock Available for Awards Pursuant to the Plan.

(a)

Shares Available. Subject to adjustment pursuant to Section 15 of the Plan, the maximum aggregate number of shares of Common Stock available for issuance pursuant to Awards (including Common Stock Awards, Options, Stock Appreciation Rights, Restricted Stock, Participation Units and Performance-Based Awards) under the Plan and for the payment of Dividend Equivalents that are settled in shares of Common Stock is 42,250,000. From that aggregate limit:

(i)	no more than 42,250,000 shares may be issued in the form of ISOs;

(ii)	no more than an aggregate of 42,250,000 shares may be issued in the form of Non-Statutory Stock Options and Stock Appreciation Rights; and

(iii)

no more than an aggregate of 8,000,000 shares may be issued in the form of Restricted Stock, Common Stock Awards, Participation Units, and Performance-Based Awards (excluding Performance-Based Awards that are Options or Stock Appreciation Rights and Other Awards that are by definition only payable in cash) and paid in settlement of Dividend Equivalents.

The shares of Common Stock issued pursuant to the Plan may come from authorized and unissued shares, treasury shares or shares purchased by the Company in the open market.

(b)	Share Counting Rules.

(i)

Share Recycling. The following categories of shares of Common Stock shall again be available for grant pursuant to Awards under the Plan, in addition to the shares described in Section 6(a): (A) shares related to Awards that expire, are forfeited or cancelled or terminate for any reason without the issuance of shares (including, without limitation, upon cash settlement), and (B) shares related to awards granted under the General Dynamics Corporation 2009 Equity Compensation Plan that expire, are forfeited or cancelled or terminate for any reason without the issuance of shares (including, without limitation, upon cash settlement).

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For purposes of clarity, (x) shares of Common Stock that are tendered or withheld in payment of all or part of the Purchase Price of an Option or other exercise price of an Award or in satisfaction of tax withholding obligations in respect of any type of Award shall not be included in or added to the number of shares available for issuance under the Plan, (y) with respect to a Stock Appreciation Right granted hereunder, the number of shares of Common Stock counted against the share limits set forth in Section 6(a) shall be either (A) the full number of shares subject to the Stock Appreciation Right if the Stock Appreciation Right is settled in shares or (B) zero shares if the Stock Appreciation Right is settled in cash, and (z) shares of Common Stock repurchased in the open market using the Purchase Price or other exercise price paid in respect of an Option or other Award shall not be included in or added to the number of shares of Common Stock available for issuance under the Plan.

(ii)

Assumption, Replacement, Conversion and Adjustment. The Committee may grant Awards pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual). Common Stock covered by Awards granted pursuant to this Section 6(b)(ii) shall not count against the number of shares available for issuance pursuant to Section 6(a).

(c)

Annual Non-Employee Director Award Limitation. The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted under the Plan to any individual Non-Employee Director in any calendar year of the Company (excluding Awards made pursuant to the issuance of shares of Common Stock as a result of a Non-Employee Director’s voluntary election to receive shares of Common Stock in lieu of all or a portion of cash retainers) shall not exceed $400,000.

7.	Performance-Based Awards.

(a)

General. The Committee may grant Performance-Based Awards in the form of Common Stock Awards, Options, Stock Appreciation Rights, Restricted Stock, Participation Units, or Other Awards. The minimum vesting period for any Performance-Based Award shall not be less than the minimum vesting period for the form of Award in which the Performance-Based Award is granted, as set forth herein.

(b)

Performance Goals. A Performance Goal (i) may relate to the performance of the Participant, the Parent, a Subsidiary, any business group, any business unit or other subdivision of the Parent or any Subsidiary, or any combination of the foregoing, as the Committee may deem appropriate, (ii) may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other external measure of the selected performance criteria, as the Committee, in its sole discretion, deems appropriate, and (iii) shall be based on one or more of the following criteria selected by the Committee in its sole discretion (as determined in accordance with generally accepted accounting principles, as applicable):

(A)

market price of Common Stock; earnings per share of Common Stock; net income or profit (before or after taxes); return on total stockholders’ equity; return of stockholders’ equity; return on invested capital; cash flow; cumulative return on net assets employed; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings from continuing operations; sales or revenues; return on assets, capital or investment; market share; cost reduction goals; budget comparisons; implementation or completion of specified projects or processes; the formation of joint ventures, research or development collaborations, or the completion of other transactions; and/or any combination of any of the foregoing; and

(B)	with respect to any Award that is not a Covered Award, any other criteria that the Committee deems appropriate.

Within 90 days after the beginning of a Performance Period, and in any case before 25 percent of the Performance Period has elapsed, the Committee shall establish the Performance Goals for such Performance Period. The Committee may provide at the time it establishes the Performance Goal for any Performance Period that the measurement of the

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Performance Goal shall exclude the impact of items that are considered unusual in nature or that occur infrequently pursuant to Accounting Standards Codification Topic 225, charges for restructurings, discontinued operations, the cumulative effect of changes in accounting treatment and any other items, each determined in accordance with generally accepted accounting principles (to the extent applicable) and as identified in the Company’s audited financial statements, including the notes thereto.

(c)

Individual Limits. Notwithstanding any other provision of the Plan, to the extent necessary for a Covered Award to satisfy the requirements of “qualified performance-based compensation” pursuant to Section 162(m) of the Code, the maximum number of shares of Common Stock (or in the case of an Other Award, the maximum dollar amount) that may be subject to Covered Awards granted under the Plan to any individual employee, in any calendar year, shall be:

(i)	1,000,000 shares of Common Stock pursuant to a Common Stock Award;

(ii)	1,000,000 shares of Common Stock pursuant to an Option or Stock Appreciation Right;

(iii)	200,000 shares of Restricted Stock;

(iv)	Participation Units with a value equal to 200,000 shares of Common Stock; and

(v)	$5,000,000 of Other Awards.

The limitations set forth in this Section 7(c) shall be subject to adjustment as provided in Section 15, but only to the extent such adjustment would not prevent a Covered Award from meeting the requirements of “qualified performance-based compensation” pursuant to Section 162(m) of the Code.

(d)

Effect of a Termination of Employment or Service. The consequences with respect to a Performance-Based Award of the termination of employment, or service as a Non-Employee Director, of the Participant holding the Performance-Based Award shall be determined by the Committee in its sole discretion and set forth in the applicable Award Agreement.

(e)

Dividends and Dividend Equivalents. The Committee may provide in its discretion that a Performance-Based Award shall accrue dividends or Dividend Equivalents, as applicable, provided such dividends or Dividend Equivalents shall be subject to the same terms and conditions as, and shall in no event be paid prior to the vesting of, the Performance-Based Award to which they relate.

8.	Common Stock Awards. The Committee may grant Common Stock Awards on such terms and conditions, not inconsistent with this Plan, as the Committee may determine.

9.	Restricted Stock Awards.

(a)	General. The Committee may grant Restricted Stock, on such terms and conditions, not inconsistent with this Plan, as the Committee may determine.

(b)

Terms and Conditions. Restricted Stock Awards shall have a minimum vesting period of three years (other than shares of Restricted Stock granted as an adjustment pursuant to a performance-based formula), provided that Restricted Stock may vest earlier in accordance with Section 16 and the Committee may provide for a shorter vesting period (i) in connection with any corporate divestiture or acquisition affecting a Participant’s employment with, or provision of services to, the Company, (ii) in the case of any special agreement, award, or situation with respect to any individual Participant, or (iii) in connection with such other events or circumstances as the Committee may determine from time to time. Subject to the restrictions set forth in this Section 9, each Participant who receives Restricted Stock shall have all rights as a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions thereon, except as may be provided in the applicable Award Agreement. Restricted Stock shares may be held by the Company until all restrictions lapse and shall be subject to a legend describing applicable restrictions as provided by the Committee from time to time.

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(c)

Effect of a Termination of Employment or Service. The consequences with respect to an Award of Restricted Stock of the termination of employment, or service as a Non-Employee Director, of the Participant holding the Restricted Stock shall be determined by the Committee in its sole discretion and set forth in the applicable Award Agreement.

10.

Option and Stock Appreciation Right Awards. The Committee may grant Options and Stock Appreciation Rights on such terms and conditions, not inconsistent with the Plan, as the Committee may determine, subject to the following provisions:

(a)

Type of Options. The Committee may grant Options in the form of ISOs, Non-Statutory Stock Options, or any combination thereof. Each Option Award Agreement shall identify whether the Options are intended to be ISOs or Non-Statutory Stock Options. If an Award is not designated as either ISOs or Non-Statutory Stock Options, then such Award shall be deemed to be Non-Statutory Stock Options.

(b)

ISO Limitations. For ISOs granted under the Plan, the aggregate Fair Market Value (determined as of the Grant Date) of the number of shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year under all plans of the Company shall not exceed $100,000, or such other maximum amount then applicable under Section 422 of the Code. Any Option or a portion thereof that is designated as an ISO that for any reason fails to meet the requirements of an ISO shall be treated hereunder as a Non-Statutory Stock Option. No ISO may be granted to an individual who, at the time of the proposed grant, owns (or is deemed to own under the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of common stock of the Company unless (i) the exercise price of such ISO is at least one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock at the time such ISO is granted and (ii) such ISO is not exercisable after the expiration of five years from the date it is granted.

(c)

Terms and Conditions. The Committee shall determine all terms and conditions of the Options and Stock Appreciation Rights, provided that the following terms and conditions shall apply to all Options and Stock Appreciation Rights:

(i)

Options and Stock Appreciation Rights shall have a minimum vesting period of two years, provided that Options and Stock Appreciation Rights may vest earlier in accordance with Section 16 and the Committee may provide for a shorter vesting period (A) in connection with any corporate divestiture or acquisition affecting a Participant’s employment with, or provision of services to, the Company, (B) in the case of any special agreement, award, or situation with respect to any individual Participant, or (C) in connection with such other events or circumstances as the Committee may determine from time to time.

(ii)	The term during which an Option or Stock Appreciation Right may be exercised shall not exceed ten years from the Grant Date.

(iii)	The Purchase Price of an Option or Stock Appreciation Right shall in no event be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date.

(iv)

The consequences with respect to an Award of Options or Stock Appreciation Rights of the termination of employment, or service as a Non-Employee Director, of the Participant holding the Options or Stock Appreciation Rights shall be determined by the Committee in its sole discretion and set forth in the applicable Award Agreement.

(v)

Options and Stock Appreciation Rights shall not contain any provision entitling a Participant to the automatic grant of additional Options or Stock Appreciation Rights in connection with any exercise of the original Options or Stock Appreciation Rights.

(vi)

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options and Stock Appreciation Rights may not be amended to reduce the Purchase Price of outstanding Options or Stock Appreciation Rights or cancel, exchange, buyout, replace or surrender outstanding Options or Stock

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Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with a Purchase Price that is less than the exercise price of the original Options or Stock Appreciation Rights without approval of the Parent’s shareholders.

(vii)	Exercise and Settlement. During the lifetime of the Participant, an Option or Stock Appreciation Right may be exercised only by the Participant or his or her personal representative.

(A)

Options. The Purchase Price of shares purchased upon the exercise of any Option shall be paid (i) in full in cash (including check or wire transfer), (ii) in whole or in part (in combination with cash) in full shares of unrestricted Common Stock owned by the Participant and valued at their Fair Market Value on the date of exercise, (iii) by cashless exercise in any manner as may be permitted by the Committee from time to time, or (iv) such other method as may be permitted by the Committee from time to time.

(B)

Stock Appreciation Rights. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to a number of shares of Common Stock with a Fair Market Value, or an amount in cash, equal to the difference between the aggregate Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Right on the Grant Date and the aggregate Fair Market Value of such shares on the date of exercise.

11.	Participation Units.

(a)

General. The Committee may grant Participation Units, on such terms and conditions, not inconsistent with the Plan and in compliance with Section 409A of the Code, as the Committee may determine in its discretion and set forth in the applicable Award Agreement.

(b)

Terms and Conditions. Participation Units shall have a minimum vesting period of three years (other than Participation Units granted as an adjustment pursuant to a performance-based formula), provided that Participation Units may vest earlier in accordance with Section 16 and the Committee may provide for a shorter vesting period (i) in connection with any corporate divestiture or acquisition affecting a Participant’s employment with, or provision of services to, the Company, (ii) in the case of any special agreement, award, or situation with respect to any individual Participant, or (iii) in connection with such other events or circumstances as the Committee may determine from time to time.

12.

Other Awards. The Committee may grant Other Awards on such terms and conditions, not inconsistent with the Plan and in compliance with Section 409A of the Code, as the Committee may determine in its discretion, provided that an Other Award shall be payable only in cash.

13.	Awards to Non-Employee Directors.

(a)

Awards. Awards to Non-Employee Directors may be made at the recommendation of the Committee, subject to final approval of the Board, in such amounts as the Committee shall determine in Common Stock Awards, Non-Statutory Stock Options, Stock Appreciation Rights, Restricted Stock, Participation Units, Performance-Based Awards or any combination thereof.

(b)

Retainers and Fees. Upon terms and conditions as may be established by the Committee from time to time, each Non-Employee Director may elect to have all or part of his or her annual retainer paid in Common Stock under the Plan.

14.	Plan Administration.

(a)

Committee. The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or as it deems necessary or advisable in administration of the Plan, including without limitation, (i) the authority to grant Awards; (ii) to determine the individuals

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to whom and the time or times at which Awards shall be granted; (iii) to determine the type and number of Awards to be granted, the number of shares of Common Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; (iv) to determine whether, to what extent, and under what circumstances and the manner in which an Award may be settled, cancelled, forfeited, exchanged or surrendered; (v) to construe and interpret the Plan and any Award Agreement; (vi) to prescribe, amend, and rescind rules and regulations relating to the Plan, including but not limited to, rules and regulations relating to leaves of absence and changes from an employee to a service provider or consultant; (vii) to determine whether an Award Agreement would be appropriate with respect to any Award, and if so, to determine the form of such Award Agreement; (viii) to determine whether an Award will be credited with Dividend Equivalents and the terms and conditions of any such Dividend Equivalents; and (ix) to make all other determinations deemed necessary or advisable for the administration and implementation of the Plan. For purposes of clarity, the Committee may exercise its discretion in a non-uniform manner among Participants. The determination of the Committee on these matters shall be final and conclusive and binding on the Company and all Participants. Any authority, power or right of the Committee pursuant to the Plan may also be exercised by the Board.

(b)

Delegation. Except to the extent prohibited by applicable law, including Section 157(c) of the DGCL, the applicable rules of the national securities exchange or such other market on which the Common Stock is principally traded or Section 162(m) of the Code with respect to Covered Awards, the Committee has the authority to delegate any of its powers under the Plan (including, without limitation, its power to administer claims and appeals) to one or more members of the Committee or one or more officers of the Parent. Any delegation shall include the same sole discretionary and final authority that the Committee has hereunder, and any decisions, actions or interpretations made by any delegate shall have the same ultimate binding effect as if made by the Committee. Any such allocation or delegation may be limited or revoked by the Committee at any time.

(i)

Except as otherwise provided by the Committee, and to the extent permitted pursuant to applicable law, the applicable rules of the national securities exchange or such other market on which Common Stock is principally traded and the Committee charter, the chairperson of the Committee may make Awards on behalf of the Committee to any Participant, except that the chairperson of the Committee may not (A) make an Award to a Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act or (B) make a Covered Award to a Covered Employee.

15.

Adjustments Upon Certain Changes. Subject to any action by the shareholders of the Parent required by law, applicable tax rules or the rules of any exchange on which shares of Common Stock are listed for trading:

(a)

Shares Available for Grants. In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock available for grant pursuant to Awards under the Plan as set forth in Section 6 and the maximum number of shares of Common Stock with respect to which the Committee may grant Covered Awards to any individual Covered Employee in any calendar year as set forth in Section 7(c) shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other event or transaction, the Committee may, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Common Stock with respect to which Awards may be granted.

(b)

Increase or Decrease in Issued Shares Without Consideration. In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares affected without receipt or payment of consideration by the Company, the Committee shall, to the extent deemed appropriate by the Committee, adjust the number of shares of Common Stock subject to each outstanding Award and the Purchase Price or exercise price per share of Common Stock of each such Award.

(c)

Certain Mergers. In the event of any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving corporation in such transaction, the Committee may, to the extent deemed appropriate by the Committee, adjust each Award outstanding

General Dynamics 2017 Proxy Statement     A-9

on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger or consolidation.

(d)

Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Parent, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving the Parent in which the holders of shares of Common Stock receive securities and/or other property, including cash, other than shares of the surviving corporation in such transaction, the Committee shall, in its sole discretion, have the power to:

(A)

cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Option or Stock Appreciation Right such value shall be equal to the excess (if any, or if none, zero) of (i) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (ii) the Purchase Price of such Option or Stock Appreciation Right; or

(B)

provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion in the Purchase Price or exercise price of the Award, or the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

(e)

Other Changes. In the event of any change in the capitalization of the Parent or corporate change other than those specifically referred to in paragraphs (b), (c) or (d), the Committee may make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards as the Committee may consider appropriate, provided that if any such Award is a Covered Award such adjustments are consistent with the requirements of Section 162(m) of the Code.

(f)

Other Awards. In the event of any transaction or event described in this Section 15, including without limitation any corporate change referred to in paragraph (e) hereof, the Committee may, in its sole discretion, make such adjustments in any Performance Goal and in any other terms of any Other Awards, as the Committee may consider appropriate in respect of such transaction or event, provided that if such Other Award is a Covered Award, such adjustments are consistent with the requirements of Section 162(m) of the Code.

(g)

No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Parent or any other corporation. Except as expressly provided in the Plan, no issuance by the Parent of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.

(h)	Savings Clause. No provision of this Section 15 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

16.	Change in Control.

(a)

In the event that, within two years following a Change in Control, the Participant’s service with the Company and its affiliates is terminated (i) by the Company or any of its affiliates for any reason other than for Cause or (ii) by the Participant for Good Reason, all outstanding Awards granted to a Participant which have not theretofore vested shall immediately vest and become exercisable and all restrictions on such Awards shall immediately lapse.

A-10     General Dynamics 2017 Proxy Statement

(b)

Except to the extent that it may give rise to a tax under Section 409A of the Code with respect to any Award, the Committee may also accord to any Participant a right to refuse to have any of the actions that the Committee may take otherwise as described in (a) above, whether pursuant to the Award or otherwise, in such circumstances as the Committee may approve.

(c)	“Change in Control” means any of the following events:

(i)

An acquisition by any Person of Beneficial Ownership (other than a direct or indirect acquisition from the Parent) of forty percent (40%) or more of the combined voting power of the Parent’s then-outstanding voting securities; provided that, in determining whether a Change in Control has occurred, an acquisition by any of the following Persons will not constitute a Change in Control:

(A)	an employee benefit plan (or a trust forming a part thereof) maintained by the Parent or any Subsidiary of the Parent,

(B)	the Parent or any Subsidiary of the Parent,

(C)

any Person that, pursuant to Rule 13d-1 promulgated under the Act, is permitted to, and actually does, report its Beneficial Ownership of voting securities of the Parent on Schedule 13G (or any successor schedule) (a “13G Filer”); provided that, a Person shall no longer be considered a 13G Filer if it subsequently becomes required to or does report its Beneficial Ownership of voting securities of the Parent on Schedule 13D (or any successor schedule) and for purposes of this Section 16 such Person shall be deemed to have first acquired, on the first date on which such Person does so file a Schedule 13D, Beneficial Ownership of all voting securities of the Parent Beneficially Owned by it on such date, (each of (A), (B), and (C) an “Excluded Person”),

(D)	any Person in connection with a Non-Control Transaction (as hereinafter defined), or

(E)	an underwriter temporarily holding securities of the Parent pursuant to an offering of such securities.

Notwithstanding the foregoing provisions of this Section 16, a Change in Control will not be deemed to occur solely because any Person (a “Subject Person”) acquires Beneficial Ownership of forty percent (40%) or more of the combined voting power of the Parent’s then-outstanding voting securities as a result of the acquisition of voting securities by the Parent which, by reducing the number of voting securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that, if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, then a Change in Control shall be deemed to occur on the date the Subject Person becomes the Beneficial Owner of any additional voting securities which increases the percentage of the then outstanding voting securities Beneficially Owned by the Subject Person.

(ii)	Consummation of:

(A)	a merger, consolidation or reorganization involving the Parent, or any direct or indirect Subsidiary of the Parent, unless:

(i)

the stockholders of the Parent immediately before such merger, consolidation or reorganization will own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) or any parent thereof in substantially the same proportion as their ownership of the voting securities of the Parent immediately before such merger, consolidation or reorganization;

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(ii)

the individuals who were members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute a majority of the members of the board of directors of the Surviving Corporation (or parent thereof); and

(iii)

no Person (other than an Excluded Person, the Surviving Corporation, any Subsidiary or parent of the Surviving Corporation, or any Person who, immediately prior to such merger, consolidation or reorganization, was the Beneficial Owner of forty percent (40%) or more of the then-outstanding voting securities of the Parent) is the Beneficial Owner of forty percent (40%) or more of the combined voting power of the Surviving Corporation’s outstanding voting securities immediately after the merger, consolidation or reorganization. A transaction described in clauses (i) through (iii) above is referred to herein as a “Non-Control Transaction.”

(B)

a sale or other disposition of all or substantially all of the assets of the Parent to an entity (other than to an entity (i) at least fifty percent (50%) of the combined voting power of the outstanding voting securities of which is owned, directly or indirectly, by stockholders of the Parent in substantially the same proportion as their ownership of the voting securities of the Parent, (ii) a majority of the board of directors of which consists of the individuals who were members of the Board immediately prior to the execution of the agreement providing for such sale or disposition, and (iii) of which no Person (other than an Excluded Person or any Person who, immediately prior to such sale or disposition, was the Beneficial Owner of forty percent (40%) or more of the combined voting power of the then-outstanding voting securities of the Parent) has Beneficial Ownership of forty percent (40%) or more of the combined voting power of the entity’s outstanding voting securities).

(iii)

Individuals who, as of the date of adoption of the Plan, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the adoption of the Plan whose election, or nomination for election, by Parent stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, unless any such individual’s initial assumption of office occurs as a result of either an actual or threatened election contest (including, but not limited to, a consent solicitation).

(iv)	The stockholders of the Company approve a plan of complete liquidation of the Company.

With respect to Awards that are subject to Section 409A of the Code, the foregoing provisions of this Section 16 shall be interpreted in a manner that is consistent with the U.S. Department of Treasury Regulations promulgated pursuant to Section 409A of the Code so that only such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5)(i) will be deemed to be a Change in Control for purposes of such Awards.

17.	Nontransferability of Awards.

(a)

Except as provided by the Committee for transfers without consideration, an Award shall not be transferable other than (i) by the Participant’s last will and testament or (ii) by the applicable laws of descent and distribution.

(b)

Any Award transferred pursuant to Section 17(a) shall be subject to all of the same original terms and conditions as provided in the Plan and the applicable Award Agreement. The Participant’s estate will remain liable for any withholding tax that may be imposed by any Federal, state or local tax authority.

18.	Tax Withholding.

In connection with the vesting of Awards or issuance of Common Stock under the Plan, the Parent may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state or local (including foreign jurisdictions) tax withholding requirements

A-12     General Dynamics 2017 Proxy Statement

prior to the delivery of such Common Stock, or, in the discretion of the Committee, the Parent may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of the minimum statutorily required tax withholding requirements (or such greater amount of shares as may be permitted without causing adverse accounting consequences to the Company under the applicable accounting rules). The Committee may determine the manner in which such tax withholding may be satisfied, and may permit a Participant to deliver unrestricted shares of Common Stock to be used to satisfy minimum statutorily required tax withholding based on the Fair Market Value of any such shares of Common Stock on the date the amount of tax to be withheld is determined. Any cash paid pursuant to the Plan is subject to all applicable tax withholding.

19.	Expenses.

The expenses of administering the Plan shall be borne by the Company.

20.	Termination, Amendment and Changes to Outstanding Awards.

The Committee may at any time suspend the operation of, terminate or amend the Plan or any Award thereunder, provided that no suspension, termination, or amendment shall adversely impair the rights of any Participant pursuant to an outstanding Award without the consent of the Participant. Notwithstanding the foregoing, the Committee may take such actions as it deems appropriate to ensure that the Plan and any Awards may comply with any tax, securities or other applicable law. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority as provided in the Plan.

21.	Other Actions.

Nothing contained in the Plan shall be deemed to preclude other compensation plans which may be in effect from time to time or be construed to limit the authority of the Company to exercise its corporate rights and powers, including, but not by way of limitation, the right of the Parent (a) to award options to acquire shares of Common Stock otherwise than under the Plan to an employee or other person, firm, corporation, or association, or (b) to award options to acquire shares of Common Stock, or assume the option of, any person in connection with the acquisition, by purchase, lease, merger, consolidation, or otherwise, of the business and assets (in whole or in part) of any person, firm, corporation, or association.

22.	Foreign Jurisdictions.

The Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of any foreign jurisdiction, to Participants who are subject to such laws and who receive Awards under the Plan.

23.	Applicable Law.

The validity, construction, interpretation, administration and effect of the Plan, and its rules and regulations, and rights relating to the Plan and to Awards granted pursuant to the Plan, shall be governed by the substantive laws of the State of Delaware, without giving effect to its principles of conflict of laws.

24.	Section 409A of the Code.

(a)

To the extent applicable, it is intended that the Plan comply with or be exempt from the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith and if any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Any reservation of rights or discretion by the Company or the Committee hereunder affecting the timing of payment of any Award subject to Section 409A of the Code will only be as broad as is permitted by Section 409A of the Code and any regulations thereunder.

(b)

Notwithstanding anything herein or in any Award Agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable

General Dynamics 2017 Proxy Statement     A-13

and benefits that would otherwise be provided to a Participant during the six-month period immediately following the Participant’s separation from service (within the meaning of Section 409A of the Code) shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier).

25.	Miscellaneous.

(a)

Limitation of Participant rights. No Participant shall have any right to an Award or a benefit under the Plan except in accordance with the terms of the Plan, the applicable Award Agreement, and any related documents. Establishment of the Plan and/or receipt of an Award shall not be construed to give any Participant the right to be retained in the service of the Company. No holder of an Option will have any rights to dividends or other rights as a stockholder with respect to the shares subject thereto prior to the purchase of such shares upon exercise of the Option pursuant to the terms thereof. Participation Unit Award holders shall have no rights to dividends or any other rights as a stockholder prior to the acquisition of shares upon the vesting and settlement of such Award pursuant to the terms thereof.

(b)

Limitation of liability. Notwithstanding any provision of the Plan to the contrary, none of the Company, the Board, the Committee or any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, or any other person for any claim, loss, liability or expense incurred in connection with the Plan and any Award hereunder.

(c)

Treatment for other compensation purposes. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company, unless expressly so provided by such other plan, contract or arrangement.

(d)

Distribution only in compliance with applicable law. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(e)

Share issuance on a non-certificate basis. To the extent that the Committee provides for the issuance of shares of Common Stock or Restricted Stock, the issuance may be affected on a non-certificated basis, subject to applicable law or the applicable rules of any stock exchange.

(f)	Fractional shares. Any fractional shares underlying an Award shall be rounded down to the nearest whole number (without any payment in respect of any rounding down).

(g)

Termination of Employment. The employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to an entity that is a Subsidiary of the Company and such entity ceases to be a Subsidiary of the Company, unless the Committee determines otherwise, including in order to maintain compliance with Section 409A of the Code.

(h)

Company Recoupment of Awards. A Participant’s rights with respect to any Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company compensation recoupment policy or other agreement or arrangement with a Participant, and (ii) any right or obligation that the Company may have regarding the recoupment of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

A-14     General Dynamics 2017 Proxy Statement

26.	Notices.

All notices to the Parent regarding the Plan shall be in writing, effective as of actual receipt by the Parent, and shall be sent to:

General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042

Attention: Corporate Secretary

The Committee may change the address to which notices under the Plan are sent provided such address is communicated to Participants.

General Dynamics 2017 Proxy Statement     A-15

APPENDIX B

USE OF NON-GAAP FINANCIAL MEASURES

(DOLLARS IN MILLIONS)

This Proxy Statement contains non-GAAP financial measures, as defined by Regulation G of the Securities and Exchange Commission.

We emphasize the efficient conversion of net earnings into cash and the deployment of that cash to maximize shareholder returns. As described below, we use free cash flow and ROIC to measure our performance in these areas. While we believe these metrics provide useful information, they are not defined operating measures under U.S. generally accepted accounting principles (GAAP), and there are limitations associated with their use. Our calculation of these metrics may not be completely comparable to similarly titled measures of other companies due to potential differences in the method of calculation. As a result, the use of these metrics should not be considered in isolation from, or as a substitute for, other GAAP measures.

Free Cash Flow. We define free cash flow from operations as net cash provided by operating activities less capital expenditures. We believe free cash flow from operations is a useful measure for investors because it portrays our ability to generate cash from our businesses for purposes such as repaying maturing debt, funding business acquisitions, repurchasing our common stock and paying dividends. We use free cash flow from operations to assess the quality of our earnings and as a performance measure in evaluating management. The following table reconciles the free cash flow from operations with net cash provided by operating activities:

Year Ended December 31	2016	2015	2014	2013
Net cash provided by operating activities	$2,198	$2,607	$3,828	$3,159
Capital expenditures	(392)	(569)	(521)	(436)
Free cash flow from operations	$1,806	$2,038	$3,307	$2,723

Return on Invested Capital. We believe ROIC is a useful measure for investors because it reflects our ability to generate returns from the capital we have deployed in our operations. We use ROIC to evaluate investment decisions and as a performance measure in evaluating management. We define ROIC as net operating profit after taxes divided by average invested capital. Net operating profit after taxes is defined as earnings from continuing operations plus after-tax interest and amortization expense. Average invested capital is defined as the sum of the average debt and shareholders’ equity for the year. ROIC excludes accumulated other comprehensive income, goodwill impairments and non-economic accounting changes. ROIC is calculated as follows:

Year Ended December 31	2016	2015	2014	2013
Earnings from continuing operations	$3,062	$2,965	$2,673	$2,486
After-tax interest expense	64	64	67	67
After-tax amortization expense	57	75	79	93
Net operating profit after taxes	$3,183	$3,104	$2,819	$2,646
Average invested capital	$17,619	$17,858	$18,673	$18,741
Return on invested capital	18.1%	17.4%	15.1%	14.1%

B-1     General Dynamics 2017 Proxy Statement

GENERAL DYNAMICS CORPORATION

2941 FAIRVIEW PARK DRIVE

FALLS CHURCH, VA 22042

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION

To vote and/or attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E17891-TBD                          KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL DYNAMICS CORPORATION
The Board of Directors recommends you vote FOR the following proposal:
1. Election of Directors
Nominees:	For	Against	Abstain

1a.    Nicholas D. Chabraja

1b.   James S. Crown

1c.    Rudy F. deLeon

1d.   John M. Keane

1e.    Lester L. Lyles

1f.    Mark M. Malcolm

1g.   Phebe N. Novakovic

1h.   William A. Osborn

1i.    Catherine B. Reynolds

1j.    Laura J. Schumacher

1k.   Peter A. Wall

	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

The Board of Directors recommends you vote FOR the following proposals:

2.     Advisory Vote on the Selection of Independent Auditors

3.     Advisory Vote to approve Executive Compensation

The Board of Directors recommends you vote 1 year on the following proposal:

4.     Advisory Vote on the Frequency of Future Executive Compensation Advisory Votes

The Board of Directors recommends you vote FOR the following proposal:

5.     Approval of the General Dynamics Corporation Amended and Restated 2012 Equity Compensation Plan

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

					1 Year ☐	For ☐ ☐ 2 Years ☐ For ☐	Against ☐ ☐ 3 Years ☐ Against ☐	Abstain ☐ ☐ Abstain ☐ Abstain ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

V.1.1

DIRECT DEPOSIT NOTICE

General Dynamics Corporation and Computershare remind you of the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. The main benefit of direct deposit to you is knowing that your dividends are in your account on the payable date.

Telephone inquiries regarding stock, including registration for direct deposit of dividends, should be made to Computershare’s automated Toll-Free Telephone Response Center at 1-800-519-3111.

General Dynamics Corporation encourages you to take advantage of one of the convenient ways by which you can vote these shares for matters to be covered at the 2017 Annual Meeting of Shareholders. You can vote these shares electronically through the Internet or by telephone, either of which eliminates the need to return the proxy card. If you do not wish to vote through the Internet or by telephone, you can vote by mail by following the instructions on the proxy card on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E17892-TBD

Proxy — GENERAL DYNAMICS CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 3, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints PHEBE N. NOVAKOVIC, JASON W. AIKEN and GREGORY S. GALLOPOULOS, and each of them, as proxy or proxies, with full power of substitution, to vote all shares of common stock, par value $1.00 per share, of GENERAL DYNAMICS CORPORATION, a Delaware corporation, that the undersigned is entitled to vote at the 2017 Annual Meeting of Shareholders, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the annual meeting, all as more fully described in the Proxy Statement for the 2017 Annual Meeting of Shareholders.

THIS PROXY WHEN PROPERLY EXECUTED AND TIMELY RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES NAMED ABOVE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED BUT NO DIRECTION IS MADE HEREON, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, AND 5 AND FOR EVERY YEAR FOR PROPOSAL 4.

If you are a participant in the Company’s 401(k) plans, this proxy card constitutes your instructions to Fidelity, the trustee of the plans, as to the vote of the shares of Company common stock in your plan accounts. If you do not submit valid and timely voting instructions, Evercore Trust Company, N.A., the independent fiduciary and investment manager for the Company common stock in your plan accounts, will direct the vote of your plan shares in its discretion.

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED

V.1.1